Exhibit 1

2017 FULL YEAR FINANCIAL RESULTS INCORPORATING THE REQUIREMENTS OF APPENDIX 4E Left to right: Barangaroo, Sydney Westpac branch at corner of Market and Clarence Streets, Sydney Bank of New South Wales Sydney office, 1853 Westpac Banking Corporation ABN 33 007 457 141

Results announcement to the market ASX Appendix 4E Results for announcement to the market1 Report for the full year ended 30 September 20172 13 November 2017 (New York) 1 This document comprises the Westpac Group 2017 Full Year Financial Results and is provided to the Australian Securities Exchange under Listing Rule 4.2A. 2 This report should be read in conjunction with the Westpac Group Annual Report 2017 and any public announcements made in the period by the Westpac Group in accordance with the continuous disclosure requirements of the Corporations Act 2001 and ASX Listing Rules. 3 Comprises reported interest income, interest expense and non-interest income. 4 All comparisons are with the reported results for the twelve months ended 30 September 2016. ii | Westpac Group 2017 Full Year Financial Results Announcement Revenue f rom ordinary activities3,4 ($m) up 4% to $21,802 Prof it f rom ordinary activities af ter tax attributable to equity holders4 ($m) up 7% to $7,990 Net prof it f or the period attributable to equity holders4 ($m) up 7% to $7,990 Divide nd Dis tributions (ce nts pe r or dinary s har e ) Amount per security Franked amount per security Final Dividend 94 94 Interim Dividend 94 94 Record date f or determining entitlements to the dividend 14 November 2017 (Sydney)

Results announcement to the market Media release and outlook Media Release 6 November 2017 Westpac delivers another solid result Financial highlights Full Year 2017 compared to Full Year 20161 Westpac Group CEO, Mr Brian Hartzer said: “This is another solid result. We have continued to successfully navigate a challenging environment while our strategy builds momentum. “Our primary goal in 2017 was to carefully balance growth and returns, while meeting all of our new macro-prudential regulatory requirements. We achieved the required macro-prudential targets for home lending. The credit quality of our loan portfolio is in great shape with stressed assets reducing during the year. “Our balance sheet strength is a particular highlight: with our CET1 capital ratio of 10.6% we are already above APRA’s ‘unquestionably strong’ benchmark of 10.5%, well in advance of the January 2020 deadline. We also met the new standard for the Net Stable Funding Ratio (NSFR), ahead of the January 2018 deadline. “Our portfolio of businesses continues to perform well. WIB was the standout, with a particularly strong First Half, and our Consumer and Business Banks continue to deliver good earnings growth. New Zealand also performed well, benefiting from improved credit quality. BT Financial Group had a softer year – while the underlying business continued to grow, results were impacted by some infrequent items and higher claims.” Mr Hartzer said the Group result also included a provision for customer payments to address legacy issues. “As part of our ‘get it right, put it right’ program we’ve been reviewing our products and services and the way we have engaged with our customers. Where we have found issues that we need to put right, we ensure that no customer has been disadvantaged from those past practices. For example, a review into our superannuation disclosure is resulting in payments to some customers with pre-existing conditions who did not have the benefit of our improved disclosure practices and who 1 Reported on a cash earnings basis unless otherwise stated. For an explanation of cash earnings and reconciliation to reported results refer to pages 6, 7 and 116-119 of the Group’s 2017 Full Year Financial Results Announcement. Statutory net profit $7,990 million, up 7% Cash earnings $8,062 million, up 3% Cash earnings per share 239.7 cents, up 2% Cash return on equity (ROE) 13.8%, within target range Unchanged final fully franked dividend of 94 cents per share (Full year dividend of 188 cents per share, unchanged) Common equity Tier 1 capital ratio of 10.6% Bank Levy $95 million (pre-tax)

Results announcement to the market previously had their claims denied. We are also refunding customers who were entitled to certain product discounts, but may not have been aware that they needed to specifically request them. The cash earnings impact of these changes was $118 million this year, equivalent to 1.5% of earnings. “Despite these challenges, our business is in excellent shape: customer satisfaction has risen, employee engagement is above the global high performing benchmark, and we have achieved our goal of welcoming one million new customers since 2015. We’ve continued to improve the functionality and convenience of our digital channels, our wealth system Panorama added around $4 billion funds under administration in FY17, and we’ve originated our first mortgages using our new customer service hub – an important milestone in the modernisation of our technology infrastructure. At a time of substantial change in our industry, we’ve got a clear strategic agenda that is delivering for both customers and shareholders.” (NIM) (%) (%) over FY17 iv | Westpac Group 2017 Full Year Financial Results Announcement Materially strengthened balance sheet Margins well managed CET1 capital ratio (%) Conservative balance sheet 10.6% CET1 capital ratio is already ahead of APRA’s ‘unquestionably strong’ benchmark; CET1 internationally comparable ratio of 16.20% - top quartile of banks globally; Liquidity ratios well above 100% regulatory requirements: - LCR 124%; and - NSFR 109%. Net interest margin Net interest margin 4 basis points lower Margins 4 basis points lower than 12 months ago; excluding Treasury and Markets NIM is down 3 basis points; Margins ex-markets decline due to: - Deposit competition and higher wholesale funding costs; - Introduction of Bank Levy; - Impact of increasing liquidity balances and lower interest rates; and Some asset repricing contributed to rise in margins in the Second Half. Tight cost control Disciplined balance sheet growth Expenses managed tightly; lower end of 2-3% target range Expenses up 2% over the year; Expense to income ratio 42%; Cost to assets improved 3 basis points over the year; Productivity savings of $262 million offset business as usual expense growth; and Most of the cost increase due to investment and regulatory and compliance costs.

Results announcement to the market

Credit quality remains sound

Stressed assets to total committed exposures (TCE) lower over year

- Conservative impaired asset provision coverage at 46%;
- Lower impaired assets to gross loans ratio - down 10 basis points over the year to 0.22%; and
- Impairment charges (13 basis points of average loans annualised) down 24% over the year to $853 million.

Stressed assets (% TCE)


2.26
2.17
1.94
1.60
1.37
1.24
1.12
0.99
1.03
1.20
1.14
1.05
Mar-12
Sep-12
Mar-13
Sep-13
Mar-14
Sep-14
Mar-15
Sep-15
Mar-16
Sep-16
Mar-17
Sep-17

Divisional performance – cash earnings

Division	FY17 ($m)	% change FY16	% change 2H17 vs 1H17	Highlights (FY17 – FY16)
Consumer Bank	3,104	4	5	Good balance sheet growth (loans up 5%, deposits up 6%), improved productivity with expense growth of 2% versus revenue growth of 4%.
Business Bank	2,099	6	8	Disciplined growth (loans to small and medium enterprises up 6% and deposits up 4%). Improved fee income. Expense to income ratio 35%.
BT Financial Group	771	(11)	(6)	Positive trends in FUM and FUA - up 10% and 6% respectively - as well as in life insurance in-force premiums (+10%). Earnings lower from infrequent items including customer refund payments, higher general insurance claims (Cyclone Debbie), lower Advice income, margin impact of migrating to MySuper products, and higher regulatory/compliance costs.
Westpac Institutional Bank	1,304	18	(14)	Strong result supported by higher markets income and improved asset quality. Disciplined on growth, saw margins increasing. Costs down 2% reflecting business model change in 2016. Markets income down in Second Half, impacting Full Year result.
Westpac New Zealand ($NZ)	970	9	10	Higher result supported by impairment benefit of $76 million from improved asset quality. Margins lower from intense deposit competition.

200 Westpac GROUP
Westpac Group 2017 Full Year Financial Results Announcement | v

Results announcement to the market Dividends The Westpac Group Board has determined an unchanged final, fully franked dividend of 94 cents per share to be paid on 22 December 2017. The final dividend represents a payout ratio of 78.7% of cash earnings. The Bank Levy cost $95 million for the Full Year. The Board considered a range of factors including the impact of the Bank Levy in determining the dividend. The Bank Levy will be paid out of retained earnings and is equivalent to two cents per share. The dividend reinvestment plan (DRP) will continue to apply and there will be no discount to the market price. Shares will be issued to satisfy the DRP. Outlook Mr Hartzer said the outlook for Australia remains positive overall, with GDP growth expected to be slightly above trend at around 2.5% in 2018. However, the growth outlook will remain mixed across the country. He said global growth is expected to consolidate around 3.5%. “Economic growth is picking up around the world – most major markets are now growing, which is something we haven't seen for a while. In the US, in France, and in other markets around the world governments are cutting taxes, cutting red tape, and investing in infrastructure. It's a good reminder that policy certainty is a great spur to business investment. “Business in Australia is ready to invest, however many of our customers are holding back because of policy uncertainty. Whether it's on energy policy, transport infrastructure, or fixing up the tax arrangements between the states, Governments at all levels need to come together with business for a common purpose to provide the certainty that's needed to drive confidence.” Mr Hartzer said Westpac’s consistent focus on Australia and New Zealand over a long period means its high quality portfolio was strongly positioned. “We remain positive about the Australian housing market, although we expect price growth to moderate through 2018. 90+ day delinquencies remain low by historical measures and our home loan customers continue to take advantage of low interest rates with more than 70% of customers ahead on their repayments1. “We have a strong customer franchise which continues to grow, we are taking advantage of the opportunities created by a digital world, and we are well-positioned in the faster growing parts of our economy. These factors, plus a highly-engaged culture that continues to attract great people, gives me confidence about Westpac’s outlook and our ability to outperform over the long term.” For Further Information David Lording Head of Media Relations M. 0419 683 411 Andrew Bowden Head of Investor Relations T. 02 8253 4008 M. 0438 284 863 1 Loans ahead on payments exclude equity/line of credit products as there are no scheduled principal payments. Includes mortgage offset balances. vi | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results

Index

01	Group results		**3**
	1.1	Reported results	3
	1.2	Key financial information	4
	1.3	Cash earnings results	5
	1.4	Market share and system multiple metrics	8
02	Review of Group operations		**9**
	2.1	Performance overview	10
	2.2	Review of earnings	19
	2.3	Credit quality	34
	2.4	Balance sheet and funding	36
	2.5	Capital and dividends	41
	2.6	Sustainability performance	48
03	Divisional results		**50**
	3.1	Consumer Bank	50
	3.2	Business Bank	52
	3.3	BT Financial Group (Australia)	54
	3.4	Westpac Institutional Bank	58
	3.5	Westpac New Zealand (NZ$)	60
	3.6	Group Businesses	62
04	2017 Full Year financial report		**64**
	4.1	Significant developments	65
	4.2	Consolidated income statement	73
	4.3	Consolidated statement of comprehensive income	74
	4.4	Consolidated balance sheet	75
	4.5	Consolidated statement of changes in equity	76
	4.6	Consolidated cash flow statement	78
	4.7	Notes to the consolidated financial statements	79
	4.8	Statement in relation to audit of the financial statements	107
05	Cash earnings financial information		**108**
06	Other information		**121**
	6.1	Disclosure regarding forward-looking statements	121
	6.2	References to websites	122
	6.3	Credit ratings	122
	6.4	Dividend reinvestment plan	122
	6.5	Changes in control of Group entities	122
	6.6	Financial calendar and Share Registry details	124
	6.7	Exchange rates	129
07	Glossary		**131**

In this announcement references to 'Westpac', 'WBC', 'Westpac Group', 'the Group', 'we', 'us' and 'our' are to Westpac Banking Corporation and its controlled entities, unless it clearly means just Westpac Banking Corporation.

All references to $ in this document are to Australian dollars unless otherwise stated.

Financial calendar

Final results announcement	6 November 2017
Ex-dividend date for final dividend	13 November 2017
Record date for final dividend (Sydney)	14 November 2017
Final dividend payable	22 December 2017

200 Westpac GROUP Westpac Group 2017 Full Year Financial Results Announcement | 1

2017 Full Year financial results [This page is intentionally blank]. 2 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results
Group results

1.0 Group results

1.1 Reported results

Reported net profit attributable to owners of Westpac Banking Corporation is prepared in accordance with the requirements of Australian Accounting Standards (AAS) and regulations applicable to Australian Authorised Deposit-taking Institutions (ADIs).

$m	Half Year Sept 17	Half Year March 17	% Mov't[1] Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	% Mov't[1] Sept 17 - Sept 16
Net interest income	7,903	7,613	*4*	15,516	15,148	*2*
Non-interest income	3,130	3,156	*(1)*	6,286	5,837	*8*
Net operating income before operating expenses and impairment charges	11,033	10,769	*2*	21,802	20,985	*4*
Operating expenses	(4,801)	(4,633)	*4*	(9,434)	(9,217)	*2*
Net profit before impairment charges and income tax expense	**6,232**	**6,136**	**2**	**12,368**	**11,768**	**5**
Impairment charges	(360)	(493)	*(27)*	(853)	(1,124)	*(24)*
Profit before income tax	**5,872**	**5,643**	**4**	**11,515**	**10,644**	**8**
Income tax expense	(1,787)	(1,731)	*3*	(3,518)	(3,184)	*10*
Net profit for the period	**4,085**	**3,912**	**4**	**7,997**	**7,460**	**7**
Net profit attributable to non-controlling interests	(2)	(5)	*(60)*	(7)	(15)	*(53)*
NET PROFIT ATTRIBUTABLE TO OWNERS OF WESTPAC BANKING CORPORATION	**4,083**	**3,907**	**5**	**7,990**	**7,445**	**7**

Net profit attributable to owners of Westpac Banking Corporation for Full Year 2017 was $7,990 million, an increase of $545 million or 7% compared to Full Year 2016. Features of this result included an $817 million or 4% increase in net operating income before operating expenses and impairment charges, a $217 million or 2% increase in operating expenses and a $271 million or 24% decrease in impairment charges.

Net interest income increased $368 million or 2% compared to Full Year 2016, with total loan growth of 3%, primarily from Australian housing which grew 6%. Reported net interest margin decreased 4 basis points to 2.06% from higher funding costs, the impact of lower interest rates and lower Treasury earnings, partly offset by loan repricing. Net interest income, loans, deposits and other borrowings and net interest margins are discussed further in Sections 2.2.1 to 2.2.4.

Non-interest income increased $449 million or 8% compared to Full Year 2016 primarily due to a $279 million gain associated with the sale of shares in BT Investment Management Limited (BTIM), a rise in trading income of $78 million and the impact of volatility in economic hedges of $140 million. These increases were partly offset by provisions for customer refunds and payments and lower wealth management income. Non-interest income is discussed further in Section 2.2.5.

Operating expenses increased $217 million or 2% compared to Full Year 2016. The rise in operating expenses includes expenses associated with the further sell down of BTIM shares, annual salary and rental increases, higher technology expenses related to the Group's investment program and a rise in regulatory and compliance costs. These increases were partially offset by productivity benefits. Operating expenses are discussed further in Section 2.2.8.

Impairment charges were $271 million lower or 24% compared to Full Year 2016. Asset quality remained sound, with stressed exposures as a percentage of total committed exposures at 1.05%, down 15 basis points over the year. The decrease in impairment charges was primarily due to significantly lower large individual provisions. Additional provisioning for these larger facilities was required in Full Year 2016, following the downgrade to impaired. Impairment charges are discussed further in Section 2.2.9.

The effective tax rate of 30.6% in Full Year 2017 was higher than the Full Year 2016 effective tax rate of 29.9% as Full Year 2016 benefited from the finalisation of some prior period taxation matters. Income tax expense is discussed further in Section 2.2.10.

[1] *Percentage movement represents an increase / (decrease) to the relevant comparative period.*

200 Westpac GROUP   Westpac Group 2017 Full Year Financial Results Announcement | 3

2017 Full Year financial results
Group results

1.2 Key financial information

$m	Half Year Sept 17	Half Year March 17	% Mov't Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	% Mov't Sept 17 - Sept 16
Shareholder value						
Earnings per ordinary share (cents)	121.2	116.8	*4*	238.0	224.6	*6*
Weighted average ordinary shares (millions)[1]	3,366	3,344	*1*	3,355	3,313	*1*
Fully franked dividends per ordinary share (cents)	94	94	-	188	188	-
Return on average ordinary equity	13.72%	13.57%	*15bps*	13.65%	13.32%	*33bps*
Average ordinary equity ($m)	59,364	57,744	*3*	58,556	55,896	*5*
Average total equity ($m)	59,380	57,768	*3*	58,576	56,471	*4*
Net tangible asset per ordinary share ($)[2]	14.66	14.24	*3*	14.66	13.90	*5*
Business performance						
Interest spread	1.90%	1.88%	*2bps*	1.89%	1.91%	*(2bps)*
Benefit of net non-interest bearing assets, liabilities and equity	0.17%	0.17%	-	0.17%	0.19%	*(2bps)*
Net interest margin	2.07%	2.05%	*2bps*	2.06%	2.10%	*(4bps)*
Average interest-earning assets ($m)	759,764	744,783	*2*	752,294	721,843	*4*
Expense to income ratio	43.51%	43.02%	*49bps*	43.27%	43.92%	*(65bps)*
Capital, funding and liquidity						
Common equity Tier 1 capital ratio						
- APRA Basel III	10.56%	9.97%	*59bps*	10.56%	9.48%	*108bps*
- Internationally comparable[3]	16.20%	15.34%	*86bps*	16.20%	14.43%	*177bps*
Credit risk weighted assets (credit RWA) ($m)	349,258	352,713	*(1)*	349,258	358,812	*(3)*
Total risk weighted assets (RWA) ($m)	404,235	404,382	-	404,235	410,053	*(1)*
Liquidity coverage ratio (LCR)	124%	125%	*(100bps)*	124%	134%	*large*
Asset quality						
Gross impaired assets to gross loans	0.22%	0.30%	*(8bps)*	0.22%	0.32%	*(10bps)*
Gross impaired assets to equity and total provisions	2.39%	3.15%	*(76bps)*	2.39%	3.49%	*(110bps)*
Gross impaired asset provisions to gross impaired assets	46.30%	52.07%	*large*	46.30%	49.42%	*(312bps)*
Total committed exposures (TCE) ($m)	1,005,882	984,794	*2*	1,005,882	976,883	*3*
Total stressed exposures as a % of TCE	1.05%	1.14%	*(9bps)*	1.05%	1.20%	*(15bps)*
Total provisions to gross loans	45bps	52bps	*(7bps)*	45bps	54bps	*(9bps)*
Mortgages 90+ day delinquencies	0.62%	0.63%	*(1bps)*	0.62%	0.61%	*1bps*
Other consumer loans 90+ day delinquencies	1.57%	1.55%	*2bps*	1.57%	1.11%	*46bps*
Collectively assessed provisions to credit RWA	76bps	77bps	*(1bps)*	76bps	76bps	-
Balance sheet[4] ($m)						
Loans	684,919	666,946	*3*	684,919	661,926	*3*
Total assets	851,875	839,993	*1*	851,875	839,202	*2*
Deposits and other borrowings	533,591	522,513	*2*	533,591	513,071	*4*
Total liabilities	790,533	780,621	*1*	790,533	781,021	*1*
Total equity	61,342	59,372	*3*	61,342	58,181	*5*
Wealth Management						
Average Funds Under Management ($bn)[5]	73.7	68.3	*8*	71.0	63.8	*11*
Average Funds Under Administration ($bn)[5]	140.2	134.9	*4*	137.4	128.2	*7*
Life insurance in-force premiums (Australia)	1,068	1,030	*4*	1,068	973	*10*
General insurance gross written premiums (Australia)	258	250	*3*	508	503	*1*

[1] *Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period less average Westpac shares held by the Group ("Treasury shares").*
[2] *Comparatives have been restated to reflect the IFRS interpretation committee updated treatment of intangible assets with an indefinite useful life (First Half 2017: $201 million; Second Half 2016: $201 million).*
[3] *Refer Glossary for definition.*
[4] *Spot balances.*
[5] *Averages are based on six months for the halves and twelve months for the full year.*

4 | Westpac Group 2017 Full Year Financial Results Announcement
200 Westpac GROUP

2017 Full Year financial results
Group results

1.3 Cash earnings results

Throughout this results announcement, reporting and commentary of financial performance for Second Half 2017, First Half 2017, Full Year 2017 and Full Year 2016 will refer to 'cash earnings results', unless otherwise stated. Section 4 is prepared on a reported basis. A reconciliation of cash earnings to reported results is set out in Section 5, Note 8.

$m	Half Year Sept 17	Half Year March 17	% Mov't Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	% Mov't Sept 17 - Sept 16
Net interest income	8,011	7,693	*4*	15,704	15,348	*2*
Non-interest income[1]	2,784	3,068	*(9)*	5,852	5,888	*(1)*
Net operating income	10,795	10,761	-	21,556	21,236	*2*
Operating expenses[1]	(4,604)	(4,501)	*2*	(9,105)	(8,931)	*2*
Core earnings	**6,191**	**6,260**	***(1)***	**12,451**	**12,305**	***1***
Impairment charges	(360)	(493)	*(27)*	(853)	(1,124)	*(24)*
Operating profit before income tax	**5,831**	**5,767**	***1***	**11,598**	**11,181**	***4***
Income tax expense	(1,784)	(1,745)	*2*	(3,529)	(3,344)	*6*
Net profit	**4,047**	**4,022**	***1***	**8,069**	**7,837**	***3***
Net profit attributable to non-controlling interests	(2)	(5)	*(60)*	(7)	(15)	*(53)*
Cash earnings	**4,045**	**4,017**	***1***	**8,062**	**7,822**	***3***

1.3.1 Key financial information – cash earnings basis

$m	Half Year Sept 17	Half Year March 17	% Mov't Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	% Mov't Sept 17 - Sept 16
Shareholder value						
Cash earnings per ordinary share (cents)	119.9	119.8	-	239.7	235.5	*2*
Economic profit ($m)[2]	1,864	1,910	*(2)*	3,774	3,774	-
Weighted average ordinary shares (millions)[3]	3,375	3,352	*1*	3,364	3,322	*1*
Dividend payout ratio	78.86%	78.57%	*29bps*	78.71%	80.30%	*(159bps)*
Cash earnings on average ordinary equity (ROE)	13.59%	13.95%	*(36bps)*	13.77%	13.99%	*(22bps)*
Cash earnings on average tangible ordinary equity (ROTE)	16.27%	16.83%	*(56bps)*	16.55%	17.06%	*(51bps)*
Average ordinary equity ($m)	59,364	57,744	*3*	58,556	55,896	*5*
Average tangible ordinary equity ($m)[4]	49,582	47,863	*4*	48,725	45,858	*6*
Business performance						
Interest spread	1.92%	1.90%	*2bps*	1.91%	1.94%	*(3bps)*
Benefit of net non-interest bearing assets, liabilities and equity	0.18%	0.17%	*1bps*	0.18%	0.19%	*(1bps)*
Net interest margin	2.10%	2.07%	*3bps*	2.09%	2.13%	*(4bps)*
Average interest-earning assets ($m)	759,764	744,783	*2*	752,294	721,843	*4*
Expense to income ratio	42.65%	41.83%	*82bps*	42.24%	42.06%	*18bps*
Full time equivalent employees (FTE)	35,096	35,290	*(1)*	35,096	35,580	*(1)*
Revenue per FTE ($ '000's)	307	306	-	613	603	*2*
Effective tax rate	30.60%	30.26%	*34bps*	30.43%	29.91%	*52bps*
Impairment charges						
Impairment charges to average loans annualised	11bps	15bps	*(4bps)*	13bps	17bps	*(4bps)*
Net write-offs to average loans annualised	25bps	19bps	*6bps*	22bps	16bps	*6bps*

[1] *In 2017 the Group changed the accounting treatment for Westpac New Zealand credit card rewards scheme to align with Group practice. This change has no impact on cash earnings or reported profit but it has led to the restatement of non-interest income and operating expenses within cash earnings. (First Half 2017: $18 million, Second Half 2016: $16 million and First Half 2016: $17 million).*
[2] *Capital charge is based on an 11% cost of capital and is unchanged from prior periods.*
[3] *Weighted average ordinary shares – cash earnings: represents the weighted average number of fully paid ordinary shares listed on the ASX for the relevant period.*
[4] *Average tangible ordinary equity is calculated as average ordinary equity less goodwill and other intangible assets (excluding capitalised software).*

Westpac Group 2017 Full Year Financial Results Announcement | 5

2017 Full Year financial results
Group results

Cash earnings policy

In assessing financial performance, including divisional results, Westpac Group uses a measure of performance referred to as 'cash earnings'. Cash earnings is viewed as a measure of the level of profit that is generated by ongoing operations and is therefore considered in assessing distributions, including dividends. Cash earnings is neither a measure of cash flow nor net profit determined on a cash accounting basis, as it includes both cash and non-cash adjustments to statutory net profit.

Management believes this allows the Group to more effectively assess performance for the current period against prior periods and to compare performance across business divisions and across peer companies.

To determine cash earnings, three categories of adjustments are made to reported results:

- Material items that key decision makers at the Westpac Group believe do not reflect ongoing operations;
- Items that are not considered when dividends are recommended, such as the amortisation of intangibles, impact of Treasury shares and economic hedging impacts; and
- Accounting reclassifications between individual line items that do not impact reported results.

A full reconciliation of reported results to cash earnings is set out in Section 5, Note 8.

Reconciliation of reported results to cash earnings

$m	Half Year Sept 17	Half Year March 17	*% Mov't Sept 17-Mar 17*	Full Year Sept 17	Full Year Sept 16	*% Mov't Sept 17-Sept 16*
NET PROFIT ATTRIBUTABLE TO OWNERS OF WESTPAC BANKING CORPORATION	**4,083**	**3,907**	***5***	**7,990**	**7,445**	***7***
Amortisation of intangible assets	64	73	*(12)*	137	158	*(13)*
Acquisition, transaction and integration expenses	-	-	-	-	15	*(100)*
Fair value (gain)/loss on economic hedges	62	7	*large*	69	203	*(66)*
Ineffective hedges	20	(4)	*large*	16	(9)	*large*
Sale of BTIM shares	(171)	-	-	(171)	-	-
Treasury shares	(13)	34	*(138)*	21	10	*110*
Total cash earnings adjustments (post-tax)	**(38)**	**110**	***(135)***	**72**	**377**	***(81)***
Cash earnings	**4,045**	**4,017**	***1***	**8,062**	**7,822**	***3***

Outlined below are the cash earnings adjustments to the reported result:

- Amortisation of intangible assets: The merger with St.George and the acquisition of select Lloyds' Australian businesses resulted in the recognition of identifiable intangible assets. Notional identifiable intangible assets were also recognised within the carrying value of BTIM during the period this investment was equity accounted. The intangible assets recognised relate to core deposits, customer relationships, management contracts and distribution relationships. These intangible items are amortised over their useful lives, ranging between four and twenty years. This amortisation (excluding capitalised software) is a cash earnings adjustment because it is a non-cash flow item and does not affect cash distributions available to shareholders;
- Acquisition, transaction and integration expenses: Costs associated with the acquisition of select Lloyds' Australian businesses were treated as a cash earnings adjustment as they do not reflect the earnings expected from the acquired businesses following the integration period;
- Fair value on economic hedges (which do not qualify for hedge accounting under AAS) comprise:
  - The unrealised fair value (gain)/loss on foreign exchange hedges of future New Zealand earnings impacting non-interest income is reversed in deriving cash earnings as they may create a material timing difference on reported results but do not affect the Group's cash earnings over the life of the hedge; and
  - The unrealised fair value (gain)/loss on hedges of accrual accounted term funding transactions are reversed in deriving cash earnings as they may create a material timing difference on reported results but do not affect the Group's cash earnings over the life of the hedge.
- Ineffective hedges: The unrealised (gain)/loss on ineffective hedges is reversed in deriving cash earnings for the period because the gain or loss arising from the fair value movement in these hedges reverses over time and does not affect the Group's profits over time;

6 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results Group results Sale of BTIM shares: During Second Half 2017 the Group recognised a gain, net of costs, associated with the sale of shares in BTIM. Consistent with the treatment of prior gains from sale, this gain has been treated as a cash earnings adjustment given its size and that it does not reflect ongoing operations. The Group has indicated that it may sell the remaining 10% shareholding in BTIM at some future date. Any future gain or loss on such a sale will similarly be excluded from the calculation of cash earnings; Treasury shares: Under AAS, Westpac shares held by the Group in the managed funds and life businesses are deemed to be Treasury shares and the results of holding these shares cannot be recognised as income in the reported results. In deriving cash earnings, these results are included to ensure there is no asymmetrical impact on the Group’s profits because the Treasury shares support policyholder liabilities and equity derivative transactions which are re-valued in determining income; Accounting reclassifications between individual line items that do not impact reported results comprise: - In 2017 the Group changed the accounting treatment for Westpac New Zealand credit card rewards scheme to align with Group practice. This change has no impact on cash earnings or reported profit but it has led to the restatement of non-interest income and operating expenses, within cash earnings, in prior periods. Components of reported profit have not been changed; - Policyholder tax recoveries: Income and tax amounts that are grossed up to comply with the AAS accounting standard covering Life Insurance Business (policyholder tax recoveries) are reversed in deriving income and taxation expense on a cash earnings basis; and - Operating leases: Under AAS rental income on operating leases is presented gross of the depreciation of the assets subject to the lease. These amounts are offset in deriving non-interest income and operating expenses on a cash earnings basis. The guidance provided in Australian Securities and Investments Commission (ASIC) Regulatory Guide 230 has been followed when presenting this information. Audit of 2017 Full Year financial report PricewaterhouseCoopers has audited the financial statements contained within the Westpac 2017 Full Year financial report and has issued an unmodified audit opinion. This Full Year Results Announcement has not been subject to audit by PricewaterhouseCoopers. The financial information contained in this Full Year Results Announcement includes financial information extracted from the audited financial statements together with financial information that has not been audited. The cash earnings disclosed as part of this Full Year Results Announcement have not been separately audited, however they are consistent with the financial information included in Note 2 of the audited 2017 Full Year financial report. Westpac Group 2017 Full Year Financial Results Announcement | 7

2017 Full Year financial results
Group results

1.4 Market share and system multiple metrics

1.4.1 Market share

	As at 30 Sept 2017	As at 31 March 2017	As at 30 Sept 2016	As at 31 March 2016
Australia				
Banking system (APRA)[1]				
Housing credit[2,3]	25%	25%	25%	25%
Cards	23%	23%	23%	23%
Household deposits	23%	23%	23%	23%
Business deposits	20%	20%	20%	19%
Financial system (RBA)[4]				
Housing credit[2]	23%	23%	23%	23%
Business credit	19%	19%	19%	19%
Retail deposits[3,5]	22%	21%	22%	21%
New Zealand (RBNZ)[6,7]				
Consumer lending	19%	19%	20%	20%
Deposits[8]	19%	19%	20%	21%
Business lending	16%	17%	17%	16%
Australian Wealth Management[9]				
Platforms (includes Wrap and Corporate Super)	19%	19%	19%	19%
Retail (excludes Cash)	18%	18%	18%	18%
Corporate Super	13%	14%	13%	13%
Australian Life Insurance[10]				
Life Insurance - in-force	10%	10%	10%	10%
Life Insurance - new business	12%	12%	11%	11%

1.4.2 System multiples

	Full Year Sept 17	Half Year Sept 17	Half Year March 17	Full Year Sept 16	Half Year Sept 16	Half Year March 16
Australia						
Banking system (APRA)[1]						
Housing credit[2]	0.9	1.1	0.8	1.2	1.1	1.2
Cards[11]	n/a	n/a	1.1	n/a	n/a	1.4
Household deposits	1.2	1.3	1.1	1.1	1.0	1.2
Business deposits[3]	1.1	1.1	1.0	1.9	1.5	4.1
Financial system (RBA)[4]						
Housing credit[2]	0.9	1.0	0.8	1.2	1.1	1.2
Business credit[3,11]	0.5	1.0	n/a	1.2	1.4	1.1
Retail deposits[3,5]	1.0	1.3	0.7	1.5	2.1	0.9
New Zealand (RBNZ)[6,7]						
Consumer lending	0.6	0.6	0.7	0.8	0.8	0.8
Deposits[8,11]	0.1	1.4	n/a	0.8	0.1	1.1

[1] *Source: Australian Prudential Regulation Authority (APRA).*
[2] *Includes securitised loans.*
[3] *Comparatives have been updated to reflect amendments to APRA and RBA data.*
[4] *Source: Reserve Bank of Australia (RBA).*
[5] *Retail deposits as measured by the RBA, financial system includes financial corporations' deposits.*
[6] *New Zealand comprises New Zealand banking operations.*
[7] *Source: Reserve Bank of New Zealand (RBNZ).*
[8] *During First Half 2017 the RBNZ extended the definition of Deposits to include wholesale and foreign exchange deposits. Comparative numbers have not been restated for this change.*
[9] *Market Share Funds under Management / Funds under Administration based on published market share statistics from Strategic Insight as at 30 June 2017 (for Full Year 2017), as at 31 December 2016 (for First Half 2017) and 30 June 2016 (for Full Year 2016) 31 December 2015 (First Half 2016) and represents the BT Wealth business market share reported at these times.*
[10] *Source: Life Insurance – Strategic Insight as at 30 June 2017 (for Full Year 2017), 31 December 2016 (for First Half 2017), 30 June 2016 (for Second Half 2016), 31 December 2015 (for First Half 2016).*
[11] *n/a indicates that system growth or Westpac growth was negative.*

8 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results Review of Group operations 2.0 Review of Group operations Movement in cash earnings ($m) Second Half 2017 – First Half 2017 +28 First Half 2017 cash earnings Net interest income Non-interest income Operating expenses Impairment charges Tax & non-controlling interests Second Half 2017 cash earnings Movement in cash earnings ($m) Full Year 2017– Full Year 2016 +240 Full Year 2016 cash earnings Net interest income Non-interest income Operating expenses Impairment charges Tax & non-controlling interests Full Year 2017 cash earnings Westpac Group 2017 Full Year Financial Results Announcement | 9 356 62 7,822 (174) 271 (36)8,0 (177) 4,017 133 4,045 (36) (284) (103) 318

2017 Full Year financial results Review of Group operations 2.1 Performance overview Overview Westpac Group generated cash earnings of $8,062 million in Full Year 2017, 3% higher than Full Year 2016. Half on half, cash earnings were little changed with Second Half 2017 cash earnings of $4,045 million, $28 million higher than First Half 2017 cash earnings of $4,017 million. The rise in cash earnings over the year was supported by a 1% rise in core earnings and a 24% reduction in impairment charges. The 1% increase in core earnings was due to a 2% rise in net interest income, a small decline in non-interest income and a 2% rise in expenses. The 3% growth in cash earnings translated to 2% growth in earnings per share following new shares issued to satisfy the dividend reinvestment plan (DRP). Westpac has continued to manage the business in a balanced way across strength, return, productivity and growth. This year, given evolving regulatory requirements for capital and liquidity along with macro-prudential restrictions placed on mortgage lending the Group continued to prioritise strength and return over growth. This focus delivered a lift in Westpac’s CET1 capital ratio to be above the 10.5% APRA ‘unquestionably strong’ benchmark, ensured the Group met the new Net Stable Funding Ratio (NSFR) liquidity requirement ahead of schedule and maintained the Group’s sound asset quality. The Group grew a little below system in lending, remaining cautious on certain low return sectors and managing growth well within mortgage macro-prudential limits. Household deposits on the other hand, grew just ahead of system supporting the Group’s funding position. Margins were lower over the year from strong competition across both lending and deposits. Some repricing and continued discipline on discounting has contributed to margins increasing within the year. The Group’s investment program has made progress in digitising the organisation, contributing to improved service and enhancing the technology infrastructure. This year the Group invested around $1.26 billion in its core business and while most spending was directed to growth and productivity initiatives, additional spending was directed to regulatory and compliance initiatives. The investment highlight was the launch of the Panorama wealth system that is simplifying how customers manage and protect their wealth. There has been further progress in helping customers better manage their finances and a new contact centre platform has been installed supporting all brands and improving both productivity and the customer experience. The Group is making good progress with developing the new customer service hub that will ultimately be the centrepiece of the Group’s origination and service processes. The first mortgages have now been originated on the platform – an important step in confirming the system’s capabilities. The strength of the Group’s infrastructure has also been reflected in the material reduction in Severity 1 issues (those with a major customer impact) over recent years. There were five Severity 1 incidents in Australia in Full Year 2017, with none in Second Half 2017, compared to 19 recorded in Full Year 2016. These developments have supported the implementation of Westpac’s service strategy which has continued to increase the value of the Group’s franchise. Progress over the last 12 months has included: Increasing customer numbers by 3% over 2017, delivering on the Group’s commitment to grow customer numbers by 1 million between 2014 and 2017; Growing lending by 3% and customer deposits by 4%; Expanding funds on platforms with a 5% increase in funds under administration. This was supported by a doubling of the funds now residing on the Panorama system; A significant rise in the Group’s customer satisfaction and Net Promotor Score1 (NPS) rankings across our Australian business; A further 18% reduction in Australian banking customer complaints; Once again being rated as the global banking leader in the Dow Jones Sustainability Index for 2017, the fourth year in a row and the 10th time since 2002; and Workforce engagement increased 10 percentage points to 79% and is now above the level of global high performing companies. While Westpac has continued to grow the business and strengthen the balance sheet, it has been in an environment where the banking industry has seen its reputation weakened. 1 Refer Glossary for details of metric and metric provider. 10 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results Review of Group operations Improving the Group’s reputation has been a focus with a number of sector-wide programs and Westpac specific actions launched this year. At an industry level, Westpac has made good progress in implementing the Australian Bankers Association’s “Six point plan” including: appointing an independent customer advocate, changes to remuneration to give greater weight to customer service; updating the Group’s Code of Conduct to better align with the Code of Banking Practice; and further enhancing whistle-blower protections. In addition to these initiatives, the Group has commenced a broader program to reduce complexity and resolve prior issues that have the potential to impact customers and the Group’s reputation. This has included: Reviewing the Group’s products and how we have engaged with our customers; Simplifying fee structures including eliminating “foreign” ATM fees, removing transaction fees for everyday bank accounts, and capping the account-keeping fee to no more than $5 per month; and Introducing a new basic credit card (Westpac Lite) with a low interest rate, lower credit limits, a monthly fee and no fees for missed payments. These reviews have identified some prior instances where we are now taking action to put things right, so that our customers are not at a disadvantage from certain past practices. In Full Year 2017, the Group provided for customer refunds and payments of $169 million, with an after tax cash earnings impact of $118 million. These items have been included as a negative revenue in net interest income ($58 million) and non-interest income ($111 million). Some of the items provided for include: payments to superannuation customers with pre-existing conditions who did not have the benefit of our improved disclosure practices and who previously had their claims denied; payments to customers who did not receive all the benefits to which they were entitled to under their ‘packaged accounts’; and refunds where ongoing advice fees were paid but we are unable to formally demonstrate that the advice service was provided in the relevant period. In May of this year, the Commonwealth Government introduced a levy on Australia’s five largest banks (Bank Levy) as part of its efforts to repair Australia’s fiscal budget deficit. The Bank Levy is being applied to the Group’s liabilities (excluding Additional Tier 1 capital, financial claims eligible deposits, RBA exchange settlement account balances, and net derivatives). The Bank Levy has been applied since 1 July 2017 and had a cost of $95 million in Full Year 2017 with a cash earnings impact of $66 million (which is equivalent to 2 cents per share). The Bank Levy is reported as an interest expense, reducing net interest income in the Second Half 2017 and over the year. The Bank Levy also impacted a number of the Group’s performance metrics including margins (reducing margins by 2 basis points in Second Half 2017 and 1 basis point for Full Year 2017), expense to income ratio (increasing the ratio by 37 basis points for Second Half 2017 and 19 basis points for the Full Year 2017), and return on equity (reducing ROE by 22 basis points for Second Half 2017 and 11 basis points for the Full Year 2017). Asset quality remains sound with stressed assets to TCE down 15 basis points over the year. Impaired assets took another step down with less new problems emerging and the continued work-out of impaired and stressed facilities – particularly some of the larger facilities. Provision cover also remained sound with gross impaired asset provisions to impaired assets at 46%. The ratio was lower over the year following the write-off of a number of large facilities that had relatively high provision levels. The economic provision overlay was $66 million lower as some centrally held provisions have now been utilised (with the impairment charge booked in the divisions) and from the net reduction of some provisions following the improved performance of certain sectors, particularly New Zealand dairy. The Group’s tax rate for the year was 30.4%, marginally higher than the 29.9% recorded in Full Year 2016. Higher earnings for 2017 were accompanied by a further strengthening of the Group’s balance sheet in particular: The CET1 capital ratio increased by more than a full percentage point to 10.56%. This is just above the ‘unquestionably strong’ benchmark set by APRA, in advance of the January 2020 deadline; Liquidity remained sound with a liquidity coverage ratio (LCR) of 124% (above the 100% regulatory minimum); and The NSFR finished the year at 109%, above the NSFR threshold of 100% that applies from 1 January 2018. The strengthening of the balance sheet has continued to impact returns, with the increase in capital contributing to a 22 basis point decline in ROE to 13.8%, although it remains within the 13% to 14% range the Group is seeking to achieve. Higher capital also led to a flat outcome for economic profit over the year. Consistent with the higher capital, net tangible assets per share increased 5%. The Board determined a final ordinary dividend of 94 cents per share, fully franked unchanged over the half. Dividends for Full Year 2017 were also unchanged compared to Full Year 2016. Westpac Group 2017 Full Year Financial Results Announcement | 11

2017 Full Year financial results Review of Group operations The final ordinary dividend of 94 cents represents a payout ratio of 79% and a dividend yield of 5.9%1. The Board has also determined to issue shares to satisfy the DRP for the Second Half 2017 dividend and to apply no discount to the market price used to determine the number of shares issued under the DRP. The final ordinary dividend will be paid on 22 December 2017 with the record date of 14 November 20172. After allowing for the final dividend, the Group’s adjusted franking account balance is $1,063 million. All operating divisions, with the exception of BT Financial Group (BTFG), reported an increase in cash earnings over the year. Consumer Bank, which contributed 39% to Group earnings, lifted cash earnings 4% to $3,104 million. Business Bank recorded a 6% rise in cash earnings with a 4% rise in core earnings and lower impairment charges. Westpac Institutional Bank (WIB) reported an 18% increase in cash earnings, supported by a rise in markets income and a lower impairment charge. The New Zealand business recorded a 9% increase in NZ$ cash earnings, mostly from improving asset quality which led to an impairment benefit for the year. BTFG recorded an 11% decline in cash earnings with performance impacted by provisions for customer payments, a rise in insurance claims and a reduction in income following the further sale of shares in BTIM. Strategic Progress In September 2015 Westpac updated its strategy, outlining the strategic priorities that will assist the Group achieve its vision. Two years on, the strategy remains unchanged. This consistency has enabled the Group to make significant progress on implementation and delivery through the year. Westpac’s vision is: To be one of the world’s great service companies, helping our customers, communities and people to prosper and grow. The five strategic priorities supporting that vision are: performance discipline, service leadership, digital transformation, targeted growth and workforce revolution. Progress on these priorities is outlined below. Performance discipline This strategic priority is focused on delivering a superior financial and risk management performance by achieving balanced outcomes across strength, return, productivity, and growth. One of the most significant developments in 2017 has been that after a decade of strengthening the balance sheet from a capital and liquidity perspective, our ratios are now in line with APRAs updated benchmarks. On capital, the Group materially lifted its capital levels and ratios over 2017 to end the year with a CET1 capital ratio of 10.56%. While final capital rules are yet to be released by APRA, the Group is well placed to meet any subsequent changes by the scheduled 1 January 2020 commencement date. With liquidity, the Group is already meeting the new NSFR arrangements that become effective on 1 January 2018. The Group’s deposit to loan ratio was 57 basis points higher over the year at 71.1% while the duration of new term funding also increased. Westpac met APRAs mortgage macro prudential rules operating through the year – including maintaining investor property growth below 10% per annum and reducing the proportion of new interest only mortgage lending to less than 30% by the September 2017 quarter. These targets were managed well, with investor lending growing at around 6% through the year and with interest only facilities representing 26% of new mortgage lending in the September quarter 2017 down from 50% in First Half 2017. Importantly, these requirements were achieved while delivering 6% growth in Australian mortgages, which was a little below mortgage system growth. Productivity has also remained a focus through the year, with the Group’s productivity programs realising $262 million of savings in 2017 (representing almost 3% of the cost base). The cost to income ratio of 42.2% was little changed over the year (up 18 basis points). Major developments included: The full period impact of changes to service models across the organisation. While this incorporates a wide variety of changes it has principally involved removing manual activity and better aligning customer needs with bankers. This has led to a reduction of roles; A material reduction in paper statements across the organisation. Starting with consumers the program has been extended to business customers; Consolidation of head office locations and a net reduction of 59 branches across the Group; and Moving certain technology activities to cloud based infrastructure. As mentioned earlier, the strengthening of the balance sheet has seen the Group’s ROE decline to 13.8% for Full Year 2017. The fall in ROE can be traced back to the further strengthening of the balance sheet with a 5% lift in average ordinary equity greater than the 3% rise in cash earnings. All the Group’s operating divisions continued to generate sound returns with ROEs above 13% for Full Year 2017. 1 Based on the closing share price as at 30 September 2017 of $31.92. 2 Record date for 2017 final dividend in New York is 13 November 2017. 12 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results Review of Group operations In actively managing returns, the Group has continued to focus on improving capital efficiency. This has included reducing lending to low returning sectors, rationalisation of life insurance entities, optimising unused limits and continuing to transform the Group’s cost base. Service leadership Westpac’s goal of being one of the world’s great service companies means the Group continues to strive to deliver market-leading customer experiences. When reaffirming this priority two years ago the Group set a target to increase customer numbers by 1 million between 2015 and 2017. The Group achieved that goal, growing customers by 458,000 this year (up 3%) being a total increase of 1.2 million over this three year period. Customer service has also improved across the Group; although there is still further work to do. Developments over 2017 included: Customer satisfaction and NPS for the consumer bank increased over the year ranking second for customer satisfaction and first for NPS of the major banks at September 2017. Westpac ranked first of the major banks for both business customer satisfaction and business NPS at September 2017; Simplifying our product suite reducing the number of consumer products for sale in Australia from 150 to less than 75, and on track to reduce that to below 50 products; An 18% reduction in complaints across the Australian Consumer and Business Banks and BT compared to Full Year 2016. Complaints are down more than 40% over the last two years; and Completing the roll out of “Our Service Promise”, a set a behaviours and values that assist employees to deliver great customer service. Digital transformation Advances in digital technology provide the Group with the ability to improve the customer experience while simultaneously enhancing productivity and risk management. In seeking to measure the success of this strategic priority the Group aims to reduce its expense to income ratio to below 40% over the medium term. Developments through the year have included: Further enhancing the features and functionality of mobile and online banking including: - Launch of a new mobile feature allowing customers to analyse their credit card spending; - Launching new calculators to better help customers manage their finances including for home loan repayments, home loan costs, term deposits, and credit card repayments; and - Security upgrades for electronic identity verification for Westpac customers. Installation of a new call centre infrastructure that will materially improve the experience of calling Westpac as well as providing the foundation for a range of new customer service initiatives. At the same time the Group has further enhanced its technology infrastructure including: Largely completing the functionality of the Panorama wealth management platform; and Commencing development of the customer service hub. The first stage of this program has now been completed and the first mortgages have been originated on the platform. Targeted growth Westpac is seeking to grow value by targeting a small number of higher growth segments over the medium term. Wealth and SME have continued to be the major areas of focus this year. In Wealth, the Group’s strong franchise and investment has led to continuing funds management and administration flows along with growth in insurance premiums. These trends have, however, been partially offset by a more cautious approach from consumers and significant regulatory uncertainty. At the same time FUM and FUA margins have been lower and insurance claims were higher. During Full Year 2017, the Group has seen: FUM and FUA balances up 12% and 5% respectively; Australian Life insurance in-force premiums up 10% and general insurance gross written premiums up 1%; and $3.9 billion of net flows onto the Panorama platform. In SME, the Group’s distribution model including video conferencing and new lending and payment solutions, continue to gain traction. The LOLA (loan origination) system has simplified origination processes and increased the speed of lending decisions, contributing to a 6% increase in small business lending over the year. Westpac Group 2017 Full Year Financial Results Announcement | 13

2017 Full Year financial results Review of Group operations Further developments include: Expansion of digital capabilities to new deposit account opening, instant decisioning on some overdrafts and enrolment to receive eStatements; and Simplified merchant pricing plans and deposit product range. Workforce revolution Successful achievement of the Group’s vision depends on the quality of our people and culture. Westpac is already regarded as a leader in staff engagement, diversity and flexibility but we recognise that there is more to do. Highlights for the year have included: Focusing scorecards for employees on service; Achieving an employee engagement score of 79% in 2017, a 10 percentage point increase over the last year and now above the global high performing norm; Achieving the Group’s target of 50% of women in senior leadership positions. This is up from 48% over the year; and Implementing a new performance management system called “Motivate”. The new system is centred on a behaviours-first approach while removing performance rankings and better aligns with modern ways of working. Financial performance summary Second Half 2017 – First Half 2017 Cash earnings were up 1% with core earnings down 1% and a 27% reduction in impairment charges. Performance was impacted by infrequent items during the half; including provisions for customer refunds and payments, reducing cash earnings by $118 million or just over 3%. Net interest income rose 4% reflecting a 2% rise in average interest-earning assets and a 3 basis point increase in margins. Margins excluding Treasury and Markets improved 6 basis points over the half, benefiting from differential pricing for certain mortgage types and features (including investor lending and loans with an interest only feature) and the maturity of some more highly priced term deposits. Margins in Second Half 2017 were also impacted by the introduction of the Bank Levy, which reduced the margin by 2 basis points. Total loans grew 3%, with most of the rise due to an increase in Australian housing. Other major areas of growth included Australian business lending, which was 2% higher with growth across SME customers and in mortgage warehouse facilities while in New Zealand lending was up 1% (up 2% in A$ terms) with most growth in mortgages. Australian personal lending was lower over the half mostly reflecting lower demand. Deposits grew 2% over Second Half 2017, with customer deposits also rising 2%. New Zealand customer deposits grew 3% in NZ$ (3% in A$). Non-interest income was down 9%, impacted by infrequent items indicated above. Excluding these impacts, non-interest income was little changed over the half. Behind this performance was an increased insurance contribution and higher performance fees offset by lower markets income (after a strong first half). Expenses increased 2%, with higher ongoing costs largely offset by $144 million of productivity savings following the further digitisation of activities. The increase in expenses was mostly due to higher technology investment and increased regulatory and compliance costs. Impairment charges were $133 million (or 27%) lower than First Half 2017, due to a decline in new impairment provisions, a reduction in stressed assets and additional write-backs including in the NZ dairy portfolio. Consumer delinquencies were largely unchanged over the half although there was some variance across regions with lower delinquencies in the larger states and higher delinquencies in regions more affected by the continued slowdown in mining investment. In aggregate, mortgage delinquencies were 1 basis point lower and consumer unsecured delinquencies were 2 basis points higher. The effective tax rate was 30.6% in Second Half 2017. 14 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results Review of Group operations Financial performance summary Full Year 2017 – Full Year 2016 Cash earnings of $8,062 million were $240 million, or 3%, higher than Full Year 2016. Core earnings grew 1% and impairment charges were 24% lower. Core earnings growth comprised a 2% lift in net interest income, a small decline in non-interest income (down $36 million) and a 2% increase in operating expenses. Performance was impacted by infrequent items indicated above, reducing Full Year 2017 cash earnings by 1%. The rise in net interest income reflected a 4% increase in average interest-earning assets, partly offset by a 4 basis point decline in net interest margin. Margins excluding Treasury and Markets were 3 basis points lower with the decline mostly due to higher funding costs, partly offset by loan repricing. Lending increased 3% with Australian housing the largest contributor, growing 6%. Australian business lending was little changed over the year as growth across SME and services sector lending was offset by a decline in some lower returning facilities, including commercial property. Lending in New Zealand increased 3% in NZ$ (down 1% in A$). Customer deposits rose 4% over the year, increasing the deposit to loan ratio to over 71%. Non-interest income was a little lower over the year (down 1%) with infrequent items reducing growth by 2 percentage points. Excluding these items, non-interest income increased from higher markets income including a number of large customer transactions, improved collection and pricing of business line fees and increased insurance premiums. This was partly offset by a reduction in credit card interchange fees, higher insurance claims, and lower advice income. Business as usual expenses continue to be offset by productivity gains, with the 2% rise in overall expenses due to higher investment related spending and an increase in regulatory and compliance costs. Salaries and staff expenses were 2% higher with annual salary increases partially offset by lower FTE, while occupancy costs were 2% higher, with rental increases partially offset by savings from the consolidation of the Group’s head office into two Sydney CBD locations and benefits from restructuring the branch network. Technology expenses also increased (up 4%) mostly from higher software amortisation and software maintenance and licensing costs from the Group’s investment programs. Productivity savings were $262 million for the year, almost 3% of the cost base. Overall asset quality remains sound with total stressed assets to TCE down 15 basis points to 1.05% at 30 September 2017. This mostly reflects the write-off of some larger impaired facilities and the reduction in stress in the New Zealand dairy portfolio. Impairment charges were $271 million lower; the decrease mostly relates to lower new impaired assets as Full Year 2016 included a small number of larger impaired assets. Write-backs and recoveries were also higher in Full Year 2017. Divisional performance summary The performance of each division in Full Year 2017 compared to Full Year 2016 is discussed below. Consumer Bank Consumer Bank has continued to be a key driver of the Group’s growth, expanding its customer base by 4% and lifting cash earnings by 4%. Net interest income was the key contributor to the performance supported by a 6% rise in mortgages and a 6% increase in deposits partly offset by a 3 basis point decline in margins. Margins were impacted by higher funding costs, including deposits. Non-interest income was lower, mostly due to regulatory changes in credit card interchange fees which were partly offset by some fee repricing. Expenses were well managed as the division continues to transform itself via digital while enhancing service. Over the counter transactions are down 23% over the last two years, with digital transactions increasing 19%. Customer service also continued to improve with NPS1 rising to number one of the major banks and complaints significantly lower, down 17% over the year. Business Bank Business Bank delivered a 6% increase in cash earnings with the division’s disciplined growth contributing to a 6% rise in small business lending and a 4% lift in deposits. Non-interest income was 4% higher across business line fees and transaction fees. Expenses were 2% higher. Asset quality has been sound with stressed assets to TCE of 2.16%, down 8 basis points over the year mostly in the commercial portfolio. This improvement in asset quality contributed to a 10% reduction in impairment charges. The division has made good strategic progress through its focus on enhancing digital for both customers and bankers and on building its payments capability. This includes extending the range of products and services online and simplifying risk reviews and onboarding processes. Customer advocacy remains high with NPS retained at number one ranking. 1 Refer Glossary for metric definition including details of the metric provider. Westpac Group 2017 Full Year Financial Results Announcement | 15

2017 Full Year financial results Review of Group operations BT Financial Group BTFG continued to be strongly positioned across all elements of its business with good fund flows, higher insurance premiums and a $58 million lift in the contribution from Private Wealth. However, the provision for customer payments, a revaluation loss on investments in boutique funds, and reduced earnings from the further sale of shares in BTIM contributed to lower cash earnings over the year. Cash earnings in Full Year 2017 were 11% below Full Year 2016 and excluding the items above, cash earnings were relatively flat. FUM and FUA balances were up 10% and 6%, supported by Panorama going live while Life in-force premiums were up 10% and General Insurance gross written premiums were up 1%. Offsetting these gains were lower FUM/FUA margins, higher insurance claims and an increase in regulatory and compliance costs. Westpac Institutional Bank Westpac Institutional Bank (WIB) delivered an 18% lift in cash earnings to $1,304 million, reflecting a rise in customer transactions, increased markets income, well managed expenses and lower impairment charges. WIB has managed the business in a disciplined way over recent periods including changing its business model in 2016, controlling expense growth, reducing exposures with low returns and continuing to focus on service and deepening relationships. This active management of the balance sheet has led to little change in loans outstanding and a 7 basis point rise in net interest margin. The focus on relationships has supported a 1% rise in deposits and an 11% increase in non-interest income as the division supported customers involved in significant transactions. Institutional asset quality improved in the year. Impairment charges in Full Year 2017 were $121 million lower, as Full Year 2016 reflected the downgrade of a small number of larger exposures. Westpac New Zealand Westpac New Zealand delivered cash earnings of NZ$970 million, up 9%, over the year, with most of the rise due to impairments which were a benefit of NZ$76 million in Full Year 2017 compared to a NZ$59 million charge in Full Year 2016. Core earnings were flat over the year reflecting little change in operating income and a 1% increase in expenses. Balance sheet growth (loans up 3% and deposits up 2%) was offset by a 13 basis point decline in net interest margin over the year. Most of the decline in net interest margin occurred in the first half of the year from higher deposit costs and increased wholesale funding costs. Expenses were 1% higher as the division continued to invest in its transformation program. Productivity benefits, from this multi-year program more than offset inflationary increases. Asset quality has improved over the year with stressed assets to TCE down 48 basis points to 2.06% and a NZ$76 million impairment benefit for Full Year 2017. The improvement reflects the improved outlook for the dairy sector and the work-out of one larger facility. Group Businesses Cash earnings of negative $132 million for Full Year 2017 compared to positive cash earnings in Full Year 2016 of $64 million. Around half of the decline was due to a lower Treasury contribution with the remaining fall due to the impact of exchange rate movements on the hedging of NZ$ earnings, higher investment costs and an increase in tax expense. The higher tax was due to the settlement of some tax matters in 2016 and from an increase in hybrid distributions which are not tax deductible. 16 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results
Review of Group operations

Divisional cash earnings summary

Half Year Sept 17 $m	Consumer Bank	Business Bank	BT Financial Group (Australia)	Westpac Institutional Bank	Westpac New Zealand[1] (A$)	Group Businesses	Group
Net interest income	3,878	2,065	286	764	837	181	8,011
Non-interest income	378	586	850	749	234	(13)	2,784
Net operating income	4,256	2,651	1,136	1,513	1,071	168	10,795
Operating expenses	(1,708)	(928)	(598)	(666)	(442)	(262)	(4,604)
Core earnings	**2,548**	**1,723**	**538**	**847**	**629**	**(94)**	**6,191**
Impairment (charges) / benefits	(274)	(162)	(1)	8	37	32	(360)
Operating profit before income tax	**2,274**	**1,561**	**537**	**855**	**666**	**(62)**	**5,831**
Income tax expense	(681)	(470)	(163)	(248)	(185)	(37)	(1,784)
Net profit	**1,593**	**1,091**	**374**	**607**	**481**	**(99)**	**4,047**
Non-controlling interests	-	-	-	(3)	-	1	(2)
Cash earnings	**1,593**	**1,091**	**374**	**604**	**481**	**(98)**	**4,045**

Half Year March 17 $m	Consumer Bank	Business Bank	BT Financial Group (Australia)	Westpac Institutional Bank	Westpac New Zealand[2] (A$)	Group Businesses	Group
Net interest income	3,631	1,990	251	743	790	288	7,693
Non-interest income	424	567	894	957	245	(19)	3,068
Net operating income	4,055	2,557	1,145	1,700	1,035	269	10,761
Operating expenses	(1,629)	(911)	(578)	(657)	(461)	(265)	(4,501)
Core earnings	**2,426**	**1,646**	**567**	**1,043**	**574**	**4**	**6,260**
Impairment (charges) / benefits	(267)	(205)	(3)	(64)	35	11	(493)
Operating profit before income tax	**2,159**	**1,441**	**564**	**979**	**609**	**15**	**5,767**
Income tax expense	(648)	(433)	(167)	(275)	(174)	(48)	(1,745)
Net profit	**1,511**	**1,008**	**397**	**704**	**435**	**(33)**	**4,022**
Non-controlling interests	-	-	-	(4)	-	(1)	(5)
Cash earnings	**1,511**	**1,008**	**397**	**700**	**435**	**(34)**	**4,017**

Mov't Sept 17 - Mar 17 %	Consumer Bank	Business Bank	BT Financial Group (Australia)	Westpac Institutional Bank	Westpac New Zealand[1] (A$)	Group Businesses	Group
Net interest income	*7%*	*4%*	*14%*	*3%*	*6%*	*(37%)*	*4%*
Non-interest income	*(11%)*	*3%*	*(5%)*	*(22%)*	*(4%)*	*(32%)*	*(9%)*
Net operating income	*5%*	*4%*	*(1%)*	*(11%)*	*3%*	*(38%)*	-
Operating expenses	*5%*	*2%*	*3%*	*1%*	*(4%)*	*(1%)*	*2%*
Core earnings	***5%***	***5%***	***(5%)***	***(19%)***	***10%***	***large***	***(1%)***
Impairment (charges) / benefits	*3%*	*(21%)*	*(67%)*	*(113%)*	*6%*	*191%*	*(27%)*
Operating profit before income tax	***5%***	***8%***	***(5%)***	***(13%)***	***9%***	***large***	***1%***
Income tax expense	*5%*	*9%*	*(2%)*	*(10%)*	*6%*	*(23%)*	*2%*
Net profit	***5%***	***8%***	***(6%)***	***(14%)***	***11%***	***200%***	***1%***
Non-controlling interests	-	-	-	*(25%)*	-	*(200%)*	*(60%)*
Cash earnings	***5%***	***8%***	***(6%)***	***(14%)***	***11%***	***188%***	***1%***

Movement in core earnings by division ($m)
Second Half 2017 – First Half 2017


-69
6,260
122
77
(29)
(196)
55
(98)
6,191
First Half 2017 core earnings
Consumer Bank
Business Bank
BTFG
WIB
Westpac New Zealand (A$)
Group Businesses
Second Half 2017 core earnings

[1] *Refer to Section 3.5 for the Westpac New Zealand NZ$ divisional result.*
[2] *Comparatives have been restated for the accounting change to the Westpac New Zealand credit card rewards scheme (First Half 2017: $18 million, Second Half 2016: $16 million and First Half 2016: $17 million).*

200 Westpac GROUP
Westpac Group 2017 Full Year Financial Results Announcement | 17

2017 Full Year financial results
Review of Group operations

Divisional cash earnings summary (continued)

Full Year Sept 17 $m	Consumer Bank	Business Bank	BT Financial Group (Australia)	Westpac Institutional Bank	Westpac New Zealand[1] (A$)	Group Businesses	Group
Net interest income	7,509	4,055	537	1,507	1,627	469	15,704
Non-interest income	802	1,153	1,744	1,706	479	(32)	5,852
Net operating income	8,311	5,208	2,281	3,213	2,106	437	21,556
Operating expenses	(3,337)	(1,839)	(1,176)	(1,323)	(903)	(527)	(9,105)
Core earnings	**4,974**	**3,369**	**1,105**	**1,890**	**1,203**	**(90)**	**12,451**
Impairment (charges) / benefits	(541)	(367)	(4)	(56)	72	43	(853)
Operating profit before income tax	**4,433**	**3,002**	**1,101**	**1,834**	**1,275**	**(47)**	**11,598**
Income tax expense	(1,329)	(903)	(330)	(523)	(359)	(85)	(3,529)
Net profit	**3,104**	**2,099**	**771**	**1,311**	**916**	**(132)**	**8,069**
Non-controlling interests	-	-	-	(7)	-	-	(7)
Cash earnings	**3,104**	**2,099**	**771**	**1,304**	**916**	**(132)**	**8,062**

Full Year Sept 16 $m	Consumer Bank	Business Bank	BT Financial Group (Australia)	Westpac Institutional Bank	Westpac New Zealand[2] (A$)	Group Businesses	Group
Net interest income	7,175	3,925	486	1,574	1,606	582	15,348
Non-interest income	850	1,104	1,908	1,536	482	8	5,888
Net operating income	8,025	5,029	2,394	3,110	2,088	590	21,236
Operating expenses	(3,270)	(1,796)	(1,160)	(1,347)	(889)	(469)	(8,931)
Core earnings	**4,755**	**3,233**	**1,234**	**1,763**	**1,199**	**121**	**12,305**
Impairment (charges) / benefits	(492)	(410)	-	(177)	(54)	9	(1,124)
Operating profit before income tax	**4,263**	**2,823**	**1,234**	**1,586**	**1,145**	**130**	**11,181**
Income tax expense	(1,279)	(848)	(366)	(473)	(320)	(58)	(3,344)
Net profit	**2,984**	**1,975**	**868**	**1,113**	**825**	**72**	**7,837**
Non-controlling interests	-	-	-	(7)	-	(8)	(15)
Cash earnings	**2,984**	**1,975**	**868**	**1,106**	**825**	**64**	**7,822**

Mov't Sept 17 - Sept 16 %	Consumer Bank	Business Bank	BT Financial Group (Australia)	Westpac Institutional Bank	Westpac New Zealand[1] (A$)	Group Businesses	Group
Net interest income	*5%*	*3%*	*10%*	*(4%)*	*1%*	*(19%)*	*2%*
Non-interest income	*(6%)*	*4%*	*(9%)*	*11%*	*(1%)*	*large*	*(1%)*
Net operating income	*4%*	*4%*	*(5%)*	*3%*	*1%*	*(26%)*	*2%*
Operating expenses	*2%*	*2%*	*1%*	*(2%)*	*2%*	*12%*	*2%*
Core earnings	***5%***	***4%***	***(10%)***	***7%***	**-**	***(174%)***	***1%***
Impairment (charges) / benefits	*10%*	*(10%)*	-	*(68%)*	*large*	*large*	*(24%)*
Operating profit before income tax	***4%***	***6%***	***(11%)***	***16%***	***11%***	***(136%)***	***4%***
Income tax expense	*4%*	*6%*	*(10%)*	*11%*	*12%*	*47%*	*6%*
Net profit	***4%***	***6%***	***(11%)***	***18%***	***11%***	***large***	***3%***
Non-controlling interests	-	-	-	-	-	*(100%)*	*(53%)*
Cash earnings	***4%***	***6%***	***(11%)***	***18%***	***11%***	***large***	***3%***

Movement in core earnings by division ($m)
Full Year 2017 – Full Year 2016


+146
12,305
219
136
(129)
127
4
(211)
12,451
Full Year 2016 core earnings
Consumer Bank
Business Bank
BTFG
WIB
Westpac New Zealand (A$)
Group Businesses
Full Year 2017 core earnings

[1] *Refer to Section 3.5 for the Westpac New Zealand NZ$ divisional result.*
[2] *Comparatives have been restated for the accounting change to the Westpac New Zealand credit card rewards scheme (First Half 2017: $18 million, Second Half 2016: $16 million and First Half 2016: $17 million).*

18 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results
Review of Group operations

2.2 Review of earnings

2.2.1 Net interest income[1]

$m	Half Year Sept 17	Half Year March 17	% Mov't Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	% Mov't Sept 17 - Sept 16
Net interest income						
Net interest income excluding Treasury & Markets	7,844	7,432	*6*	15,276	14,849	*3*
Treasury net interest income[2]	120	237	*(49)*	357	437	*(18)*
Markets net interest income	47	24	*96*	71	62	*15*
Net interest income	8,011	7,693	*4*	15,704	15,348	*2*
Average interest-earning assets						
Loans	640,339	627,267	*2*	633,821	607,180	*4*
Third party liquid assets[3]	96,262	93,798	*3*	95,033	84,469	*13*
Other interest-earning assets	23,163	23,718	*(2)*	23,440	30,194	*(22)*
Average interest-earning assets	759,764	744,783	*2*	752,294	721,843	*4*
Net interest margin						
Group net interest margin	2.10%	2.07%	*3bps*	2.09%	2.13%	*(4bps)*
Group net interest margin excluding Treasury & Markets[4]	2.06%	2.00%	*6bps*	2.03%	2.06%	*(3bps)*

Second Half 2017 – First Half 2017

Net interest income increased $318 million or 4% compared to First Half 2017. Key features include:

- A 2% increase in average interest-earning assets (AIEA) largely from Australian housing, which grew 3%;
- Group net interest margin excluding Treasury & Markets increased 6 basis points. Loan repricing and lower wholesale funding costs were partly offset by the impact of lower interest rates;
- The introduction of the Bank Levy effective 1 July 2017 impacted margin by 2 basis points; and
- Treasury net interest income decreased $117 million, with lower market volatility impacting returns from interest rate risk management.

Full Year 2017 – Full Year 2016

Net interest income increased $356 million or 2% compared to Full Year 2016. Key features include:

- 4% AIEA growth, primarily from Australian housing which grew 6%. Third party liquid assets increased $11 billion or 13% in response to a $10 billion lower Committed Liquidity Facility (CLF), which reduced from $59 billion to $49 billion on 1 January 2017;
- Group net interest margin excluding Treasury & Markets decreased 3 basis points. Higher funding costs primarily from term deposit competition and the impact of lower interest rates, were partly offset by loan repricing; and
- Treasury net interest income reduced $80 million or 18%, with lower market volatility impacting returns from interest rate risk management.

[1] Refer to Section 4 Note 3 for reported results breakdown. Refer to Section 5 Note 3 for cash earnings results breakdown. As discussed in Section 1.3, commentary is reflected on a cash earnings basis.
[2] Treasury net interest income excludes capital benefit.
[3] Refer Glossary for definition.
[4] Calculated by dividing net interest income excluding Treasury and Markets by total average interest earning assets.

Westpac Group 2017 Full Year Financial Results Announcement | 19

2017 Full Year financial results Review of Group operations Loans1 2.2.2 Second Half 2017 – First Half 2017 Total loans increased $18.0 billion or 3% compared to First Half 2017. Excluding foreign currency translation impacts, total loans increased $17.8 billion or 3%. Key features of total loan growth were: Australian housing loans increased $13.2 billion or 3%. In the September 2017 quarter, the Group reduced the proportion of interest only lending flows to 26%, below the 30% macro-prudential limit and down from 50% during First Half 2017. In addition, customers switched $18.6 billion of interest only loans to principal and interest during Second Half 2017. Interest only loans now comprise 46% of the portfolio (March 2017: 50%); Australian personal loans and cards decreased $0.8 billion or 3%, primarily in auto finance and credit cards (consistent with a reduction in the system balances); Australian business loans increased $2.8 billion or 2%, primarily from a 2% increase in Business Bank with growth largely in higher returning segments including SME (3%), professional services and health. Institutional lending was up 2% from increased utilisation of existing mortgage warehouse facilities; New Zealand loans increased NZ$0.7 billion or 1% as the business focused on improving margins and returns. Housing was up 2% mostly in fixed rates and in owner occupied balances, with owner occupied comprising 72% of the portfolio; and Other overseas lending increased $1.2 billion or 9%, primarily from growth in Asia. Full Year 2017 – Full Year 2016 Total loans increased $23.0 billion or 3% compared to Full Year 2016. Excluding foreign currency translation impacts, total loans increased $26.0 billion or 4%. Key features of total loan growth were: Australian housing loans increased $23.0 billion or 6%. During the year, the Group further tightened origination standards, reduced new lending discounts and adjusted interest rates on different loan categories. Based on the APRA definition of investor lending, the Group’s investor property lending grew 6%, below the 10% cap. Fixed rate loans increased from 17% of the portfolio at Full Year 2016 to 21% at Full Year 2017; Australian business loans increased $0.3 billion, with growth in Business Bank across SME, professional services and health, largely offset by lower institutional lending including a decline in the utilisation of mortgage warehouse facilities; and 1 Spot loan balances. 2 Includes margin lending. 20 | Westpac Group 2017 Full Year Financial Results Announcement $m As at As atAs at% Mov't% Mov't 31 March30 SeptSept 17 -Sept 17 - 20172016Mar 17Sept 16 30 Sept 2017 Australia Housing Personal (loans and cards) Business Other2 Provisions New Zealand (A$) New Zealand (NZ$) Housing Personal (loans and cards) Business Other Provisions Other overseas Trade finance Other loans Provisions Total loans 599,162 583,546576,39134 413,938404,19036 22,71622,825(3)(4) 147,705150,2092-2,0332,020(2)(2) (2,846)(2,853)(13)(13) 70,35072,0802(1) 76,94875,58213 46,24545,12624 1,9771,95623 29,03428,834-1 901012(9) (398)(435)(12)(19) 13,05013,45596 2,2812,3582420 10,82111,15963 (52)(62)15(3) 427,167 21,952 150,542 1,985 (2,484) 71,484 77,680 46,943 2,017 28,979 92 (351) 14,273 2,818 11,515 (60) 684,919 666,946661,92633

2017 Full Year financial results Review of Group operations New Zealand lending increased NZ$2.1 billion or 3%. Housing loans grew at 4% and business lending increased 1% primarily from growth in SME and agriculture. Following the LVR restrictions imposed by the RBNZ on investor property loans (with an LVR of greater than 60%), the proportion of new flows for investor property lending decreased by 9 percentage points to 22%. Deposits and other borrowings1 2.2.3 Second Half 2017 – First Half 2017 Total customer deposits increased $8.0 billion or 2% compared to First Half 2017. Excluding foreign currency translation impacts, customer deposits increased $7.7 billion or 2%. Key features of total customer deposits growth were: Australian customer deposits increased $6.1 billion or 1%, with above system2 growth in household deposits, particularly at-call deposits which were up 3% in the half. Term deposits were 1% lower primarily from the Government sector; and New Zealand customer deposits increased NZ$1.6 billion or 3%, mainly from term deposits (up 8%) as the business focused on higher quality deposits and customers had a preference for yield and duration. Certificates of deposits increased $3.1 billion or 7%, primarily reflecting the Group’s increased issuance in the Australian market in Second Half 2017. Full Year 2017 – Full Year 2016 Total customer deposits increased $20.1 billion or 4% compared to Full Year 2016. Excluding foreign currency translation impacts, customer deposits increased $22.3 billion or 5%. Key features of total customer deposits growth were: Australian customer deposits increased $23.8 billion or 6%, with above system2 growth in household deposits and growth in institutional deposits. Customers continued to direct funds to mortgage offset accounts, supporting 8% growth in Australian non-interest bearing deposits. The Group continues to focus on growing higher quality deposits in preparation for the introduction of NSFR on 1 January 2018; New Zealand customer deposits increased NZ$0.9 billion or 2%, with a 14% increase in non-interest bearing deposits from growth in business and consumer transaction accounts; and Other overseas deposits decreased $2.6 billion or 18% due to a decline in Asian deposits. 1 Spot deposit balances. 2 Source: APRA Westpac Group 2017 Full Year Financial Results Announcement | 21 $m As at As atAs at% Mov't% Mov't 31 March30 SeptSept 17 -Sept 17 - 20172016Mar 17Sept 16 30 Sept 2017 Customer deposits Australia At call Term Non-interest bearing New Zealand (A$) New Zealand (NZ$) At call Term Non-interest bearing Other overseas (A$) Total customer deposits Certificates of deposit Australia New Zealand (A$) Other overseas (A$) Total deposits and other borrowings 414,706397,03316 219,445210,66638 155,777148,876(1)3 39,48437,49128 51,94254,8753(2) 56,81257,54132 23,89423,742(3)(3) 27,83729,17983 5,0814,620414 12,01214,7001(18) 420,841 226,920 153,597 40,324 53,746 58,405 23,117 30,014 5,274 12,083 486,670 478,660466,60824 43,85346,46371 31,01129,7742126 1,4781,192(63)(54) 11,36415,497(22)(43) 46,921 37,515 546 8,860 533,591 522,513513,07124

2017 Full Year financial results
Review of Group operations

2.2.4 Net interest margin


Group Net Interest Margin Movement (%)
Second Half 2017 – First Half 2017
Group margin up 3bps
2.07%
7bps
0bps
2bps
(2bps)
0bps
(1bps)
(3bps)
2.10%
2.00%
2.06%
Excluding Treasury and Markets up 6bps
First Half 2017
Loans
Customer deposits
Term wholesale funding
Bank Levy
Capital & other
Liquidity
Treasury & Markets
Second Half 2017

Second Half 2017 – First Half 2017

Group net interest margin was 2.10%, an increase of 3 basis points from First Half 2017. Key features include:

- 7 basis points increase from loan spreads. This reflected differential pricing changes for certain Australian mortgages, including investor lending and interest only loans, partly offset by broad based competition. While there was some customer switching from interest only to principal and interest loans during the final quarter of the year, this only had a minimal impact on loan spreads in the half;
- Customer deposit spreads were little changed, with term deposit repricing offset by the continuing impact of lower interest rates on the hedging of transaction deposits;
- 2 basis points increase from term wholesale funding, as pricing for new term senior issuance was lower than maturing deals;
- 2 basis points decrease from the introduction of the Bank Levy, effective 1 July 2017 (equivalent to a levy of 6 basis points for three months on $631 billion of applicable liabilities);
- Capital and other was unchanged as the impact of lower interest rates was offset by the positive impact from higher capital balances;
- 1 basis point decrease from liquidity, reflecting the increase holdings of third party liquid assets. This was partly offset by a lower CLF fee following a $10 billion reduction to the CLF from 1 January 2017; and
- Treasury and markets contribution decreased 3 basis points, with lower market volatility impacting returns from interest rate risk management.

22 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results Review of Group operations Group Net Interest Margin Movement (%) Full Year 2017 – Full Year 2016 Group margin down 4bps (1bps) (2bps) (1bps) 2.09% Full Year 2016 Loans Customer Term Bank Levy deposits wholesale funding Capital & other Liquidity Treasury & Markets Full Year 2017 Full Year 2017 – Full Year 2016 Group net interest margin was 2.09%, a decrease of 4 basis points from Full Year 2016. Key components of the decrease include: 9 basis points increase from loan spreads primarily from the full period impact of Australian mortgage and business lending repricing in 2016 and changes to Australian mortgage rates for interest only and investor loans during 2017. This was partly offset by broad based competition and higher short term funding costs; 5 basis points decrease from customer deposit spreads, driven by increased competition for term deposits in late 2016 and early 2017 (4 basis points) and the impact of lower interest rates on the hedging of transaction deposits; 2 basis points decrease from higher term wholesale funding costs as the Group lengthened average tenors in preparation for the implementation of NSFR on 1 January 2018 and an increase in Additional Tier 1 and Tier 2 capital balances and the higher cost of these instruments; 1 basis point decrease from the introduction of the Bank Levy; Capital and other decreased 2 basis points primarily from the impact of lower interest rates; 2 basis point decrease from liquidity, due to increases in third party liquid assets; and 1 basis point decrease from Treasury and Markets, with lower market volatility impacting returns from interest rate risk management. Westpac Group 2017 Full Year Financial Results Announcement | 23 2.13% (2bps) (2bps) Excluding Markets Treasury and down 3bps 2.06% 2.03% 9bps (5bps)

2017 Full Year financial results
Review of Group operations

2.2.5 Non-interest income[1]

$m	Half Year Sept 17	Half Year March 17	% Mov't Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	% Mov't Sept 17 - Sept 16
Fees and commissions[2]	1,329	1,426	(7)	2,755	2,788	(1)
Wealth management and insurance income	924	886	4	1,810	1,911	(5)
Trading income	504	713	(29)	1,217	1,124	8
Other income	27	43	(37)	70	65	8
Non-interest income	**2,784**	**3,068**	**(9)**	**5,852**	**5,888**	**(1)**

Second Half 2017 – First Half 2017

Non-interest income decreased $284 million, or 9% compared to First Half 2017. This was primarily due to lower trading income ($209 million) following a strong first half and the impact of infrequent items including $111 million in provisions for customer refunds and payments (refer to Section 2.1 for further information). Excluding these items, non-interest income rose from an increase in insurance income and business lending fees.

Fees and commissions

Fees and commissions decreased $97 million or 7% compared to First Half 2017, primarily from:

- Lower Advice income including provisions for customer refunds and payments ($55 million);
- Lower Australian credit card income ($28 million) primarily from lower revenue associated with rewards programs and regulatory changes to interchange rates from 1 July 2017; and
- Lower institutional fee income ($19 million) from lower deal volumes; partly offset by
- Higher business lending fees ($13 million) from business growth.

Wealth management and insurance income

Wealth management and insurance income increased $38 million or 4% during the half, with:

- Insurance income $75 million higher:
  - General insurance income increased $74 million from lower claims, with First Half 2017 impacted by Cyclone Debbie claims. Net earned premiums were flat in the half;
  - Life Insurance income increased $11 million, primarily from lower claims and a 4% increase in in-force premiums; and
  - LMI contribution was $10 million lower from a reduction in loans written in higher LVR bands and higher claims.
- WIB wealth management income was up $33 million with performance fees recognised in Second Half 2017; and
- FUM/FUA income was little changed as the benefit of higher asset markets and positive net flows was largely offset by margin compression as legacy products were transferred to lower fee 'MySuper' products (Refer to Section 2.2.6 for further information on FUM/FUA balance movements); partly offset by
- Provisions for customer refunds and payments related to wealth products ($56 million); and
- Contribution from investments in boutique funds $19 million lower.

Trading income

Trading income was $209 million lower compared to First Half 2017. The majority of the reduction was due to lower risk income, with customer activity also lower in WIB markets. Refer to Section 2.2.7 for further detail on Markets related income.

Other income

The decline in other income ($16 million) was mostly due to a lower share of associates profit, following the further sale of BTIM shares.

---

[1] *Refer to Section 4 Note 4 for reported results breakdown. Refer to Section 5 Note 4 for cash earnings results breakdown. As discussed in Section 1.3, commentary is reflected on a cash earnings basis.*
[2] *Comparatives have been restated for the accounting change to the Westpac New Zealand credit card rewards scheme (First Half 2017: $18 million, Second Half 2016: $16 million and First Half 2016: $17 million).*

24 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results Review of Group operations Full Year 2017 – Full Year 2016 Non-interest income was down $36 million or 1% over the year with business growth more than offset by a number of infrequent items. Drivers of business growth include higher markets income in WIB and business lending fees, partly offset by higher insurance claims and a reduction in Australian credit card interchange fees. Fees and commissions Fees and commissions decreased $33 million, or 1% compared to Full Year 2016, largely due to: Lower Advice income including provisions for customer refunds and payments ($55 million); Lower Australian credit card income ($39 million) primarily from lower revenue associated with rewards programs and regulatory changes to interchange rates from 1 July 2017; partly offset by Increased business lending fees ($50 million) supported by higher line fees from business growth; and Higher transaction fees ($15 million) from an increase in account numbers, pricing changes and transaction volumes across the Group. Wealth management and insurance income Wealth management and insurance income decreased $101 million or 5% with the main components being: Provisions for customer refunds and payments related to wealth products ($56 million); Insurance income decreased $29 million, primarily from: - General insurance income reduced $32 million from higher claims, including the impact of Cyclone Debbie in First Half 2017, partly offset by a 2% increase in net earned premiums; Higher LMI income ($6 million) related to arrangements for mortgages with an LVR >90%; and Life insurance income was little changed (down $3 million) with higher claims offset by a 6% increase in net earned premiums. - - Lower contribution from investments in boutique funds ($26 million); and A decrease in FUM/FUA income ($13 million), with the benefit from higher asset markets and positive net flows more than offset by margin compression from the transfer of legacy products to lower fee ‘MySuper’ products. Refer to Section 2.2.6 for further information on FUM/FUA balance movements; partly offset by Increase in WIB wealth management income ($6 million). Trading income Trading income increased $93 million or 8% compared to Full Year 2016. Refer to Section 2.2.7 for further detail on Markets related income. Other income Other income increased $5 million, or 8% compared to Full Year 2016. Higher operating lease rental income was partly offset by a decrease in share of associates profit following the further sale of BTIM shares. Westpac Group 2017 Full Year Financial Results Announcement | 25

2017 Full Year financial results
Review of Group operations

2.2.6 Funds Under Management / Funds Under Administration

$bn	As at 30 Sept 2017	As at 31 March 2017	As at 30 Sept 2016	% Mov't Sept 17 - Mar 17	% Mov't Sept 17 - Sept 16
Funds Under Management (FUM)[1]					
BTFG	43.6	42.5	35.8	3	22
Advance Asset Management	9.5	12.6	12.6	(25)	(25)
Westpac Institutional Bank	12.5	11.3	10.2	11	23
New Zealand (A$)	7.7	7.1	7.1	8	8
Group FUM	**73.3**	**73.5**	**65.7**	**-**	**12**
Funds Under Administration (FUA)					
BTFG	103.2	99.3	94.3	4	9
Asgard	35.1	37.1	36.5	(5)	(4)
New Zealand (A$)	1.6	1.8	2.0	(11)	(20)
Group FUA	**139.9**	**138.2**	**132.8**	**1**	**5**

$bn	Half Year Sept 17	Half Year March 17	% Mov't Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	% Mov't Sept 17 - Sept 16
Average FUM for the Group[2]	73.7	68.3	8	71.0	63.8	11
Average FUA for the Group[2]	140.2	134.9	4	137.4	128.2	7

[1] *FUM balances represent a range of Retail and Superannuation investments where the individual investor selects the risk profile and investment options managed by Advance (multi manager of investment management companies).*
[2] *Averages are based on a six month period.*

26 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results
Review of Group operations

2.2.7 Markets related income[1]

$m	Half Year Sept 17	Half Year March 17	% Mov't Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	% Mov't Sept 17 - Sept 16
Net interest income	47	24	*96*	71	62	*15*
Non-interest income	488	724	*(33)*	1,212	1,093	*11*
Total Markets income	**535**	**748**	***(28)***	**1,283**	**1,155**	***11***
Customer income	436	482	*(10)*	918	912	*1*
Non-customer income	72	247	*(71)*	319	231	*38*
Derivative valuation adjustments	27	19	*42*	46	12	*large*
Total Markets income	**535**	**748**	***(28)***	**1,283**	**1,155**	***11***

Markets income comprises sales and risk management revenue derived from the creation, pricing and distribution of risk management products to the Group's consumer, business, corporate and institutional customers. Dedicated relationship specialists provide product solutions to these customers to help manage their interest rate, foreign exchange, commodity, credit and structured products risk exposures.

Second Half 2017 – First Half 2017

Total markets income decreased by $213 million or 28% compared to the First Half 2017, primarily due to a fall in non-customer income.

Non-customer income decreased $175 million or 71% compared to First Half 2017, due to lower market volatility during Second Half 2017.

Customer income decreased $46 million or 10% compared to First Half 2017, from lower fixed income sales.

Full Year 2017 – Full Year 2016

Total markets income increased by $128 million or 11% compared to Full Year 2016, primarily due to higher non-customer income.

Non-customer income increased $88 million or 38% compared to Full Year 2016, due to higher risk management income from fixed income and commodities in Full Year 2017.

Customer income increased $6 million or 1% on Full Year 2016, across both fixed income and foreign currency sales.

Markets Value at Risk (VaR)[2]

$m	Average	High	Low
Six months ended 30 September 2017	**11.2**	**16.0**	**7.6**
Six months ended 31 March 2017	9.4	13.1	6.5
Six months ended 30 September 2016	7.0	9.7	4.7

The Components of Markets VaR are as follows:

Average $m	Half Year Sept 17	Half Year March 17	Half Year Sept 16
Interest rate risk	3.0	3.7	3.9
Foreign exchange risk	1.5	2.3	3.0
Equity risk	0.1	0.1	0.3
Commodity risk[3]	8.1	5.0	2.4
Credit and other market risks[4]	3.4	3.6	2.5
Diversification benefit	(4.9)	(5.3)	(5.1)
Net market risk	**11.2**	**9.4**	**7.0**

[1] *Markets income includes WIB Markets, Business Bank, Consumer Bank, BTFG and Westpac New Zealand markets.*
[2] *The daily VaR presented above reflects a WIB divisional view of VaR. It varies from presentations of VaR in Westpac's 2017 Annual Report and Australian Prudential Standard (APS) 330 Prudential Disclosure under Basel III where market risk disclosures are segregated into trading and banking book. VaR measures the potential for loss using a history of price volatility.*
[3] *Includes electricity risk.*
[4] *Includes pre-payment risk and credit spread risk.*

200 Westpac GROUP
Westpac Group 2017 Full Year Financial Results Announcement | 27

2017 Full Year financial results
Review of Group operations

2.2.8 Operating expenses[1]

$m	Half Year Sept 17	Half Year March 17	% Mov't Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	% Mov't Sept 17 - Sept 16
Staff expenses	(2,340)	(2,326)	*1*	(4,666)	(4,591)	*2*
Occupancy expenses	(485)	(477)	*2*	(962)	(939)	*2*
Technology expenses	(1,019)	(989)	*3*	(2,008)	(1,922)	*4*
Other expenses[2]	(760)	(709)	*7*	(1,469)	(1,479)	*(1)*
Total expenses	**(4,604)**	**(4,501)**	**2**	**(9,105)**	**(8,931)**	**2**

Second Half 2017 – First Half 2017

Operating expenses increased $103 million or 2% compared to First Half 2017. Productivity benefits of $144 million offset operating cost growth, with the increase due to investment related spending ($54 million) and higher regulatory and compliance costs ($50 million).

Staff expenses increased $14 million during the half. The full period impact of salary increases and higher FTE to support regulatory and compliance activities were partly offset by productivity benefits, lower share based payments and lower restructuring costs.

Occupancy expenses increased $8 million or 2% in the half primarily due to exit costs associated with retail property consolidation and rental increases across corporate sites. Australian branch numbers reduced by 13 in the half.

Technology expenses increased $30 million or 3% compared to First Half 2017, largely from the impact of the Group's investment programs. Higher amortisation of software assets ($16 million), higher depreciation of IT equipment ($6 million) and an increase in software maintenance and licensing costs ($23 million) was largely driven by programs including the customer service hub, new payments platform and enhancing the Group's technology infrastructure. Technology services costs were lower, supported by benefits from renegotiation with vendors.

Other expenses increased $51 million from increased regulatory and compliance related expenses and higher marketing costs, largely seen through higher professional and processing services costs. This was partly offset by disciplined cost management and lower credit card loyalty program costs ($16 million) from seasonally lower redemptions and changes to reward programs.

Full Year 2017 – Full Year 2016

Operating expenses increased $174 million or 2% compared to Full Year 2016. Productivity benefits of $262 million largely offset growth in operating costs. Increase in expenses was driven primarily by higher regulatory and compliance related costs ($84 million) and the impact of the Group's investment program ($82 million).

Staff expenses increased $75 million or 2% compared to Full Year 2016. Annual salary increases and higher investment costs were partly offset by productivity benefits, lower restructuring costs and reduced share based payments.

Occupancy expenses increased $23 million or 2% over the year, primarily due to annual rental expense increases and exit costs associated with retail property consolidation. Australian branch numbers reduced by 42 over the year.

Technology expenses increased $86 million or 4% compared to Full Year 2016, largely from the completion of key elements of the Group's investment programs. This included higher amortisation of software assets ($57 million) and higher software maintenance and licensing costs ($37 million) from programs including the customer service hub, Panorama, new payments platform and enhanced systems for regulatory and compliance purposes.

Other expenses were down $10 million or 1% during the year. The increase in regulatory and compliance costs has been mostly offset by lower outsourced operational costs and a decrease in credit card loyalty program costs ($25 million) as a result of changes to reward programs. In addition, non-lending losses were $8 million lower from reduced credit card and digital fraud, which has benefited from recent enhancements to early detection capability and additional security.

[1] Refer to Section 4 Note 5 for reported results breakdown. Refer to Section 5 Note 5 for cash earnings breakdown. As discussed in Section 1.3, commentary is on a cash earnings basis.
[2] Comparatives have been restated for the accounting change to the Westpac New Zealand credit card rewards scheme (First Half: $18 million, Second Half 2016: $16 million and First Half 2016: $17 million).

28 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results
Review of Group operations

Full Time Equivalent Employees (FTE)

Analysis of movement in FTE	As at 30 Sept 2017	As at 31 March 2017	As at 30 Sept 2016	% Mov't Sept 17 - Mar 17	% Mov't Sept 17 - Sept 16
Permanent employees	32,044	31,994	32,190	-	-
Temporary employees	3,052	3,296	3,390	(7)	(10)
FTE	**35,096**	**35,290**	**35,580**	**(1)**	**(1)**
Average FTE[1]	**35,216**	**35,132**	**35,410**	**-**	**(1)**

Second Half 2017 – First Half 2017

FTE decreased 194 or 1% in the half from productivity initiatives that have streamlined and digitised processes across both operations and contact centres, partly offset by additional resources directed to the Group's investment programs and compliance related activities.

Full Year 2017 – Full Year 2016

FTE decreased 484 or 1% over the year from productivity initiatives that have streamlined and digitised processes across both technology and operations, partly offset by growth to support investments, productivity initiatives and compliance related activities.

Investment spend

$m	Half Year Sept 17	Half Year March 17	% Mov't Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	% Mov't Sept 17 - Sept 16
Expensed	243	236	3	479	517	(7)
Capitalised software and fixed assets	433	344	26	777	710	9
Total	**676**	**580**	**17**	**1,256**	**1,227**	**2**
Growth and productivity	417	375	11	792	778	2
Regulatory change	182	143	27	325	278	17
Other technology	77	62	24	139	171	(19)
Total	**676**	**580**	**17**	**1,256**	**1,227**	**2**

In Full Year 2017, the Group spent $1.26 billion on its investment program with around 54% spent in the second half of the year. The majority of spending continues to be directed to growth and productivity initiatives although there has been a significant lift in regulatory change investment over the year. Of the $1.26 billion investment, 38% was expensed while the remaining 62% was capitalised.

The 17% increase in investment spend in the second half of the year is consistent with patterns over recent years where second half spending typically exceeds that of the first half. In 2017, the increase principally relates to the timing of spending on the customer service hub and higher regulatory spending/investment in cyber security.

Across major investment categories the following progress was achieved in Second Half 2017:

Growth and Productivity

- The customer service hub is a major program to upgrade the Group's banking infrastructure to enable a one bank multi-brand operating model creating greater efficiencies and a more agile environment. The system will support a single and complete view of the customer, and it will enable continuous customer conversations across various channels. The system is beginning with home ownership creating an ability to process all elements of a home loan, including offset accounts, and will ultimately be broadened across other product sets. The program reached a key milestone through the year, originating its first Westpac home loans;
- Investment to connect to the industry's new payments platform to enable customers to make and receive real time, data rich payments. The system is expected to begin its roll out in 2018;
- Enhancing digital useability by making common tasks more accessible and simplifying other tasks to make it easier for customers. Improvements included:
  - Making it easier to become a customer via mobile; customers can now open an account and sign on in five minutes; and
  - Providing better access to features on mobile such as locking/unlocking credit cards with one click, and ability to transfer funds or check balances without needing to log on.

[1] *Averages are based on a six month period.*

200 Westpac GROUP Westpac Group 2017 Full Year Financial Results Announcement | 29

2017 Full Year financial results
Review of Group operations

- Digital enhancements for Business Bank customers included:
  - Enabling St.George sole trader customers to open a deposit account via a contact centre in under 10 minutes compared to 45 minutes previously;
  - Increased access to electronic statements with over 300,000 digitally active customers migrated;
  - Improving the opening of new transaction accounts for Westpac Commercial customers. By better capturing existing information approximately 25 forms have been reduced to 1 application form; and
  - Enhancements to the credit risk management system has reduced manual processing and saved time by simplifying risk reviews, serviceability assessments and automated covenant monitoring.
- Implemented a new process for cheque imaging allowing branches to submit cheques digitally. This has shortened the process time and reduced courier and processing costs, particularly for more remote locations; and
- Continued enhancements to Panorama (BT's funds administration system) with automation of the Super Stream contributions (super stream is an industry hub for clearing superannuation payments).

Regulatory Change

A number of programs are underway under this category including:

- Enhancing regulatory reporting for Super Stream Government to Business, work on common reporting standards, preparing for AASB 9 and supporting collection and reporting of new economic and financial statistics;
- Updating systems to enhance both the management and reporting of the NSFR (applying from 1 January 2018) and intraday liquidity;
- Strengthening compliance processes and systems including a new integrated risk and compliance platform and improving data management and analytics; and
- Implementing various industry changes including national mortgage forms and conveyancing industry changes.

Other technology

Major initiatives under this category included further upgrades to the Group's infrastructure, additional migration of applications onto cloud technologies and upgrades to the Group's 24/7 Cybersecurity Co-ordination Centre.

Capitalised software

$m	Half Year Sept 17	Half Year March 17	*% Mov't* Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	*% Mov't* Sept 17 - Sept 16
Opening balance	1,814	1,781	*2*	1,781	1,654	*8*
Total additions	422	344	*23*	766	696	*10*
Amortisation expense	(311)	(303)	*3*	(614)	(565)	*9*
Impairment expense	(11)	(3)	*large*	(14)	(6)	*133*
Foreign exchange translation	2	(5)	*(140)*	(3)	2	*large*
Closing balance	**1,916**	**1,814**	**6**	**1,916**	**1,781**	**8**

Capitalised software

Increased 6% during Second Half 2017 and was 8% higher than Full Year 2016. In Second Half 2017 additions increased $78 million (23%) compared to First Half 2017 consistent with the higher investment spend. Full Year 2017 additions were 10% higher compared to Full Year 2016 from both increased investment spending and higher capitalisation as some major programs (customer service hub, Panorama and new payments platform) progressed from planning to development and delivery stages.

Software amortisation

Increased $49 million (9%) compared to Full Year 2016. In the Second Half 2017 amortisation increased $8 million (3%) compared to First Half 2017 as projects or major project components were completed. As part of the Group's regular asset review, $11 million of capitalised software was written off in Second Half 2017. The average amortisation period for capitalised software assets was 2.9 years, which has been consistent with recent periods.

30 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results
Review of Group operations

2.2.9 Impairment charges

$m	Half Year Sept 17	Half Year March 17	% Mov't Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	% Mov't Sept 17 - Sept 16
Individually assessed provisions (IAPs)						
New IAPs	(246)	(364)	*(32)*	(610)	(727)	*(16)*
Write-backs	144	144	-	288	210	*37*
Recoveries	84	84	-	168	137	*23*
Total IAPs, write-backs and recoveries	**(18)**	**(136)**	***(87)***	**(154)**	**(380)**	***(59)***
Collectively assessed provisions (CAPs)						
Write-offs	(525)	(443)	*19*	(968)	(902)	*7*
Other changes in CAPs	183	86	*113*	269	158	*70*
Total new CAPs	**(342)**	**(357)**	***(4)***	**(699)**	**(744)**	***(6)***
Total impairment charges	**(360)**	**(493)**	***(27)***	**(853)**	**(1,124)**	***(24)***

Asset quality improved through Full Year 2017 with stressed assets to total committed exposures reducing 15 basis points to 1.05%. The reduction in stress mostly reflects the work-out or return to health of a number of watchlist and substandard facilities. Impaired assets were also lower, with gross impaired assets to gross loans reducing 10 basis points to 0.22%. The reduction in impaired assets principally related to the work-out or write-off of a small number of institutional facilities. Where stress in the portfolio has emerged it can mostly be traced back to the slowdown in mining investment, sectors undergoing structural change, along with a rise in delinquencies and properties in possession in these regions, particularly in Western Australia and Queensland.

The improved asset quality and the write-off of a small number of larger impaired facilities led to a reduction in provisions balances which were down $483 million. IAPs were $389 million lower while CAPs were $94 million lower. Within CAPs the economic overlay was reduced by $66 million, ending at $323 million as at 30 September 2017.

This trend of improved asset quality and work-out of existing stressed facilities has contributed to the reduction in impairment charges both over the year and in Second Half 2017 compared to First Half 2017.

Second Half 2017 – First Half 2017

Impairment charges for Second Half 2017 were $360 million, down $133 million compared to First Half 2017, and were equivalent to 11 basis points of average gross loans. The decrease was mostly due to lower new IAPs and lower total new CAPs.

Key movements included:

- Total IAPs less write-backs and recoveries were $118 million lower than First Half 2017 due to a $118 million reduction in new IAPs. New IAPs were lower particularly in WIB and in the Business Bank. Much of this was due to a decline in impairments in regions impacted by the slowdown in mining investment and manufacturing. Write-backs and recoveries were unchanged.
- Total new CAPs were $15 million lower than First Half 2017. Key movements included:
  - Write-offs were $82 million higher in Second Half 2017, consistent with normal seasonal patterns in unsecured personal lending and from changes to reporting of customers granted hardship assistance;
  - Benefits from other changes in CAPs were $97 million higher from changes in the economic overlay and improved asset quality. This was partially offset by lower benefits in the institutional book where fewer customers were downgraded to impaired; and
  - The economic overlay was $55 million lower over the Second Half 2017. The reduction in the half was mostly due to provisions utilised or no longer required for the mining and related exposures and New Zealand dairy portfolios.

200 Westpac GROUP
Westpac Group 2017 Full Year Financial Results Announcement | 31

2017 Full Year financial results Review of Group operations Full Year 2017 – Full Year 2016 Impairment charges of $853 million were down $271 million or 24% compared to Full Year 2016. Key movements included: Total new IAPs less write-backs and recoveries were $226 million lower than Full Year 2016. New IAPs decreased $117 million primarily due to a small number of large impairments in WIB in Full Year 2016 whereas there were only two larger facilities that migrated to impaired over Full Year 2017. This was partially offset by higher new IAPs in the Business bank and in mortgages. Full Year 2017 also benefited from a larger number of write-backs and recoveries which were $109 million higher than Full Year 2016 as impaired facilities were worked out; and Total new CAPs were $45 million lower due to a $111 million increase in the benefit from other changes in CAPs partially offset by a $66 million lift in write-offs principally in personal lending associated with changes to reporting of customers granted hardship assistance. Total economic overlays were $66 million lower compared to Full Year 2016. 2.2.10 Tax Expense Second Half 2017 – First Half 2017 The effective tax rate of 30.6% in Second Half 2017 was higher than the First Half 2017 effective tax rate of 30.3%. The effective tax rate is above the Australian corporate tax rate of 30% and reflects several Additional Tier 1 instruments whose distributions are not deductible for Australian taxation purposes. Full Year 2017 – Full Year 2016 The effective tax rate of 30.4% in Full Year 2017 was higher than the Full Year 2016 effective tax rate of 29.9%. The increase was largely due to benefits following the finalisation of prior period taxation matters in 2016 that were not repeated. 2.2.11 Non-controlling Interests Non-controlling interests represent profits of non-wholly owned subsidiaries attributable to shareholders other than Westpac. These include profits on the 10.1% shareholding in Westpac-PNG-Limited and the 25% shareholding in St.George Motor Finance Limited that are not owned by Westpac. 32 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results Review of Group operations 2.3 Credit quality Credit quality improved over the year with total stressed exposures to TCE declining and remaining low relative to historical experience. Stressed exposures to TCE were 1.05%, 15 basis points lower than 30 September 2016 and 9 basis points down on 31 March 2017 (see 2.3.1 Credit Quality Key Metrics). The fall in stress was due to reductions in both impaired assets and to watchlist and substandard facilities. These decreases can be broadly traced back to the write-off, refinance or work-out of some institutional facilities and to an improved outlook for the New Zealand dairy sector. Overall trends in the portfolio remain positive and, in general, sectors that were being closely monitored, such as mining, New Zealand dairy, and commercial property have seen improved or stable credit quality metrics. Across regions, Western Australia (WA) and regional Queensland (Qld) continue to experience elevated levels of stress and higher delinquencies as these markets continue to readjust to the slowing of the mining investment cycle. Late in the year there were early signs of an improvement in WA. Consistent with the fall in stressed assets, provisioning levels were $483 million lower, due mainly to a decrease in IAPs. The ratio of impairment provisions to impaired assets remained high at 46% but was lower over the year and the half mostly from the write-off of some highly provisioned facilities. The ratio of collectively assessed provisions to credit risk weighted assets was unchanged at 76 basis points. Portfolio segments The institutional and commercial segments continue to perform well with the level of stress reducing as a number of facilities that were stressed were refinanced, repaid or written off. Over recent periods, the depth of distressed debt markets has increased and this has enabled the Group to reduce its impaired exposures. Two new large (>$50 million) facilities were downgraded to impaired during Full Year 2017, both in First Half 2017. The commercial property segment has continued to perform well and improve. Stress peaked in this portfolio in the midst of the financial crisis with the proportion of the portfolio (stress as a percent of total committed exposure) stressed reached 15.5%. Since then stress has steadily declined to 1.3% and remains well below long term averages. The small and medium business portfolio has also performed well. Stress has eased over the Full Year 2017 with decreases in agriculture, manufacturing and mining. Where new stress has emerged it has been more concentrated in WA and regional Qld. The New Zealand business portfolio saw an increase in stress in Second Half 2016 as lower milk prices impacted the dairy industry. Since that period milk prices have increased, improving the prospects for the sector. As a result, a number of stressed facilities returned to performing through Full Year 2017. Facilities remaining in the watchlist and substandard categories are likely to return to fully performing when they achieve a sustained period of improved cash flow and/or debt reduction. The quality of the mortgage portfolio remains high with Australian mortgage 90+ day delinquencies just one basis point higher over the twelve months to 30 September 2017 to end the year at 0.67%. The implementation of new prudential rules for the reporting of delinquencies for customers granted hardship assistance, which are being progressively applied to the industry, have matured. There has been a 4 basis point increase in 90+ day delinquencies for those customers impacted by Cyclone Debbie and who were provided with disaster packages. Excluding this impact, 90+ day delinquencies decreased 3 basis points as mortgage delinquencies across Australia have improved slightly on average. Conditions are different across states with more modest growth and higher unemployment in some regions, particularly in WA and regional Qld, contributing to higher delinquencies in those regions. This has been offset by continued low and stable delinquencies in NSW and Victoria. The investment property and interest only segments continue to have delinquency profiles well below the portfolio average with 90+ day delinquencies of 0.49% and 0.52% respectively. Australian properties in possession increased over Full Year 2017 by 175 to 437 as at 30 September 2017 with the majority of the increases from WA and Qld. Realised mortgage losses across the Group were $87 million for Full Year 2017, equivalent to 2 basis points. Consumer unsecured delinquencies trended higher over the year with the increase principally due the prudential changes in delinquency reporting and not an increase in underlying stress. Total Group other consumer 90+ day delinquencies were 1.57%, up 46 basis points since 30 September 2016 and 2 basis points higher compared to 31 March 2017. Around 50 basis points of the increase over the year was due to the change in delinquency reporting for customers granted hardship assistance. This was offset by a 4 basis point underlying improvement in delinquencies mostly related to the reduction in unemployment. New Zealand mortgage 90+ day delinquencies increased 2 basis points over the year to 0.12% at 30 September 2017. While delinquencies were higher, they remain at or near historical lows reflecting the quality of the portfolio and prudential controls that have materially reduced the level of higher LVR lending across the country. Westpac Group 2017 Full Year Financial Results Announcement | 33

2017 Full Year financial results
Review of Group operations

Unsecured delinquencies in New Zealand also remain low in absolute terms although they increased over the year. Other consumer 90+ day delinquencies were 0.57% an increase of 9 basis points from 30 September 2016 and were 1 basis point lower than 31 March 2017.

Provisioning

Westpac has maintained adequate provisioning coverage with:

- The ratio of gross impaired asset provisions to gross impaired assets remains high at 46.3%. This ratio was lower over the year (down 3.1 percentage points compared to 30 September 2016) as a number of large, highly provisioned impaired exposures were worked out or written-off; and
- The ratio of collectively assessed provisions to credit risk weighted assets was 76 basis points, unchanged from 30 September 2016.

Total impairment provisions were $3,119 million with IAPs of $480 million and CAPs of $2,639 million.

IAPs were $389 million lower primarily from a small number of large institutional names worked out and written off during Full Year 2017.

CAPs balances were $94 million lower compared to 30 September 2016. The movement in the CAPs can principally be traced to:

- The economic overlay was $66 million lower over the year at $323 million at 30 September 2017. This was due to the partial release and utilisation of the overlay for the mining and mining related manufacturing sectors and for the New Zealand dairy sector; and
- The reduction in stressed assets.

2.3.1 Credit quality key metrics

	As at 30 Sept 17	As at 31 March 17	As at 30 Sept 16	As at 31 March 16
Stressed exposures by credit grade as a % of TCE:				
Impaired	0.15%	0.20%	0.22%	0.26%
90 days past due and not impaired	0.34%	0.35%	0.33%	0.28%
Watchlist and substandard	0.56%	0.59%	0.65%	0.49%
Total stressed exposures	**1.05%**	**1.14%**	**1.20%**	**1.03%**
Gross impaired assets to TCE for business and institutional:				
Business Australia	0.47%	0.63%	0.55%	0.59%
Business New Zealand	0.62%	0.68%	0.71%	0.77%
Institutional	0.06%	0.17%	0.32%	0.40%
Mortgage 90+ day delinquencies:				
Group	0.62%	0.63%	0.61%	0.52%
Australia	0.67%	0.67%	0.66%	0.55%
New Zealand	0.12%	0.14%	0.10%	0.15%
Other consumer loans 90+ day delinquencies:				
Group	1.57%	1.55%	1.11%	1.42%
Australia	1.66%	1.63%	1.17%	1.49%
New Zealand	0.57%	0.58%	0.48%	0.56%
Other:				
Gross impaired assets to gross loans	0.22%	0.30%	0.32%	0.39%
Gross impaired asset provisions to gross impaired assets	46.30%	52.07%	49.42%	47.65%
Total provisions to gross loans	45bps	52bps	54bps	57bps
Collectively assessed provisions to risk weighted assets	65bps	67bps	67bps	75bps
Collectively assessed provisions to credit risk weighted assets	76bps	77bps	76bps	87bps
Total provisions to risk weighted assets	77bps	87bps	88bps	101bps
Impairment charges to average loans annualised[1]	11bps	15bps	14bps	21bps
Net write-offs to average loans annualised[1]	25bps	19bps	19bps	13bps

[1] *Averages are based on a six month period.*

34 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results Review of Group operations 2.4 2.4.1 Balance sheet and funding Balance sheet Second Half 2017 – First Half 2017 Key movements during the half included: Assets Cash and balances with central banks increased $2.5 billion or 16% reflecting higher liquid assets; Receivables due from other financial institutions decreased $2.4 billion or 25% mainly due to reduction in collateral posted with derivative counterparties; Trading securities and financial assets designated at fair value and available-for-sale securities decreased $4.9 billion or 5% primarily due to lower securities purchased under agreement to resell; Derivative assets decreased $0.6 billion or 2% mainly driven by the closing out of positions via cash settlement, partly offset by movements in foreign currency translation impacts on cross currency swaps and forward contracts; and Loans grew $18.0 billion or 3%. Refer to Section 2.2.2 Loans for further information. Liabilities Payables due to other financial institutions increased $0.5 billion or 2% due to increased cash collateral posted by derivative counterparties, mostly offset by lower funding of securities through repurchase agreement and interbank borrowings; Deposits and other borrowings increased $11.1 billion or 2%. Refer to Section 2.2.3 Deposits and other borrowings for further information; Derivative liabilities decreased $3.1 billion or 11% mainly driven by the closing out of positions via cash settlement, partly offset by movements in foreign currency translation impacts on cross currency swaps and forward contracts; Westpac Group 2017 Full Year Financial Results Announcement | 35 $m As at As atAs at% Mov't% Mov't 31 March30 Sept Sept 17 - Sept 17 - 20172016Mar 17Sept 16 30 Sept 2017 Assets 15,91217,015168 9,5459,951(25)(28) 90,92981,833(5)5 24,61932,227(2)(25) 666,946661,92633 10,93414,192(3)(25) 21,10822,058(2)(6) Cash and balances with central banks 18,397 Receivables due from other financial institutions 7,128 Trading securities and financial assets designated at fair value and available-for-sale securities 86,034 Derivative financial instruments 24,033 Loans 684,919 Life insurance assets 10,643 Other assets 20,721 Total assets 851,875 839,993839,20212 Liabilities 21,39018,209220 522,513513,07124 4,8944,752(17)(15) 28,45736,076(11)(30) 167,306169,9021(1) 9,15812,361(2)(27) 17,10615,805312 9,79710,8458(3) Payables due to other financial institutions 21,907 Deposits and other borrowings 533,591 Other financial liabilities at fair value through income statement 4,056 Derivative financial instruments 25,375 Debt issues 168,356 Life insurance liabilities 9,019 Loan capital 17,666 Other liabilities 10,563 Total liabilities 790,533 780,621781,02111 Equity 59,31558,12035 5761(5)(11) Total equity attributable to owners of Westpac Banking Corporation 61,288 Non-controlling interests 54 Total equity 61,342 59,37258,18135

2017 Full Year financial results Review of Group operations Debt issues increased $1.1 billion or 1% ($1.7 billion or 1% increase excluding foreign currency translation impacts). Refer to Section 2.4.2 Funding and liquidity risk management for further information; and Loan capital increased $0.6 billion or 3% mainly due to issuances of $1.6 billion of US$ Additional Tier 1 securities (Additional Tier 1 capital), mostly offset by the redemption of $1.0 billion of Tier 2 subordinated notes (including foreign currency translation impacts). During Second Half 2017 $1.7 billion of Tier 2 Basel III transitional subordinated notes were redeemed, offset by the issue of $0.7 billion of Tier 2 Basel III fully compliant subordinated notes. Equity attributable to owners of Westpac Banking Corporation increased $2.0 billion reflecting additional retained profits less dividends paid during the period and shares issued under the 2017 interim DRP. Full Year 2017 – Full Year 2016 Key movements included: Assets Cash and balances with central banks increased $1.4 billion or 8% reflecting higher liquid assets; Receivables due from other financial institutions decreased $2.8 billion or 28% mainly due to reduction in collateral posted with derivative counterparties; Trading securities and financial assets designated at fair value and available-for-sale securities increased $4.2 billion or 5% in response to the CLF reduction on 1 January 2017; Derivative assets decreased $8.2 billion or 25% mainly driven by the closing out of positions via cash settlement, partly offset by movements in foreign currency translation impacts on cross currency swaps and forward contracts; Loans grew $23.0 billion or 3%. Refer to Section 2.2.2 Loans for further information; and Life insurance assets decreased $3.5 billion or 25% mainly due to the deconsolidation of 16 managed funds as a result of a decline in the Group’s unit holdings. Liabilities Payables due to other financial institutions increased $3.7 billion or 20% due to increased funding of securities through repurchase agreements and interbank borrowings, partially offset by lower offshore central bank deposits; Deposits and other borrowings increased $20.5 billion or 4%. Refer to Section 2.2.3 Deposits and other borrowings for further information; Other financial liabilities at fair value through the income statement decreased $0.7 billion or 15% reflecting reduced securities sold through repurchase agreements; Derivative liabilities decreased $10.7 billion or 30% mainly driven by the closing out of positions via cash settlement, partly offset by movements in foreign currency translation impacts on cross currency swaps and forward contracts; Debt issues decreased $1.5 billion or 1% ($1.7 billion or 1% increase excluding foreign currency translation impacts). Refer to Section 2.4.2 Funding and liquidity risk management for further information; Life insurance liabilities decreased $3.3 billion or 27% mainly due to the deconsolidation of 16 managed funds as a result of a decline in the Group’s unit holdings; and Loan capital increased $1.9 billion or 12% mainly due to issuances of $1.6 billion of US$ Additional Tier 1 securities (Additional Tier 1 capital) and net issuances of $0.3 billion of Tier 2 subordinated notes. During the year $2.5 billion of Tier 2 Basel III fully compliant subordinated notes were issued, mostly offset by the redemption of $2.2 billion of Tier 2 Basel III transitional subordinated notes (including foreign currency translation impacts). Equity attributable to owners of Westpac Banking Corporation increased $3.2 billion reflecting additional retained profits less dividends paid during the period and shares issued under the 2017 interim DRP and 2016 final DRP. 36 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results Review of Group operations 2.4.2 Funding and liquidity risk management Liquidity risk is the risk that the Group will be unable to fund assets and meet obligations as they become due. This type of risk is inherent in all banks through their role as intermediaries between depositors and borrowers. The Group has a liquidity risk management framework which seeks to meet the objective of meeting cash flow obligations under a wide range of market conditions, including name specific and market-wide stress scenarios, as well as meeting the regulatory requirements of the LCR and NSFR1. In Full Year 2017 the Group maintained its sound funding and liquidity profile, funding loan growth of $23 billion through a mix of customer deposits, wholesale funding and equity, with little change in the overall composition of the Group’s total funding. Key metrics remained comfortably above regulatory minimums, including an LCR of 124% despite a $10 billion reduction in the CLF for the 2017 calendar year. The Group’s NSFR as at 30 September 2017 was estimated at 109% based on current APRA guidelines. Liquid Assets The Group’s liquid asset portfolio includes both high-quality liquid assets (HQLA) and other securities that are eligible for repurchase with a central bank. In total, Westpac held $137.8 billion in unencumbered liquid assets as at 30 September 2017 (30 September 2016: $144.3 billion). At 30 September 2017 the portfolio comprised: $72.1 billion of cash, deposits at central banks, government and semi-government bonds; $17.8 billion of repo-eligible private securities; and $47.9 billion of self-originated AAA rated mortgage backed securities, which are eligible collateral for repurchase agreement with the RBA or the RBNZ. LCR The LCR requires banks to hold sufficient HQLA, as defined, to withstand 30 days under a regulator-defined acute stress scenario. Given the limited amount of government debt in Australia, the RBA, jointly with APRA, makes available to ADIs a CLF. Subject to satisfaction of qualifying conditions, the CLF can be accessed to help meet the LCR requirement. In order to have access to a CLF, ADIs are required to pay a fee of 15 basis points (0.15%) per annum to the RBA on the approved undrawn facility. APRA approved Westpac’s CLF allocation of $49 billion for the 2017 calendar year (2016 calendar year: $59 billion). APRA has approved a CLF allocation for Westpac of $57 billion for the 2018 calendar year. The Group’s LCR as at 30 September 2017 was 124% (30 September 2016: 134%) and the average LCR for the quarter ended 30 September 2017 was 124%2. NSFR The Group will be required to maintain a NSFR, designed to encourage longer-term funding resilience, of at least 100% when it comes into effect on 1 January 2018. Based on the latest guidance from APRA, Westpac had an estimated NSFR of 109% at 30 September 2017 (estimated at 108% as at 31 March 2017). Improvement in the ratio since 31 March 2017 was due mainly to a continued lengthening of wholesale funding duration, improvement in the composition of deposits and some data refinement. Funding The Group monitors the composition and stability of its funding so that it remains within the Group’s funding risk appetite. This includes compliance with both the LCR and upcoming NSFR. Over the Full Year 2017 the Group continued to prepare for the introduction of the NSFR at the start of calendar 2018. Customer deposits increased by 91 basis points to 61.8% of total funding (30 September 2016: 60.9%). There was little change in other sources of stable funding, with the proportion of long term funding, securitisation and equity to total funding remaining relatively stable. Short term funding as a proportion of total funding decreased 106 basis points over Full Year 2017, which further lengthened the tenor of wholesale funding. Short term funding comprised 14.1% of the Group’s total funding (30 September 2016: 15.2%). This portfolio of $110.9 billion has a weighted average maturity of 148 days and is more than covered by the $137.8 billion of repo-eligible liquid assets held by the Group. In Full Year 2017, the Group raised $36.6 billion of long term wholesale funding in a range of currencies, including USD, EUR, AUD and GBP, and through a diverse range of products. Approximately two-thirds of new issuance was issued as senior unsecured bonds, a further 18% as covered bonds, and the balance was issued in capital securities and securitisation, providing a mix of tenor, investor and cost to the Group’s funding. 1 Refer to Glossary for definition. 2 Calculated using a daily average of LCR liquid assets and cash flows. Westpac Group 2017 Full Year Financial Results Announcement | 37

2017 Full Year financial results
Review of Group operations

The Group also continued to lengthen the tenor of its long term funding portfolio. In Full Year 2017, 43% of new term issuance had a contractual maturity of greater than five years and this contributed to a weighted average maturity (excluding securitisation) of new term issuance in Full Year 2017 of 5.8 years (Full Year 2016: 5.4 years).

Notable transactions during the year included the Group's A$2.15 billion Crusade ABS Series 2017-1 transaction and two inaugural offshore benchmark-sized capital transactions. The Group issued US$1.5 billion of Basel III compliant Tier 2 securities issued in November 2016 and US$1.25 billion of Basel III compliant Additional Tier 1 securities issued in September 2017. Both issues were registered with the US Securities and Exchange Commission (SEC), with Westpac continuing to benefit in US markets from being the only major Australian bank to have SEC registration.

Liquidity coverage ratio

$m	As at 30 Sept 2017	As at 31 March 2017	As at 30 Sept 2016	% Mov't Sept 17 - Mar 17	% Mov't Sept 17 - Sept 16
High Quality Liquid Assets (HQLA)[1]	71,904	73,565	69,360	*(2)*	*4*
Committed Liquidity Facility (CLF)[1]	49,100	49,100	58,600	-	*(16)*
Total LCR liquid assets	**121,004**	**122,665**	**127,960**	***(1)***	***(5)***
Cash outflows in a modelled 30-day APRA defined stressed scenario					
Customer deposits	65,612	65,861	63,521	-	*3*
Wholesale funding	12,231	13,238	13,149	*(8)*	*(7)*
Other flows[2]	20,109	19,121	19,152	*5*	*5*
Total	**97,952**	**98,220**	**95,822**	**-**	***2***
LCR[3]	**124%**	**125%**	**134%**	***(100bps)***	***large***

Funding by residual maturity

	As at 30 Sept 2017		As at 31 March 2017		As at 30 Sept 2016	
	$m	Ratio %	$m	Ratio %	$m	Ratio %
Wholesale funding						
Less than 6 months	63,173	*8.0*	64,890	*8.3*	73,284	*9.6*
6 to 12 months	19,776	*2.5*	17,446	*2.3*	10,638	*1.4*
Long term to short term scroll[4]	27,955	*3.6*	25,942	*3.4*	32,150	*4.2*
Wholesale funding - residual maturity less than 12 months	**110,904**	***14.1***	**108,278**	***14.0***	**116,072**	***15.2***
Securitisation	8,209	*1.0*	9,856	*1.3*	9,445	*1.2*
Greater than 12 months	119,494	*15.2*	116,825	*15.1*	115,264	*15.0*
Wholesale funding - residual maturity greater than 12 months	**127,703**	***16.2***	**126,681**	***16.4***	**124,709**	***16.2***
Customer deposits	**486,670**	***61.8***	**478,660**	***61.9***	**466,608**	***60.9***
Equity[5]	**61,925**	***7.9***	**59,868**	***7.7***	**58,726**	***7.7***
Total funding	**787,202**	***100.0***	**773,487**	***100.0***	**766,115**	***100.0***

Deposits to net loans ratio

	As at 30 Sept 2017		As at 31 March 2017		As at 30 Sept 2016	
	$m	Ratio %	$m	Ratio %	$m	Ratio %
Customer deposits	486,670		478,660		466,608	
Net loans	684,919	*71.1*	666,946	*71.8*	661,926	*70.5*

[1] Refer to Glossary for definition.
[2] Other flows includes credit and liquidity facilities, collateral outflows and inflows from customers.
[3] Calculated on a spot basis.
[4] Scroll represents wholesale funding with an original maturity greater than 12 months that now has a residual maturity less than 12 months.
[5] Includes total share capital, share based payments, reserve and retained profits.

38 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results
Review of Group operations

Funding view of the balance sheet

$m	Total liquid assets[1]	Customer deposits	Wholesale funding	Customer franchise	Market inventory	Total
As at 30 Sept 2017						
Total assets	137,797	-	-	651,573	62,505	851,875
Total liabilities	-	(486,670)	(238,607)	-	(65,256)	(790,533)
Total equity	-	-	-	(61,925)	583	(61,342)
Total	**137,797**	**(486,670)**	**(238,607)**	**589,648**	**(2,168)**	**-**
Net loans[2]	47,935	-	-	636,984	-	684,919
As at 31 March 2017						
Total assets	138,511	-	-	633,255	68,227	839,993
Total liabilities	-	(478,660)	(234,959)	-	(67,002)	(780,621)
Total equity	-	-	-	(59,868)	496	(59,372)
Total	**138,511**	**(478,660)**	**(234,959)**	**573,387**	**1,721**	**-**
Net loans[2]	47,691	-	-	619,255	-	666,946
As at 30 Sept 2016						
Total assets	144,284	-	-	620,856	74,062	839,202
Total liabilities	-	(466,608)	(240,781)	-	(73,632)	(781,021)
Total equity	-	-	-	(58,726)	545	(58,181)
Total	**144,284**	**(466,608)**	**(240,781)**	**562,130**	**975**	**-**
Net loans[2]	56,057	-	-	605,869	-	661,926

[1] *Refer to Glossary for definition.*
[2] *Liquid assets in net loans include internally securitised assets that are eligible for re-purchase agreements with the RBA / RBNZ.*

Westpac Group 2017 Full Year Financial Results Announcement | 39

2017 Full Year financial results
Review of Group operations

2.5 Capital and Dividends

	As at 30 Sept 2017	As at 31 March 2017	As at 30 Sept 2016	% Mov't Sept 17 - Mar 17	% Mov't Sept 17 - Sept 16
Regulatory capital structure					
Common equity Tier 1 capital after deductions ($m)	42,670	40,335	38,875	6	10
Risk weighted assets (RWA) ($m)	404,235	404,382	410,053	-	(1)
Common equity Tier 1 capital ratio	10.56%	9.97%	9.48%	59bps	108bps
Additional Tier 1 capital ratio	2.10%	1.71%	1.69%	39bps	41bps
Tier 1 capital ratio	12.66%	11.68%	11.17%	98bps	149bps
Tier 2 capital ratio	2.16%	2.32%	1.94%	(16bps)	22bps
Total regulatory capital ratio	14.82%	14.00%	13.11%	82bps	171bps
APRA leverage ratio	5.66%	5.30%	5.20%	36bps	46bps

Capital management strategy

In light of APRA's announcement on 'unquestionably strong' capital on 19 July 2017, Westpac has ceased to use its preferred range of 8.75% to 9.25% as a guide to managing capital levels. Westpac will revise its preferred range for the CET1 ratio once APRA finalises its review of the capital adequacy framework. In the interim, Westpac will seek to operate with a CET1 ratio of at least 10.5% in March and September as measured under the existing capital framework. This also takes into consideration:

- current regulatory capital minimums and the capital conservation buffer (CCB), which together are the total CET1 requirement. In line with the above, the total CET1 requirement for Westpac is at least 8.0%, based upon an industry minimum CET1 requirement of 4.5% plus a capital buffer of at least 3.5% applicable to domestic systemically important banks (D-SIBs)[1];
- stress testing to calibrate an appropriate buffer against a downturn; and
- quarterly volatility of capital ratios due to the half yearly cycle of ordinary dividend payments.

Should the CET1 ratio fall below the total CET1 requirement restrictions on the distribution of earnings will apply. This includes restrictions on the amount of earnings that can be distributed through dividends, Additional Tier 1 capital distributions and discretionary staff bonuses.

Common Equity Tier 1 capital ratio movement for Second Half 2017


100bps
(50bps)
(4bps)
(7bps)
10bps
6bps
4bps
(2bps)
2bps
10.56%
9.97%
Organic
(+39bps)
Other items
(+20bps)
31 March 2017
Cash earnings
Interim dividend (net of DRP)
Ordinary RWA growth
Other movements
BTIM sale
Life insurance statutory fund consolidation
Regulatory modelling change
FX translation impact
Defined benefit impact
30 September 2017

Westpac's CET1 capital ratio was 10.56% at 30 September 2017, 59 basis points higher than recorded at 31 March 2017.

[1] *Noting that APRA may apply higher CET1 requirements for an individual ADI.*

40 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results Review of Group operations Organic capital generation of 39 basis points included: econd Half 2017 cash earnings of $4.0 billion (100 basis points increase); The 2017 interim dividend payment, net of DRP share issuance (50 basis points decrease); Ordinary RWAs before the impact of FX movements and RWA modelling changes increased mainly driven by non-credit RWA (4 basis point decrease); and Other movements reduced the CET1 capital ratio by 7 basis points, mainly from an increase in capitalised costs and a small increase in other equity investments including fintech businesses. Other items increased the CET1 capital ratio by 20 basis points mainly driven by: The sale of shares in BTIM (10 basis points increase); Consolidation of statutory funds in the life insurance business (6 basis points increase); and Regulatory modelling changes which reduced RWA by $1.8 billion (4 basis points increase). Additional Tier 1 and Tier 2 capital movement for Second Half 2017 During the half: New Additional Tier 1 capital was issued, which increased Additional Tier 1 capital by $1.6 billion or 39 basis points; New Tier 2 capital was issued, which increased Tier 2 capital by $0.7 billion or 18 basis points; and A Tier 2 transitional capital instrument was redeemed, which reduced Tier 2 capital by $1.7 billion or 41 basis points. Common Equity Tier 1 capital ratio movement for Full Year 2017 6bps 30 September 2016 Cash earnings Dividends (net of DRP) Ordinary RWA growth Other movements BTIM sale Life insurance statutory fund consolidation Regulatory modelling changes Deferred tax asset FX translation impact Defined benefit impact 30 September 2017 The 30 September 2017 CET1 capital ratio of 10.56% is 108 basis points higher than reported at 30 September 2016 and reflects: Organic capital generation added 72 basis points with cash earnings (net of dividends) and shares issued to satisfy the DRP adding 79 basis points. These gains were partially offset mainly by other capital movements (9 basis points decrease); and Other items resulted in a 36 basis points increase in the CET1 capital ratio. These included the sale of BTIM shares (10 basis points increase), consolidation of statutory funds in the life insurance business (6 basis points increase), regulatory modelling changes (7 basis points increase) and a reduction in the deferred tax asset (6 basis points increase). Westpac Group 2017 Full Year Financial Results Announcement | 41 9.48% 199bps 10bps6bps7bps 2bps5bps 10.56% 2bps (120bps) (9bps) Organic Other items (+72bps) (+36bps)

2017 Full Year financial results
Review of Group operations

Leverage Ratio

The leverage ratio represents the amount of Tier 1 capital relative to exposure. At 30 September 2017, Westpac's leverage ratio[1] was 5.7%, up 36 basis points since 31 March 2017. The increase is primarily due to increased capital highlighted earlier.

APRA has yet to prescribe any minimum leverage ratio requirements.

Internationally Comparable Capital Ratios

The APRA Basel III capital adequacy requirements are more conservative than those of the Basel Committee on Banking Supervision (BCBS), leading to lower reported capital ratios when compared to international peers. In order to facilitate comparisons, APRA conducted a study in July 2015 outlining its methodology for measuring internationally comparable capital ratios. For details on the adjustments refer to Westpac's 2017 Full Year Investor Discussion Pack, available at https://www.westpac.com.au/about-westpac/investor-centre/financial-information/.

The table below calculates the Group's reported capital ratios consistent with this methodology.

	As at 30 Sept 2017	As at 31 March 2017	As at 30 Sept 2016	*% Mov't* Sept 17 - Mar 17	*% Mov't* Sept 17 - Sept 16
Internationally comparable capital ratios					
Common equity Tier 1 capital ratio	16.20%	15.34%	14.43%	*86bps*	*177bps*
Total regulatory capital ratio	21.09%	19.37%	17.73%	*172bps*	*336bps*
Leverage ratio	6.33%	6.01%	5.93%	*32bps*	*40bps*

[1] *The leverage ratio is based on the same definition of Tier 1 as used for APRA capital requirements and is not comparable to the Basel Committee for Banking Supervision leverage ratio calculation.*

42 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results
Review of Group operations

Risk Weighted Assets (RWA)

$m	As at 30 Sept 2017	As at 31 March 2017	As at 30 Sept 2016	% Mov't Sept 17 - Mar 17	% Mov't Sept 17 - Sept 16
Corporate[1]	71,160	76,210	81,550	(7)	(13)
Business lending[2]	34,638	33,735	32,871	3	5
Sovereign[3]	1,505	1,665	1,669	(10)	(10)
Bank[4]	5,905	5,887	6,815	-	(13)
Residential mortgages	127,825	127,111	123,966	1	3
Australian credit cards	5,665	6,009	5,904	(6)	(4)
Other retail	13,250	13,538	13,805	(2)	(4)
Small business[5]	11,708	11,482	11,930	2	(2)
Specialised lending: Property and project finance[6]	57,081	56,122	57,961	2	(2)
Securitisation[7]	4,167	3,992	4,067	4	2
Standardised	9,946	9,682	9,228	3	8
Mark-to-market related credit risk	6,408	7,280	9,046	(12)	(29)
Credit risk	349,258	352,713	358,812	(1)	(3)
Market risk	8,094	7,471	7,861	8	3
Operational risk[8]	31,229	31,653	33,363	(1)	(6)
Interest rate risk in the banking book (IRRBB)	11,101	8,143	5,373	36	107
Other	4,553	4,402	4,644	3	(2)
Total	**404,235**	**404,382**	**410,053**	**-**	**(1)**

Second Half 2017 – First Half 2017

Total RWA decreased $0.2 billion this half:

- Credit risk RWA decreased $3.4 billion or 1.0%:
  - Improved asset quality reduced RWA by $4.6 billion;
  - RWA modelling changes as part of ongoing model refinement reduced RWA by $1.8 billion; and
  - Reduction in mark-to-market related credit risk RWA of $0.9 billion.

  These items were partially offset by portfolio growth which added $3.9 billion to RWA, reflecting ongoing discipline in RWA management.
- Non-credit RWA increased $3.2 billion or 6.4%:
  - Interest rate risk in the banking book (IRRBB) RWA increased $3.0 billion. Repricing and yield curve risk increased, as well as capital for credit spread risk from holdings of liquid assets. The embedded gain declined, which also added to IRRBB RWA;
  - Market risk RWA increased $0.6 billion from higher interest rate risk exposure in the trading book; and
  - Operational risk RWA decreased $0.4 billion.

[1] *Corporate – Typically includes exposure where the borrower has annual turnover greater than $50 million, and other business exposures not captured under the definitions of either Business lending or Small Business.*
[2] *Business Lending – Includes exposures where the borrower has annual turnover less than or equal to $50 million and exposure greater than $1 million.*
[3] *Sovereign – includes exposures to Governments themselves and other non-commercial enterprises that are owned or controlled by them.*
[4] *Bank – includes exposures to licensed banks and their owned or controlled subsidiaries, and overseas central banks.*
[5] *Small Business – includes exposures less than or equal to $1 million.*
[6] *Specialised lending – property and project finance – includes exposures to entities created to finance and/or operates specific assets where, apart from the income received from the assets being financed, the borrower has little or no independent capacity to repay from other activities or assets.*
[7] *Securitisation – exposures reflect Westpac's involvement in activities ranging from originator to investor and include the provision of securitisation services for clients wishing to access capital markets.*
[8] *Operational risk – the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events, including legal risk but excluding strategic or reputational risk.*

200 Westpac GROUP Westpac Group 2017 Full Year Financial Results Announcement | 43

2017 Full Year financial results Review of Group operations Full Year 2017 – Full Year 2016 Total RWA decreased $5.8 billion or 1.4% over the year: Credit risk RWA declined $9.6 billion or 2.7%: - - - Improved asset quality decreased RWA by $7.7 billion; Reduction in mark-to-market related credit risk RWA of $2.6 billion; Foreign currency translation impacts, primarily related to the impact of the depreciation of the NZ$ on NZ$ lending which decreased RWA by $1.9 billion; RWA modelling changes reduced RWA by $2.8 billion which included updates to Probability of Default (PD) parameters for corporate and business lending exposures and ongoing model refinement; and - These items were partially offset by portfolio growth which added $5.4 billion to RWA, reflecting ongoing discipline in RWA management. Non-credit RWA increased $3.8 billion or 7.3% primarily due to: - IRRBB RWA increased $5.7 billion. The embedded gain declined as the yield curve repricing and yield curve risk increased; Operational risk RWA decreased $2.1 billion due to an update to loss scenarios; and Market risk RWA increased $0.2 billion. steepened and - - 44 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results
Review of Group operations

Capital adequacy

$m	As at 30 Sept 2017	As at 31 March 2017	As at 30 Sept 2016
Tier 1 capital			
Common equity Tier 1 capital			
Paid up ordinary capital	34,889	33,765	33,469
Treasury shares	(436)	(420)	(367)
Equity based remuneration	1,356	1,226	1,156
Foreign currency translation reserve	(558)	(482)	(447)
Accumulated other comprehensive income	15	127	17
Non-controlling interests - other	54	57	60
Retained earnings	26,100	25,206	24,379
Less retained earnings in life and general insurance, funds management and securitisation entities	(1,153)	(1,323)	(1,290)
Deferred fees	253	250	258
Total common equity Tier 1 capital	**60,520**	**58,406**	**57,235**
Deductions from common equity Tier 1 capital			
Goodwill (excluding funds management entities)	(8,670)	(8,557)	(8,670)
Deferred tax assets	(1,110)	(1,179)	(1,544)
Goodwill in life and general insurance, funds management and securitisation entities	(1,065)	(1,066)	(1,069)
Capitalised expenditure	(1,913)	(1,859)	(1,859)
Capitalised software	(1,603)	(1,529)	(1,521)
Investments in subsidiaries not consolidated for regulatory purposes	(1,589)	(1,573)	(1,533)
Regulatory expected loss in excess of eligible provisions	(861)	(915)	(737)
General reserve for credit losses adjustment	(332)	(311)	(299)
Securitisation	-	-	-
Equity investments	(679)	(948)	(935)
Regulatory adjustments to fair value positions	(27)	(133)	(192)
Other Tier 1 deductions	(1)	(1)	(1)
Total deductions from common equity Tier 1 capital	**(17,850)**	**(18,071)**	**(18,360)**
Total common equity Tier 1 capital after deductions	**42,670**	**40,335**	**38,875**
Additional Tier 1 capital			
Basel III complying instruments	7,315	5,720	5,720
Basel III transitional instruments	1,190	1,190	1,190
Total Additional Tier 1 capital	**8,505**	**6,910**	**6,910**
Net Tier 1 regulatory capital	**51,175**	**47,245**	**45,785**
Tier 2 capital			
Basel III complying instruments	7,375	6,703	4,742
Basel III transitional instruments	1,526	3,288	3,840
Eligible general reserve for credit loss	51	49	48
Basel III transitional adjustment	-	(445)	(429)
Total Tier 2 capital	**8,952**	**9,595**	**8,201**
Deductions from Tier 2 capital			
Investments in subsidiaries not consolidated for regulatory purposes	(140)	(140)	(140)
Holdings of own and other financial institutions Tier 2 capital instruments	(77)	(91)	(78)
Total deductions from Tier 2 capital	**(217)**	**(231)**	**(218)**
Net Tier 2 regulatory capital	**8,735**	**9,364**	**7,983**
Total regulatory capital	**59,910**	**56,609**	**53,768**
Risk weighted assets	**404,235**	**404,382**	**410,053**
Common equity Tier 1 capital ratio	10.56%	9.97%	9.48%
Additional Tier 1 capital ratio	2.10%	1.71%	1.69%
Tier 1 capital ratio	12.66%	11.68%	11.17%
Tier 2 capital ratio	2.16%	2.32%	1.94%
Total regulatory capital ratio	**14.82%**	**14.00%**	**13.11%**

200 Westpac GROUP Westpac Group 2017 Full Year Financial Results Announcement | 45

2017 Full Year financial results
Review of Group operations

Dividends

Ordinary dividend (cents per share)	Half Year Sept 17	Half Year March 17	% Mov't Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	% Mov't Sept 17 - Sept 16
Interim (fully franked)	-	94	*(100)*	94	94	-
Final (fully franked)	94	-	-	94	94	-
Total ordinary dividend	94	94	-	188	188	-

Payout ratio (reported)	78.05%	80.57%	*(252bps)*	79.28%	84.19%	*large*
Payout ratio (cash earnings)	78.86%	78.57%	*29bps*	78.71%	80.30%	*(159bps)*
Adjusted franking credit balance ($m)	1,063	742	*43*	1,063	911	*17*
Imputation credit (cents per share - NZ)	7.0	7.0	-	14.0	14.0	-

The Board has determined a final fully franked dividend of 94 cents per share, to be paid on 22 December 2017, to shareholders on the register at the record date of 14 November 2017[1]. The final dividend represents a payout ratio on a cash earnings basis of 78.9%. In addition to being fully franked, the dividend will also carry NZ$0.07 in New Zealand imputation credits that may be used by New Zealand residents.

The Board has determined to satisfy the DRP for the 2017 final dividend by issuing Westpac ordinary shares. The Market Price used to determine the number of shares issued to DRP participants will be set over the 10 trading days commencing 17 November 2017, and will not include any discount.

The Board considered a range of factors including the impact of the Bank Levy on shareholders (which equated to 2 cents per share in Second Half 2017), however decided to leave the dividend unchanged at 94 cents per share.

Capital deduction for regulatory expected credit loss

For capital adequacy purposes APRA requires the amount of regulatory expected credit losses in excess of eligible provisions to be deducted from CET1 capital. The table below shows the calculation of this capital deduction.

$m	As at 30 Sept 2017	As at 31 March 2017	As at 30 Sept 2016
Provisions associated with eligible portfolios			
Total provisions for impairment charges (Section 4 Note 10)	3,119	3,513	3,602
plus general reserve for credit losses adjustment	332	311	299
plus provisions associated with partial write-offs	148	174	208
less ineligible provisions[2]	(74)	(72)	(68)
Total eligible provisions	**3,525**	**3,926**	**4,041**
Regulatory expected downturn loss	**4,386**	**4,841**	**4,778**
Shortfall in eligible provisions compared to regulatory expected downturn loss	**861**	**915**	**737**
Common equity Tier 1 capital deduction for regulatory expected downturn loss in excess of eligible provisions	**(861)**	**(915)**	**(737)**

[1] Record date in New York is 13 November.
[2] Provisions associated with portfolios subject to the Basel standardised approach to credit risk are not eligible.

46 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results Review of Group operations 2.6 Sustainability performance Approach to operating sustainably The Group’s approach to operating sustainably is designed to anticipate, respond to and shape the most pressing emerging topics (issues and opportunities) that have the potential to materially impact customers, employees, suppliers, shareholders and communities. We believe that as one of Australia’s largest companies we have a role to play in helping to create positive social, economic and environmental impact, for the benefit of all. This view is embedded within our core business activities, and aligns with the priorities set out in the Group’s strategy. Sustainability leadership Our leadership in sustainability is regularly acknowledged and validated by a number of third party ratings and awards. During 2017, these included: Assessed as the most sustainable bank globally in the 2017 Dow Jones Sustainability Indices (DJSI) achieving a score of 94. This marks the fourth year in a row and 10th time that Westpac has achieved global banking sector leadership, and the 16th year in a row that Westpac has been recognised among global banking leaders; Assigned a Gold Class ranking in the RobecoSAM Sustainability Yearbook for 2017, released in January 2017; and Recognised as one of only ten Australian companies to achieve Leadership level in the 2017 CDP1, with a climate score A-. This puts Westpac among the top 22% of companies globally to achieve this level. Sustainability objectives Our 2013-2017 Sustainability Strategy sets out the following three priority areas: Embracing societal change: helping improve the way people work and live, as our society changes; Environmental solutions: helping find solutions to environmental challenges; and Better financial futures: helping customers to have a better relationship with money, for a better life. These areas are supported by measurable objectives, which are regularly tracked and reported. The following table provides a summary of 2017 progress against those objectives and their targets. During the year, work continued on refreshing and resetting our strategic objectives post-2017. 1 Formerly the Carbon Disclosure Project. Westpac Group 2017 Full Year Financial Results Announcement | 47

2017 Full Year financial results
Review of Group operations

Performance against sustainability objectives[1]

Priority	Objectives	Full Year 2017 progress
Help improve the way people work and live, as our society changes	Ensure our workforce is representative of the community	• Proportion of leadership roles held by women increased from 48% to 50% in 2017, achieving the Group's 2017 target; • Recruited an additional 177 people who identify as Aboriginal and Torres Strait Islander peoples, bringing to 628 those recruited and exceeding our three year goal of 500 by 2017; • Participation of mature aged workers (50+) is 22.2%, up from 21.5% a year ago; and • Financial wellbeing of women aged 40+ as rated by the BT Financial Health Index survey remained stable.
	Extend length and quality of working lives	• Mean employee retirement age was 62.3 years, up compared to a year ago; and • Workplace wellbeing as measured by the Work Ability Index remained within the 'good' range.
	Anticipate the future product and service needs of ageing and culturally diverse customers	• Increased convenience for multi-cultural customers by enabling foreign currency accounts in core currencies to be opened via Westpac Live online banking; • Introduced new Bereavement Support sites on the websites for all our major bank brands, as well as Bereavement customer guide booklets; • Improved online guidance and banker training supporting bereaved customers for all four bank brands in Australia; • Launched educational videos via the Davidson Institute to help new arrivals and multicultural Australians better understand Australian super, tax and the process of transferring money overseas; and • Launched live stream videos via our social media platforms with tips on how Chinese students in the midst of planning their move to Australia can manage their finance.
Help find solutions to environmental challenges	Provide products and services to help customers adapt to environmental challenges	• Since 2013 launched nine unique products/services, including incorporation of sustainability market data into the Panorama investment platform and announced as the preferred financial partner for the Tasmanian Energy Efficiency Loan Scheme.
	Increase lending and investment in CleanTech and environmental services	• Increased committed exposure to the CleanTech and environmental services sector relative to FY16, taking total committed exposure to $7.0 billion, surpassing the 2017 target by 16%.
	Reduce our environmental footprint	• Maintained carbon neutral status and achieved a reduction of more than 40% in office paper consumption since 2012; • Bank of Melbourne's 525 Collins Street branch became the first 6 Star Green Star bank branch in Victoria, reflecting leading eco-efficient practices; • Achieved 2017 power usage effectiveness target of 1.6 and surpassed the 2017 energy efficiency target with 169 kWh/m^2; and • Recycling rates and water consumption in Sydney head offices improved to 75% and 104,866 kL respectively.
Help customers to have a better relationship with money, for a better life	Ensure all our customers have access to the right advice to achieve a secure retirement	• Lifted engagement between customers and BT Adviser View to increase transparency on quality of advice and service; • BT Advice average customer satisfaction rating was 4.91 out of 5.00 for 2017, outperforming the FY17 target of 4.90.
	Help our customers meet their financial goals in retirement	• The proportion of Group customers with Group superannuation was 7.5%, a decrease compared to 7.8% in 2016; • Launched SuperCheck, a tool which allows our customers to find all their superannuation within 60 seconds and open an account and rollover in three clicks, in Westpac and St.George group channels; and • 'Wealth Review' tool provided members and their families key insights into their financial position.
	Increase access to financial services in the Pacific	• Launched Choice Wantok, an ambitious financial inclusion program in PNG as part of a joint venture between Westpac and the Pacific Financial Inclusion Program; • Met 2017 target for the number of 300,000 Choice Basic banking customers in our Pacific operations ahead of schedule; and • There were nearly 177,000 mobile banking activations and over 330,000 In-store transactional volumes as at 30 September 2017.
	Help people gain access to social and affordable housing and services	• Lent over $1.32 billion to the social and affordable housing sector, up from $1.05 billion at 30 September 2016 and short of our $2 billion 2017 target.

[1] *All results as at 30 September 2017 except environmental footprint which is as at 30 June 2017. Refer to www.westpac.com.au/sustainability for glossary of terms and metric definitions.*

48 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results Review of Group operations [This page is intentionally blank]. Westpac Group 2017 Full Year Financial Results Announcement | 49

2017 Full Year financial results
Divisional results

3.0 Divisional results

3.1 Consumer Bank

Consumer Bank (CB) is responsible for sales and service to consumer customers in Australia under the Westpac, St.George, BankSA, Bank of Melbourne and RAMS brands. Activities are conducted through a dedicated team of specialist consumer relationship managers along with an extensive network of branches, call centres and ATMs. Customers are also supported by a range of internet and mobile banking solutions. CB also works in an integrated way with BTFG and WIB in the sales and service of select financial services and products including in wealth and foreign exchange. The revenue from these products is mostly retained by the product originator.

$m	Half Year Sept 17	Half Year March 17	% Mov't Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	% Mov't Sept 17 - Sept 16
Net interest income	3,878	3,631	7	7,509	7,175	5
Non-interest income	378	424	(11)	802	850	(6)
Net operating income	4,256	4,055	5	8,311	8,025	4
Operating expenses	(1,708)	(1,629)	5	(3,337)	(3,270)	2
Core earnings	**2,548**	**2,426**	**5**	**4,974**	**4,755**	**5**
Impairment charges	(274)	(267)	3	(541)	(492)	10
Operating profit before tax	**2,274**	**2,159**	**5**	**4,433**	**4,263**	**4**
Tax and non-controlling interests	(681)	(648)	5	(1,329)	(1,279)	4
Cash earnings	**1,593**	**1,511**	**5**	**3,104**	**2,984**	**4**
Economic profit	1,386	1,278	8	2,664	2,599	3
Expense to income ratio	40.13%	40.17%	(4bps)	40.15%	40.75%	(60bps)
Net interest margin	2.35%	2.28%	7bps	2.32%	2.35%	(3bps)

$bn	As at 30 Sept 2017	As at 31 March 2017	% Mov't Sept 17 - Mar 17	As at 30 Sept 2017	As at 30 Sept 2016	% Mov't Sept 17 - Sept 16
Deposits						
Term deposits	56.3	55.1	2	56.3	54.6	3
Other	135.5	130.8	4	135.5	126.0	8
Total deposits	**191.8**	**185.9**	**3**	**191.8**	**180.6**	**6**
Net loans						
Mortgages	349.8	339.0	3	349.8	331.4	6
Other	13.6	14.1	(4)	13.6	14.3	(5)
Provisions	(0.9)	(0.9)	-	(0.9)	(0.9)	-
Total net loans	**362.5**	**352.2**	**3**	**362.5**	**344.8**	**5**
Deposit to loan ratio	52.91%	52.78%	13bps	52.91%	52.38%	53bps
Total assets	**369.5**	**359.3**	**3**	**369.5**	**351.5**	**5**
TCE	425.0	414.3	3	425.0	407.1	4
Average interest-earning assets[1]	328.7	318.8	3	323.7	304.7	6

	As at 30 Sept 2017	As at 31 March 2017	As at 30 Sept 2016	As at 31 March 2016
Credit quality				
Impairment charges to average loans annualised[1]	0.15%	0.15%	0.13%	0.16%
Mortgage 90+ day delinquencies	0.70%	0.72%	0.70%	0.58%
Other consumer loans 90+ day delinquencies	1.62%	1.83%	1.34%	1.48%
Total stressed assets to TCE	0.62%	0.64%	0.61%	0.51%

[1] *Averages are based on a six month period for the halves and a twelve month period for the full year.*

50 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results Divisional results Financial performance Second Half 2017 – First Half 2017 Cash earnings of $1,593 million, was 5% higher than First Half 2017, largely due to a 7% increase in net interest income. This was partly offset by lower non-interest income, higher operating expenses and a small rise in impairment charges. (consistent with a reduction in system1 balances); Full Year 2017 – Full Year 2016 The 4% rise in cash earnings to $3,104 million, was due to good balance sheet growth and disciplined expense management. and personal loans, in line with lower system1 balances; 1 RBA September 2017. Westpac Group 2017 Full Year Financial Results Announcement | 51 Net interest income up $334m, 5% Mortgages growth was slightly below system1. The decline in other lending was in credit cards The above system growth in deposits, included a 9% lift in transaction account balances; and Net interest margin was 3 basis points lower primarily from higher wholesale funding and deposits costs, partly offset by some repricing and continued discipline on discounting. Non-interest income down $48m, 6% Decline mostly due to lower cards income (net impact of interchange fee changes, loyalty point redemption costs, and a prior year benefit not repeated) and provisions for customer refunds; and Partly offset by some fee repricing and higher foreign exchange income. Expenses up $67m, 2% Higher technology and investment related costs; A rise in regulatory and compliance spending; Increased product development and marketing costs; and Productivity benefits largely offset business as usual expense increases. Impairment charges up $49m, 10% Higher impairments were mostly due to an increase in mortgage IAPs for regions impacted by the slowing of the mining investment cycle and CAPs for hardship changes in the other consumer lending portfolio; and 90+ day other consumer loan delinquencies were higher mostly due to changes in the measurement and reporting of customers in hardship arrangements. Excluding hardship changes, 90+ day delinquencies improved. Economic profit up $65m, 3% Increase was lower than the rise in cash earnings due to more capital allocated to the division in the prior year from increased regulatory capital requirements for mortgages. Net interest income up $247m, 7% Mortgages grew at system1 while effectively managing macro-prudential rules for both investor and interest only lending. Other personal lending was lower in credit cards and personal loan Deposits growth of 3% was spread broadly across term and at call accounts with most growth in online and savings accounts. Mortgage offset accounts also increased (up 4%); Net interest margin was 7 basis points higher from pricing changes across different mortgage categories including investor mortgages and interest only lending. Deposit spreads benefited from the maturity of some highly priced term deposits; and Margins were also impacted by some switching of mortgage products and from a customer preference for fixed rate home loan products. The Bank Levy, applied from July 2017 (3 months), reduced margins by 3 basis points. Non-interest income down $46m, 11% Decline was mostly due to a fall in cards income (lower interchange income and the seasonal and mix impact in loyalty point redemptions, partially offset by reward point repricing); and A $24 million provision for customer refunds and payments also contributed to the decline; partly offset by The full period impact of some fee repricing in First Half 2017. Expenses up $79m, 5% After remaining relatively flat in the first half of the year, expenses were higher due mostly to: - Investment, including in the customer service hub and new call centre platform; - Regulatory and compliance costs including effort around product reviews; and - Increased marketing spend, including the roll out new products such as the ‘Bump’ and Westpac Life deposit accounts, and the Westpac Lite credit card. Partially offsetting these increases has been improved efficiency from increased digitisation and the full period benefit of restructuring of the network including the closure of 16 branches in Second Half 2017 which followed the closure of 29 branches in First Half 2017. Impairment charges up $7m, 3% Asset quality remains sound, with stressed assets to TCE at 0.62%, however, impairment charges were higher due mostly to changes in the reporting and treatment of facilities in hardship. Economic profit up $108m, 8% Driven by higher cash earnings and completion of a number of initiatives that have improved the capital efficiency of mortgage lending.

2017 Full Year financial results
Divisional results

3.2 Business Bank

Business Bank (BB) is responsible for sales and service to micro, SME and commercial business customers in Australia for facilities up to approximately $150 million. The division operates under the Westpac, St.George, BankSA and Bank of Melbourne brands. Customers are provided with a wide range of banking and financial products and services to support their borrowing, payments and transaction needs. In addition, specialist services are provided for cash flow finance, trade finance, automotive and equipment finance, property finance and Treasury. The division is also responsible for consumer customers with auto finance loans. BB works in an integrated way with BTFG and WIB in the sales and service of select financial services and products including corporate superannuation, foreign exchange and interest rate hedging. The revenue from these products is mostly retained by the product originator.

$m	Half Year Sept 17	Half Year March 17	% Mov't Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	% Mov't Sept 17 - Sept 16
Net interest income	2,065	1,990	4	4,055	3,925	3
Non-interest income	586	567	3	1,153	1,104	4
Net operating income	2,651	2,557	4	5,208	5,029	4
Operating expenses	(928)	(911)	2	(1,839)	(1,796)	2
Core earnings	**1,723**	**1,646**	**5**	**3,369**	**3,233**	**4**
Impairment charges	(162)	(205)	(21)	(367)	(410)	(10)
Operating profit before tax	**1,561**	**1,441**	**8**	**3,002**	**2,823**	**6**
Tax and non-controlling interests	(470)	(433)	9	(903)	(848)	6
Cash earnings	**1,091**	**1,008**	**8**	**2,099**	**1,975**	**6**
Economic profit	797	661	21	1,458	1,310	11
Expense to income ratio	35.01%	35.63%	(62bps)	35.31%	35.71%	(40bps)
Net interest margin	2.74%	2.70%	4bps	2.72%	2.72%	-

$bn	As at 30 Sept 2017	As at 31 March 2017	% Mov't Sept 17 - Mar 17	As at 30 Sept 2017	As at 30 Sept 2016	% Mov't Sept 17 - Sept 16
Deposits						
Term deposits	47.1	46.7	1	47.1	47.9	(2)
Other	68.2	65.3	4	68.2	62.7	9
Total deposits	**115.3**	**112.0**	**3**	**115.3**	**110.6**	**4**
Net loans						
Mortgages	61.4	59.8	3	61.4	58.3	5
Business	88.2	86.6	2	88.2	86.8	2
Other	9.1	9.2	(1)	9.1	9.5	(4)
Provisions	(1.2)	(1.3)	(8)	(1.2)	(1.2)	-
Total net loans	**157.5**	**154.3**	**2**	**157.5**	**153.4**	**3**
Deposit to loan ratio	73.21%	72.59%	62bps	73.21%	72.10%	111bps
Total assets	**161.1**	**157.8**	**2**	**161.1**	**156.8**	**3**
TCE	206.4	203.1	2	206.4	201.3	3
Average interest-earning assets[1]	150.5	148.1	2	149.3	144.3	3

	As at 30 Sept 2017	As at 31 March 2017	As at 30 Sept 2016	As at 31 March 2016
Credit quality				
Impairment charges to average loans annualised[1]	0.21%	0.27%	0.27%	0.27%
Mortgage 90+ day delinquencies	0.63%	0.58%	0.61%	0.54%
Other consumer loans 90+ day delinquencies	1.71%	1.34%	0.92%	1.34%
Business: impaired assets to TCE	0.47%	0.63%	0.55%	0.62%
Total stressed assets to TCE	2.16%	2.32%	2.24%	2.13%

[1] *Averages are based on a six month period for the halves and a twelve month period for the full year.*

52 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results Divisional results Financial performance Second Half 2017 - First Half 2017 Cash earnings of $1,091 million were $83 million, or 8%, higher than First Half 2017. Operating income increased 4% supported by targeted balance sheet growth, higher margins and increased fee income. Expenses were 2% up, with business as usual costs being offset by efficiency gains. Impairment charges decreased from a reduction in commercial provisions. Full Year 2017 – Full Year 2016 Cash earnings of $2,099 million are $124 million, or 6% higher than Full Year 2016 from core earnings growth of 4% and a 10% decline in impairment charges. The result was supported by increased fee income, solid balance sheet growth and productivity gains. Westpac Group 2017 Full Year Financial Results Announcement | 53 Net interest income up $130m, 3% Lending growth of 3% was supported by SME and targeted industries while commercial property lending was lower from optimising risk return profile; A 15% rise in transaction balances supported the 4% rise in deposits. Term deposit balances declined following the migration of some customers to Private Wealth (in BTFG); and Net interest margin was little changed over the year. Asset spreads were higher following some repricing, although these were offset by lower deposit spreads and higher wholesale funding costs. Non-interest income up $49m, 4% Higher line fees from both portfolio growth and some repricing for facilities; and Fees were also supported by the strong growth in transaction balances and repricing. Expenses up $43m, 2% Business as usual cost increases were largely offset by efficiency gains from digitisation of processes and streamlining in the division’s service model including specialist industry teams and more targeted handling of customer service requests; and Increased investment spending and technology costs led to most of the increase. Impairment charges down $43m, 10% Lower impairments were principally due to improved collections processes for auto finance. This was partly offset by increased provisions across the property, construction, mining and manufacturing sectors, particularly in Queensland; and Credit quality remains sound, with total stressed assets to TCE lower. Auto delinquencies were higher due to the changes in hardship reporting. Economic profit up $148m, 11% Growth was higher than the 6% rise in cash earnings as the division focused on managing returns and reducing its exposure to more capital intensive segments. Net interest income up $75m, 4% The 2% increase in lending was supported by 3% growth in SME and across targeted industries including health, agriculture and professional services. Partially offsetting this growth has been the continued reduction in some lower returning facilities including in commercial property and auto finance; Deposits increased 3% fully funding loan growth. Most of the growth was in transaction accounts (up 7%); and Net interest margins were higher from increased asset spreads, from repricing associated with business lending and certain mortgages, including for interest only. This increase was partially offset by provision for customer refunds and payments, higher funding costs and the Bank Levy which had a 4 basis point impact on margins. Non-interest income up $19m, 3% The rise was supported by higher business lending fees and transaction fees from a combination of portfolio growth, more transaction accounts and an uplift in facility fees. Expenses up $17m, 2% Most of the expense increase was due to higher technology and investment related costs and regulatory and compliance costs; and Increases from business as usual costs have largely been offset by productivity benefits from: - Improvements to the customer service model with dedicated service request teams and segmentation of customers to industry specialists; - Using digital to increase customer self-serve, improve customer on-boarding and simplify credit risk review processes, enabling bankers to spend more time with customers; and - Further take-up of e-statements. Impairment charges down $43m, 21% Decline mostly due to a reduction in new individual provisions on commercial exposures; Credit quality remains sound, with the level of stressed assets 16 basis points lower; and Other consumer loan delinquencies increased due to changes in the reporting and treatment of hardship. Economic profit up $136m, 21% Economic profit increased more than cash earnings as the division focused on managing returns and reducing its exposure to more capital intensive segments.

2017 Full Year financial results
Divisional results

3.3 BT Financial Group (Australia)

BT Financial Group (Australia) (BTFG) is the Australian wealth management and insurance arm of the Westpac Group providing a broad range of associated services. BTFG's funds management operations include the manufacturing and distribution of investment, superannuation, retirement products, wealth administration platforms, private banking, margin lending and equities broking. BTFG's insurance business covers the manufacturing and distribution of life, general and lenders mortgage insurance. The division also uses third parties to manufacture certain general insurance products. In managing risk across all insurance classes the division reinsures certain risks using external providers. BTFG operates a range of wealth, funds management and financial advice brands and operates under the banking brands of Westpac, St.George, Bank of Melbourne and BankSA for Private Wealth and Insurance.

In Second Half 2017 Westpac sold down its investment in BTIM from 29% to 10%. That sale led to a change in the way the business is accounted for from being equity accounted to being reflected as an available-for-sale investment. Profit on the partial sell down of BTIM is not included in BTFG's results.

$m	Half Year Sept 17	Half Year March 17	% Mov't Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	% Mov't Sept 17 - Sept 16
Net interest income	286	251	*14*	537	486	*10*
Non-interest income	850	894	*(5)*	1,744	1,908	*(9)*
Net operating income	1,136	1,145	*(1)*	2,281	2,394	*(5)*
Operating expenses	(598)	(578)	*3*	(1,176)	(1,160)	*1*
Core earnings	**538**	**567**	***(5)***	**1,105**	**1,234**	***(10)***
Impairment charges	(1)	(3)	*(67)*	(4)	-	-
Operating profit before tax	**537**	**564**	*(5)*	**1,101**	**1,234**	*(11)*
Tax and non-controlling interests	(163)	(167)	*(2)*	(330)	(366)	*(10)*
Cash earnings	**374**	**397**	***(6)***	**771**	**868**	***(11)***
Economic profit	300	325	*(8)*	625	766	*(18)*
Expense to income ratio	52.64%	50.48%	*216bps*	51.56%	48.45%	*311bps*
Income on invested capital[1]	30	36	(17)	66	54	22

$bn	As at 30 Sept 2017	As at 31 March 2017	% Mov't Sept 17 - Mar 17	As at 30 Sept 2017	As at 30 Sept 2016	% Mov't Sept 17 - Sept 16
Deposits	29.7	28.6	*4*	29.7	25.5	*16*
Net loans						
Loans	20.1	19.3	*4*	20.1	18.6	*8*
Provisions	-	-	-	-	-	-
Total net loans	**20.1**	**19.3**	***4***	**20.1**	**18.6**	***8***
Deposit to loan ratio	147.76%	148.19%	*(43bps)*	147.76%	137.10%	*large*
Funds Under Management (FUM)	53.1	55.1	*(4)*	53.1	48.4	*10*
Average Funds Under Management[2]	54.2	50.6	*7*	52.4	47.7	*10*
Funds Under Administration (FUA)	138.3	136.4	*1*	138.3	130.8	*6*
Average Funds Under Administration[2]	138.4	133.0	*4*	135.6	126.4	*7*

Cash earnings $m	Half Year Sept 17	Half Year March 17	% Mov't Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	% Mov't Sept 17 - Sept 16
Funds management business	181	254	*(29)*	435	520	*(16)*
Insurance	174	119	*46*	293	309	*(5)*
Total funds management and insurance	355	373	*(5)*	728	829	*(12)*
Capital and other	19	24	*(21)*	43	39	*10*
Total cash earnings	**374**	**397**	***(6)***	**771**	**868**	***(11)***

[1] Income on Invested Capital represents revenue generated from investing BTFG's capital balances (required for regulatory purposes).
[2] Averages are based on a six month period for the halves and a twelve month period for the full year.

54 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results Divisional results Financial performance Second Half 2017 - First Half 2017 Cash earnings of $374 million, was $23 million or 6% lower than First Half 2017. While the business has continued to grow with higher funds under administration, improved insurance premiums and a 4% increase in lending, performance was impacted by some infrequent items totalling $129 million before tax. The cash earnings impacts of infrequent items (after tax) include a provision for customer refunds and payments ($58 million), revaluation loss on investments in boutique funds ($24 million) and lower revenue following the further sale of shares in BTIM ($10 million). Full Year 2017 – Full Year 2016 Cash earnings was 11% lower than Full Year 2016, impacted by a number of infrequent items. The underlying business was flat over the year with volume growth partly offset by lower FUM and FUA margins, lower Advice activity levels, higher insurance claims and increased regulatory and compliance costs. Westpac Group 2017 Full Year Financial Results Announcement | 55 Net interest income up $51m, 10% Good balance sheet growth primarily in Private Wealth, deposits up 16% and loans up 8%; and Net interest margin was up 13 basis points mostly due to repricing of certain mortgages and improved term deposit spreads. Non-interest income down $164m, 9% Funds Management contribution down $151 million: - Infrequent items indicated above ($129 million); - Advice income was lower mostly from reduced activity ($33 million); and - FUM and FUA revenue was higher with growth in average FUM and FUA (10% and 7% respectively) offsetting lower margins from product mix changes, including the migration to MySuper products. FUM and FUA net flows were $4 billion for the year. Insurance income down $26 million (or 5%); - General insurance income was lower ($33 million) mostly from higher claims concentrated in the first half of the year; - Life insurance income was flat as the 10% growth in in-force premiums and improved lapses was offset by higher claims; and - LMI contribution was higher mostly due to the arrangements for loans with a LVR >90%. Partly offsetting this was improved returns on capital mostly related to lower hedging costs. Expenses up $16m, 1% Regulatory and compliance costs were $28 million higher over the year; Investment related spending was up from costs associated with the launch of Panorama; and Productivity benefits mostly offset these increases. Economic profit down $141m, 18% The decline in economic profit was due to the lower cash earnings and higher levels of capital. This reflected an increase in capital provided to the lenders mortgage insurance business. Net interest income up $35m, 14% Good balance sheet growth in Private Wealth with deposits and loans up 4%; and Net interest margin up 23 basis points from repricing of certain mortgages and improved term deposit spreads. Non-interest income down $44m, 5% Funds Management contribution was down $109 million (or 17%): - Infrequent items totalled $129 million (indicated above); - FUM and FUA related income was higher with average FUM and FUA up 7% and 4% respectively, partly offset by margin compression; - FUM and FUA increase was supported by positive net inflows and improved markets including $3 billion of net flows onto the Panorama system, Panorama FUA now $7 billion; and - Fund margins were lower due to product mix changes including the completion of the migration of customers from legacy superannuation products to lower fee MySuper products. Insurance income was $71 million (or 33%) higher including from: - General insurance income was $74 million higher, mostly due to lower claims. First Half 2017 experienced a number of large storms, including Cyclone Debbie ($37 million); - Life insurance income was $6 million higher, mostly due to lower claims and 4% growth in in-force premiums; and - LMI contribution was $9 million lower from a reduction in loans written in higher LVR bands. Returns on capital were down due to a lower investment contribution. Expenses up $20m, 3% Higher regulatory and compliance costs due to elevated regulatory requests and from the costs associated with processing customer refunds and payments; Investment expenses increased, including costs associated with Panorama; Expenses tend to be higher in the second half of the year given end of financial year processing; and Productivity savings including full period benefits from centralising certain activities partly offset these increases. Economic profit down $25m, 8% The decline in economic profit was consistent with the lower cash earnings.

2017 Full Year financial results Divisional results 3.3.1 Funds Management business Movement of FUM / FUA Market share in key Australian wealth products are displayed below. Current Australian market share5 Product Market share Rank Platforms (includes Wrap and Corporate Super) Retail (excludes Cash) Corporate Super 18.9% 18.0% 12.8% 1 1 3 1 Includes investments revaluation loss of $32 million as a result of annual valuations. 2 Other movement includes market movement and other client transactions including fund transfers, account fees and distributions. 3 Retail includes Annuities, Retail Investment, Retirement Products and Retail Superannuation. 4 Other includes Capital and Reserves. 5 Market share FUM / FUA based on published market share statistics from Strategic Insight as at 30 June 2017 and represents the addition of St.George Wealth and BT Wealth business market share at this time. 56 | Westpac Group 2017 Full Year Financial Results Announcement $bn As at As at% Mov'tAs at% Mov't Net Other30 SeptSept 17 -31 MarchSept 17 - Inflows OutflowsFlowsMov't22016Sept 162017Mar 17 30 Sept 2017 Retail3 Institutional Wholesale Total FUM Wrap Corporate Super Other4 Total FUA 17.5 1.9(2.1)(0.2)0.617.1217.5-0.6(0.5)0.10.22.1142.34 11.0(8.8)2.21.829.21435.3(6) 2.4 33.2 53.1 13.5(11.4)2.12.648.41055.1(4) 29.7(28.6)1.15.5106.56111.02 2.6(2.3)0.30.920.5621.41 ---(0.3)3.8(8)4.0(13) 113.1 21.7 3.5 138.3 32.3(30.9)1.46.1130.86136.41 $m % Mov't Half Year Sept 17 - March 17 Mar 17 % Mov't Full YearSept 17 - Sept 16Sept 16 Half Year Full Year Sept 17 Sept 17 Net interest income Non-interest income1 Net operating income Operating expenses Core earnings Impairment charges Operating profit before tax Tax and non-controlling interests Cash earnings Expense to income ratio 281 24415 646(17) 525 47411 1,334(11) 537 1,183 818 890(8) (529)5 1,708 1,808(6) (1,067)1 (553) (1,082) 265 361(27) (1)100 626 741(16) --(2) (3) 263 360(27) (106)(23) 623 741(16) (221)(15) (82) (188) 181 254(29) 435 520(16) 67.60% 59.44%large 63.35% 59.02%large

2017 Full Year financial results Divisional results 3.3.2 Insurance business The Insurance business result includes the Westpac Lenders Mortgage Insurance (LMI) businesses. and St.George Life Insurance, General Insurance and Half Year Sept 17 - Half Year Sept 17 - 18 large Insurance key metrics Half Year Sept 17 - 213 (132) 10 5 Half Year Sept 17 - Half Year Sept 17 - Current Australian market share4 Product Market share Rank Life insurance - in-force Life insurance - new business 10.4% 11.7% 5 5 1 Sales/New Business in First Half 2017 includes a methodology change for the calculation of premium discounts, creating a one off increase of $32 million. This has no impact on earned premiums. Adjusting for this change, in-force premiums growth on Second Half 2017 is 4% and growth on Full Year 2016 is 6%. 2 Claims ratios are claims over earned premium plus reinsurance rebate plus exchange commission. General Insurance claims ratios have been calculated to align with industry standards and exclude internal commission payments from earned premiums. 3 LMI gross written premium includes loans >90% LVR reinsured with Arch Reinsurance Limited. Second Half 2017 gross written premium includes $73 million from the arrangement (First Half 2017: $107 million, Full Year 2016: $227 million). 4 Source: Life Insurance – Strategic Insight June 2017. Westpac Group 2017 Full Year Financial Results Announcement | 57 Gross written premiums $m Half Year Sept 17 % Mov't% Mov't Full YearSept 17 - Sept 16Sept 16 Full Year March 17Mar 17 Sept 17 General Insurance gross written premium Lenders Mortgage Insurance gross written premium3 258 109 25035085031 287(13) 141(23) 250 Claims ratios2 for Insurance Business (%) Half Year Sept 17 % Mov't% Mov't Full YearSept 17 - Sept 16Sept 16 Full Year March 17Mar 17 Sept 17 Life Insurance General Insurance Lenders Mortgage Insurance 35 35 27 38(8) 71(51) 7large 37 53 17 363 498 1421 Life Insurance in-force premiums $m Half Year Sept 17 % Mov't% Mov't Full YearSept 17 - Sept 16Sept 16 Full Year March 17Mar 17 Sept 17 Life Insurance in-force premiums at start of period Sales / New Business1 Lapses Life Insurance in-force premiums at end of period 1,030 112 (74) 9736 122(8) (65)14 973 234 (139) 8929 1,068 1,0304 1,068 97310 Cash earnings $m Half Year Sept 17 % Mov't% Mov't Full YearSept 17 - Sept 16Sept 16 Full Year March 17Mar 17 Sept 17 Life Insurance General Insurance Lenders Mortgage Insurance Total cash earnings 81 76 17 7841591562 117(20) 3611 94 23(26) 40 174 11946 293 309(5) $m Half Year Sept 17 % Mov't% Mov't Full YearSept 17 - Sept 16Sept 16 Full Year March 17Mar 17 Sept 17 Net interest income Non-interest income Net operating income Operating expenses Core earnings Impairment charges Operating profit before tax Tax and non-controlling interests Cash earnings Expense to income ratio 3 285 5(40)8560 525(5) 21433 499 288 (46) 21932507530(4) (88)5 (46)-(92) 242 2 17340415442(6) --(2)(200) - 244 (70) 17143415442(6) (133)(8) (52)35 (122) 174 11946 293 309(5) 15.97% 21.00%large 18.15% 16.60%155bps

2017 Full Year financial results
Divisional results

3.4 Westpac Institutional Bank

Westpac Institutional Bank (WIB) delivers a broad range of financial products and services to commercial, corporate, institutional and government customers with connections to Australia and New Zealand. WIB operates through dedicated industry relationship and specialist product teams, with expert knowledge in transactional banking, financial and debt capital markets, specialised capital, and alternative investment solutions. Customers are supported throughout Australia as well as via branches and subsidiaries located in New Zealand, the US, UK and Asia. WIB is also responsible for Westpac Pacific currently providing a range of banking services in Fiji and PNG. WIB works in an integrated way with all the Group's divisions in the provision of more complex financial needs including across foreign exchange and fixed interest solutions.

$m	Half Year Sept 17	Half Year March 17	% Mov't Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	% Mov't Sept 17 - Sept 16
Net interest income	764	743	3	1,507	1,574	(4)
Non-interest income	749	957	(22)	1,706	1,536	11
Net operating income	1,513	1,700	(11)	3,213	3,110	3
Operating expenses	(666)	(657)	1	(1,323)	(1,347)	(2)
Core earnings	**847**	**1,043**	**(19)**	**1,890**	**1,763**	**7**
Impairment (charges) / benefits	8	(64)	(113)	(56)	(177)	(68)
Operating profit before tax	**855**	**979**	**(13)**	**1,834**	**1,586**	**16**
Tax and non-controlling interests	(251)	(279)	(10)	(530)	(480)	10
Cash earnings	**604**	**700**	**(14)**	**1,304**	**1,106**	**18**
Economic profit	274	348	(21)	622	338	84
Expense to income ratio	44.02%	38.65%	large	41.18%	43.31%	(213bps)
Net interest margin	1.85%	1.77%	8bps	1.81%	1.74%	7bps

$bn	As at 30 Sept 2017	As at 31 March 2017	% Mov't Sept 17 - Mar 17	As at 30 Sept 2017	As at 30 Sept 2016	% Mov't Sept 17 - Sept 16
Deposits	89.4	93.8	(5)	89.4	88.4	1
Net loans						
Loans	74.3	72.0	3	74.3	74.4	-
Provisions	(0.3)	(0.5)	(40)	(0.3)	(0.6)	(50)
Total net loans	**74.0**	**71.5**	**3**	**74.0**	**73.8**	**-**
Deposit to loan ratio	120.81%	131.19%	large	120.81%	119.78%	103bps
Total assets	102.9	103.8	(1)	102.9	110.4	(7)
TCE	249.1	245.2	2	249.1	243.9	2
Average interest-earning assets[1]	82.4	84.4	(2)	83.4	90.5	(8)
Impairment charges to average loans annualised	(0.02%)	0.18%	(20bps)	0.08%	0.23%	(15bps)
Impaired assets to TCE	0.07%	0.18%	(11bps)	0.07%	0.33%	(26bps)
Total stressed assets to TCE	0.55%	0.59%	(4bps)	0.55%	0.88%	(33bps)
Funds under management	12.5	11.3	11	12.5	10.2	23

Revenue contribution

$m	Half Year Sept 17	Half Year March 17	% Mov't Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	% Mov't Sept 17 - Sept 16
Lending and deposit revenue	827	801	3	1,628	1,611	1
Markets, sales and fee income	452	513	(12)	965	937	3
Total customer revenue	**1,279**	**1,314**	**(3)**	**2,593**	**2,548**	**2**
Derivative valuation adjustments	27	19	42	46	12	large
Trading revenue	71	246	(71)	317	228	39
Hastings	63	30	110	93	87	7
Other[2]	73	91	(20)	164	235	(30)
Total WIB revenue	**1,513**	**1,700**	**(11)**	**3,213**	**3,110**	**3**

1 *Averages are based on a six month period for the halves and a twelve month period for the full year.*
2 *Includes capital benefit.*

58 | Westpac Group 2017 Full Year Financial Results Announcement
200 Westpac GROUP

2017 Full Year financial results Divisional results Financial performance Second Half 2017 - First Half 2017 Cash earnings of $604 million was $96 million, or 14%, lower than First Half 2017, mostly from lower markets income from both customer and trading. This was partly offset by lower impairment charges. Full Year 2017 – Full Year 2016 Cash earnings of $1,304 million, was $198 million or 18% higher compared to Full Year 2016, supported by higher customer and trading income, disciplined expense management and lower impairments. Westpac Group 2017 Full Year Financial Results Announcement | 59 Net interest income down $67m, 4% Average loan balances were lower over the year, which contributed to lower net interest income; partly offset by 7 basis points improvement in margin from the run down in lower return assets and pricing disciplines. Non-interest income up $170m, 11% Higher trading revenue across both fixed income and commodities; Customer revenue was higher reflecting some larger customer transactions; and Positive movement in derivative valuation adjustments. Expenses down $24m, 2% Disciplined expense management, productivity initiatives and lower investment in Asia contributed to the 2% reduction in expenses. Impairment charges down $121m, 68% Asset quality sound, with the ratio of impaired assets to TCE down 26 basis points following the work-out and write-off of some larger facilities; and The lower charge was partly due to higher impairment charges in 2016 with increased provisions for the downgrade of a small number of large names. Economic profit up $284m, 84% Improved portfolio quality and reviews of unused limits and committed facilities, has reduced allocated capital. This combined with the higher cash earnings led to the 84% increase in economic profit. Net interest income up $21m, 3% Growth in lending of 3% was primarily due to higher utilisation of mortgage warehouse facilities following a large drop in First Half 2017. Trade finance was also a little higher; Deposits were 5% lower from the roll off of some government deposits late in the half; The rise in margins reflects continued discipline on lending spreads and from an improved funding mix with average deposit balances higher over the half; partly offset by the Bank Levy, which had a 3 basis points impact on margins. Non-interest income down $208m, 22% After a strong performance in First Half 2017, trading income was lower. Markets income from customers was also down as First Half 2017 benefited from some larger customer transactions; and Partly offset by higher performance fees in Hastings ($30 million) which typically occur in the second half of the year. Expenses up $9m, 1% Expenses were well managed with productivity initiatives (including refinement of the offshore operating model) limiting expense growth to 1%. Impairment charges down $72m, 113% Asset quality remains sound with impaired assets to TCE declining 11 basis points to 0.07%; and Impairment charges were a small benefit from higher write-backs following the successful work-out of some impaired facilities. New individually assessed provisions were also lower. Economic profit down $74m, 21% Economic profit is 21% lower from the reduction in contribution to cash earnings from lower Financial Markets income.

2017 Full Year financial results
Divisional results

3.5 Westpac New Zealand

Westpac New Zealand is responsible for sales and service of banking, wealth and insurance products for consumers, business and institutional customers in New Zealand. Westpac conducts its New Zealand banking business through two banks in New Zealand: Westpac New Zealand Limited, which is incorporated in New Zealand and Westpac Banking Corporation (New Zealand Branch), which is incorporated in Australia. Westpac New Zealand operates via an extensive network of branches and ATMs across both the North and South Islands. Business and institutional customers are also served through relationship and specialist product teams. Banking products are provided under the Westpac brand while insurance and wealth products are provided under Westpac Life and BT brands, respectively. Westpac New Zealand also maintains its own infrastructure, including technology, operations and Treasury. All figures are in New Zealand dollars (NZ$).

NZ$m	Half Year Sept 17	Half Year March 17	% Mov't Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	% Mov't Sept 17 - Sept 16
Net interest income	897	838	*7*	1,735	1,725	*1*
Non-interest income[1]	253	259	*(2)*	512	517	*(1)*
Net operating income	1,150	1,097	*5*	2,247	2,242	-
Operating expenses[1]	(476)	(487)	*(2)*	(963)	(954)	*1*
Core earnings	**674**	**610**	***10***	**1,284**	**1,288**	**-**
Impairment (charges) / benefits	40	36	*11*	76	(59)	*large*
Operating profit before tax	**714**	**646**	***11***	**1,360**	**1,229**	***11***
Tax and non-controlling interests	(206)	(184)	*12*	(390)	(343)	*14*
Cash earnings	**508**	**462**	***10***	**970**	**886**	***9***
Economic profit	245	198	*24*	443	384	*15*
Expense to income ratio	41.39%	44.39%	*(300bps)*	42.86%	42.55%	*31bps*
Net interest margin	2.08%	1.96%	*12bps*	2.02%	2.15%	*(13bps)*

NZ$bn	As at 30 Sept 2017	As at 31 March 2017	% Mov't Sept 17 - Mar 17	As at 30 Sept 2017	As at 30 Sept 2016	% Mov't Sept 17 - Sept 16
Deposits						
Term deposits	30.0	27.8	*8*	30.0	29.2	*3*
Other	28.4	29.0	*(2)*	28.4	28.3	-
Total deposits[2]	**58.4**	**56.8**	***3***	**58.4**	**57.5**	***2***
Net loans						
Mortgages	46.9	46.2	*2*	46.9	45.1	*4*
Business	28.6	28.6	-	28.6	28.4	*1*
Other	2.2	2.1	*5*	2.2	2.0	*10*
Provisions	(0.4)	(0.4)	-	(0.4)	(0.4)	-
Total net loans	**77.3**	**76.5**	***1***	**77.3**	**75.1**	***3***
Deposit to loan ratio	75.55%	74.25%	*130bps*	75.55%	76.56%	*(101bps)*
Total assets	**88.3**	**87.1**	***1***	**88.3**	**86.0**	***3***
TCE	108.8	107.0	*2*	108.8	106.2	*2*
Third party liquid assets	8.7	8.4	*4*	8.7	8.3	*5*
Average interest-earning assets[3]	86.0	85.6	-	85.8	80.2	*7*
Funds under management[4]	8.3	7.7	*8*	8.3	7.5	*11*
Funds under administration[4]	1.8	2.0	*(10)*	1.8	2.0	*(10)*

	As at 30 Sept 2017	As at 31 March 2017	As at 30 Sept 2016	As at 31 March 2016
Credit quality				
Impairment charges to average loans annualised[3]	(0.10%)	(0.09%)	0.14%	0.03%
Mortgage 90+ day delinquencies	0.12%	0.14%	0.10%	0.15%
Other consumer loans 90+ day delinquencies	0.57%	0.58%	0.48%	0.56%
Impaired assets to TCE	0.18%	0.20%	0.24%	0.35%
Total stressed assets to TCE	2.06%	2.41%	2.54%	1.78%

[1] *Comparatives have been restated for the accounting change to the Westpac New Zealand credit card rewards scheme (First Half 2017: $19 million, Second Half 2016: $16 million and First Half 2016: $19 million).*
[2] *Total deposits in this table refer to total customer deposits.*
[3] *Averages are based on a six month period for the halves and a twelve month period for the full year.*
[4] *During Second Half 2017 NZ$0.2 billion transferred from FUA to FUM.*

60 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results Divisional results Financial performance (NZ$) Second Half 2017 - First Half 2017 Cash earnings up 10% to NZ$508 million, supported by a 12 basis point improvement in net interest margin and productivity benefits. Full Year 2017 – Full Year 2016 Cash earnings up 9% to NZ$970 million, with an impairment benefit of $76 million, from higher write-backs and recoveries, and flat core earnings. Operating income was flat, with volume growth offset by margin decline. Expenses were up 1% driven by investment in the division’s transformation program. Westpac Group 2017 Full Year Financial Results Announcement | 61 Net interest income up $10m, 1% Loan growth of 3% was mostly in mortgages, up 4% with business lending 1% higher; Deposits growth of 2% mostly term deposits (up 3%) with customers preferring higher rate term products over at call accounts; and Net interest margin was 13 basis points lower mostly from increased term deposit competition and increased wholesale funding costs. Repricing of certain mortgages and business loans partly offset the margin decline. Non-interest income down $5m, 1% Increased investment income (from a 6% increase in FUM and FUA) and higher cards income were offset by higher insurance claims and lower banking fees following the removal of some consumer fees. Expenses up $9m, 1% The increase was due to investment in the division’s transformation program; and Outside this increase expenses were 3% lower through a range of productivity initiatives including a net reduction of 20 branches, a 3% reduction in FTE, increased self-serve adoption and the digitisation of more processes. Impairment benefit of $76m compared to a $59m charge Asset quality remained sound with stressed assets to TCE reducing 48 basis points to 2.06%. The decline was due to reduction of stress in the dairy sector (improving milk prices). Consumer 90+ day delinquencies were higher but continue to be near historical lows; and The impairment benefit reflects the work-out and write-back of a few large facilities combined with lower levels of stress. Economic profit up $59m, 15% Economic profit growth (15%) is higher than the increase in cash earnings (9%) from the significant impairment benefit. Net interest income up $59m, 7% Loan growth was modest over the half as the division focused on improving returns. All growth achieved was in mortgages, mostly in the fixed rate book. Business lending was flat with new lending in Agriculture offset by lower institutional demand; Deposits fully funded lending with most growth in term deposits (up 8%) as customers preferred higher rate products over at call accounts; and Net interest margin was up 12 basis points supported by disciplined growth and focused repricing of mortgages and business lending and the accelerated amortisation of deferred mortgage costs in First Half 2017 (3 basis points). These were partly offset by lower deposit spreads from competition for deposits, particularly longer dated term deposits. Non-interest income down $6m, 2% Decline was primarily due to the full period impact of removing certain consumer fees in First Half 2017 and lower cards income and institutional fees; partly offset by Higher insurance income (from lower claims) and investment income (supported by a 4% rise in FUM and FUA). Expenses down $11m, 2% The decline was mostly due to productivity benefits from a range of initiatives associated with the division's transformation program. This has included optimising the network and using digital to increase self-serve; and These improvements were partly offset by a $7 million increase in the cost of the transformation program. Impairment benefit of $40m. $4m higher over the first half Asset quality improved with stressed assets to TCE reducing 35 basis points. The decline in stressed assets was due to improved conditions in the dairy sector (following higher milk prices). Consumer delinquencies continue to be at historical lows; and; Impairments continued to be a benefit as write-backs have remained high and improving asset quality has reduced new provision requirements. Economic profit up $47m, 24% With growth skewed to lower risk assets (including mortgages and certain business loans) allocated equity was flat over the half. This contributed to economic profit growing 24% and above the growth in cash earnings.

2017 Full Year financial results
Divisional results

3.6 Group Businesses

Group Businesses include:

- Treasury which is responsible for the management of the Group's balance sheet including wholesale funding, capital and management of liquidity. Treasury also manages the interest rate risk and foreign exchange risks inherent in the balance sheet, including managing the mismatch between Group assets and liabilities. Treasury's earnings are primarily sourced from managing the Group's balance sheet and interest rate risk, (excluding Westpac New Zealand) within set risk limits;
- Group Technology[1] which comprises functions for the Australian businesses is responsible for technology strategy and architecture, infrastructure and operations, applications development and business integration;
- Core Support[2], which comprises functions performed centrally, including Australian banking operations, property services, strategy, finance, risk, compliance, legal and human resources; and
- Group Businesses also includes: earnings on capital not allocated to divisions, accounting entries for certain intra-group transactions that facilitate the presentation of the performance of the Group's operating segments, earnings from non-core asset sales, earnings and costs associated with the Group's fintech investments and certain other head office items such as centrally raised provisions.

$m	Half Year Sept 17	Half Year March 17	*% Mov't Sept 17 - Mar 17*	Full Year Sept 17	Full Year Sept 16	*% Mov't Sept 17 - Sept 16*
Net interest income	181	288	*(37)*	469	582	*(19)*
Non-interest income	(13)	(19)	*(32)*	(32)	8	*large*
Net operating income	168	269	*(38)*	437	590	*(26)*
Operating expenses	(262)	(265)	*(1)*	(527)	(469)	*12*
Core earnings	**(94)**	**4**	***large***	**(90)**	**121**	***(174)***
Impairment (charges) / benefits	32	11	*191*	43	9	*large*
Operating profit before tax	**(62)**	**15**	***large***	**(47)**	**130**	***(136)***
Tax and non-controlling interests	(36)	(49)	*(27)*	(85)	(66)	*29*
Cash earnings	**(98)**	**(34)**	***188***	**(132)**	**64**	***large***

Treasury $m	Half Year Sept 17	Half Year March 17	*% Mov't Sept 17 - Mar 17*	Full Year Sept 17	Full Year Sept 16	*% Mov't Sept 17 - Sept 16*
Net interest income	127	254	*(50)*	381	487	*(22)*
Non-interest income	4	3	*33*	7	22	*(68)*
Net operating income	131	257	*(49)*	388	509	*(24)*
Cash earnings	**72**	**161**	***(55)***	**233**	**329**	***(29)***

Treasury Value at Risk (VaR)[3]

$m	Average	High	Low
Six months ended 30 September 2017	33.2	57.4	24.2
Six months ended 31 March 2017	43.6	56.4	31.4
Six months ended 30 September 2016	41.1	53.7	29.5

1 Costs are fully allocated to other divisions in the Group.
2 Costs are partially allocated to other divisions in the Group, with costs attributed to enterprise activity retained in Group Businesses.
3 VaR includes trading book and banking book exposures. The banking book component includes interest rate risk, credit spread risk in liquid assets and other basis risks as used for internal management purposes.

62 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results Divisional results Financial performance Second Half 2017 – First Half 2017 Cash earnings decreased $64 million in the half primarily due to a reduction in Treasury revenue. Full Year 2017 – Full Year 2016 Cash earnings expense. decreased $196 million from lower Treasury revenue, increased expenses and a higher tax Westpac Group 2017 Full Year Financial Results Announcement | 63 Net operating income down $153m, 26% Net interest income decreased $113 million largely from lower Treasury revenue related to interest rate risk management. Non-interest income decreased $40 million primarily due to the impact of exchange rate movements on the hedging of New Zealand earnings. Expenses up $58m, 12% Increase in expenses primarily from higher expenses associated with the Group’s fintech investments and higher regulatory and compliance costs. Impairment benefits up $34m Impairment benefit increased $34 million due to a reduction to the centrally held economic overlay provisions, largely related to the mining sector. This reduction offsets provisions raised in the relevant divisions. Tax and non-controlling interests up $19m, 29% Tax and non-controlling interests increased $19 million, as Full Year 2016 benefited from the finalisation of prior period taxation matters and hybrid distributions (not deductible for tax purposes) were also higher in the current year. Net operating income down $101m, 38% Net interest income decreased $107 million primarily from lower Treasury revenue related to interest rate risk management. This was partly offset by the benefit of higher centrally held capital balances. Non-interest income increased $6 million mostly due to the impact of hedging New Zealand earnings. Expenses down $3m, 1% Expenses were little changed with lower employee costs, mostly offset by higher regulatory and compliance related costs. Impairment benefits up $21m Impairment benefit increased $21 million due to a reduction in the centrally held economic overlay provision, primarily related to the mining sector. This reduction offsets provisions raised in the divisions. Tax and non-controlling interests down $13m, 27% Group Businesses effective tax rate is higher than the Australian company tax rate of 30%, mostly due to the impact of hybrid distributions which are not deductible for Australian taxation purposes.

2017 Full Year financial report Table of contents 4.1 4.2 4.3 4.4 4.5 4.6 4.7 Significant developments 65 Consolidated income statement 73 Consolidated statement of comprehensive income 74 Consolidated balance sheet 75 Consolidated statement of changes in equity 76 Consolidated cash flow statement 78 Notes to the consolidated financial statements 79 Note 1 Basis of preparation 79 Note 2 Segment reporting 80 Note 3 Net interest income 84 Note 4 Non-interest income 85 Note 5 Operating expenses 86 Note 6 Income tax 87 Note 7 Earnings per share 88 Note 8 Average balance sheet and interest rates 89 Note 9 Loans 90 Note 10 Provisions for impairment charges 91 Note 11 Credit quality 92 Note 12 Deposits and other borrowings 94 95 Note 13 Fair values of financial assets and liabilities Note 14 Contingent liabilities, contingent assets and credit commitments 101 Note 15 Shareholders’ equity 103 Note 16 Notes to the consolidated cash flow statement 105 Note 17 Subsequent events 106 4.8 Statement in relation to the audit of the financial statements 107 64 | Westpac Group 2017 Full Year Financial Results Announcement 4.0 Full Year financial report 2017

2017 Full Year financial report Consolidated financial statements 4.1 Significant developments Corporate significant developments Bank Levy for Authorised Deposit-taking Institutions (ADIs) On 23 June 2017, legislation was enacted that introduced a new levy on ADIs with liabilities of at least $100 billion (Bank Levy). The Bank Levy became effective from 1 July 2017 and the rate is set at 0.06% per annum of certain ADI liabilities. There is no end date provided for the Bank Levy. The Bank Levy applies to liabilities of Westpac (including its offshore branches), but does not apply to liabilities of Westpac’s subsidiaries. Furthermore, the Bank Levy is not charged on Additional Tier 1 capital, deposits protected by the Financial Claims Scheme and RBA exchange settlement balances. The legislation also provides for inclusion of derivative liabilities on a net basis and for the Bank Levy to be tax deductible. The Bank Levy cost Westpac $95 million in Full Year 2017, with an after tax impact of $66 million and is estimated to cost Westpac approximately $405 million in Full Year 2018, with an after tax impact of approximately $284 million. House of Representatives Standing Committee on Economics’ Review of the Four Major Banks and other reviews On 16 September 2016, the Chairman of the House of Representatives Standing Committee on Economics announced that the Committee had commenced its Review of the Four Major Banks (Parliamentary Review). The terms of reference for the Parliamentary Review are wide-ranging, with one area of focus being how individual banks and the industry as a whole are responding to issues identified through other inquiries, including through the Australian Bankers’ Association (ABA) action plan. Westpac attended public hearings of the Parliamentary Review on 6 October 2016, 8 March 2017 and 11 October 2017. The first report of the Parliamentary Review was published on 24 November 2016 and contained ten recommendations. The second report was published on 21 April 2017. In its second report, the Committee restated its support for the recommendations in the first report and supported a recommendation of the Australian Small Business and Family Enterprise Ombudsman to remove non-monetary default clauses in small business loan contracts. In May 2017, the Australian Government announced that it supported nine of the ten recommendations made by the Committee in its first report and announced a range of measures designed to implement these recommendations, such as: the introduction of the Banking Executive Accountability Regime (discussed below); an independent review to recommend the best approach to implement an open banking regime with respect to banking product and consumer data; and the creation of a new dispute resolution framework, including the establishment of the Australian Financial Complaints Authority, which is designed to be a single external dispute resolution body for the handling of financial and superannuation disputes. On 29 November 2016, the Senate referred an inquiry into the regulatory framework for the protection of consumers, including small businesses, in the banking, insurance and financial services sector to the Senate Economics References Committee. The terms of reference for the inquiry focus on a range of matters relating to the protection of consumers against wrongdoing in the sector. They also require the inquiry to examine the availability and adequacy of redress and support for consumers that have been victims of wrongdoing. The inquiry is scheduled to produce a report in the first half of 2018. Further, there are a number of other reviews commissioned by the Australian Government, including an independent review to recommend the best approach to implement an open banking regime in Australia. The review will advise on the design of the model and regulatory framework to require banks to share product and customer data with customers and third parties, including the scope of data sets to be shared, data transfer mechanisms, risks such as customer trust and privacy safeguard requirements, and costs of implementation. The review will report to the Government by the end of 2017. In addition to the reviews and inquiries mentioned above, the ACCC is undertaking a specific inquiry, until 30 June 2018, into the pricing of residential mortgages by those banks affected by the Bank Levy (including Westpac), which includes monitoring the extent to which the Bank Levy is passed on to customers. As these reviews and inquiries progress, they may lead to further regulation and reform. Westpac Group 2017 Full Year Financial Results Announcement | 65

2017 Full Year financial report Consolidated financial statements Banking Executive Accountability Regime In May 2017, the Australian Government announced that it would introduce the Banking Executive Accountability Regime (BEAR). The Government’s stated intention is to introduce a strengthened responsibility and accountability framework for the most senior and influential directors and executives in ADI groups (referred to as ‘accountable persons’ under BEAR). The Treasury Laws Amendment (Banking Executive Accountability and Related Measures) Bill 2017 was introduced into Parliament on 19 October 2017. The Bill has been referred to the Senate Economics Legislation Committee, which is expected to report on the Bill by 24 November 2017. If enacted in the form currently proposed, BEAR will involve a range of new measures, including: imposing a set of requirements to be met by ADIs and accountable persons, including accountability obligations; requirements for ADIs to register accountable persons with APRA prior to their commencement in an accountable person role, to maintain and provide APRA with a map of the roles and responsibilities of accountable persons across the ADI group, and to give APRA accountability statements for each accountable person detailing that individual’s roles and responsibilities; and new and stronger APRA enforcement powers, including disqualification powers in relation to accountable persons who breach the obligations of BEAR and a new civil penalty regime that will enable APRA to seek civil penalties in the Federal Court of up to $210 million (for large ADIs, such as Westpac) where an ADI breaches its obligations under BEAR and the breach relates to ‘prudential matters’. The proposed commencement date for implementation of BEAR is 1 July 2018 (with transitional arrangements for certain aspects of BEAR). Productivity Commission Inquiry into Competition in the Australian Financial System In May 2017, the Australian Government announced a Productivity Commission inquiry into competition in the financial system. This review was a recommendation of the Financial System Inquiry. The terms of reference are broad and require the Productivity Commission to review competition in Australia's financial system with a view to improving consumer outcomes, the productivity and international competitiveness of the financial system and the economy more broadly, and supporting ongoing financial system innovation, while balancing these with financial stability objectives. The review commenced on 1 July 2017 and the Productivity Commission is due to hand its final report to the Government by 1 July 2018. Australian Bankers’ Association Banking Reform Program and industry initiatives On 21 April 2016, the ABA announced an action plan to protect consumer interests, increase transparency and accountability and build trust and confidence in banks. The reform program includes a number of industry-led initiatives including: a review of product sales commissions and product based payments; the establishment of an independent customer advocate in each bank; supporting the broadening of external dispute resolution schemes; evaluating the establishment of an industry-wide, mandatory, last resort compensation scheme; strengthening protections available to whistleblowers; the implementation of a new information sharing protocol to help stop individuals with a history of poor conduct moving around the industry; strengthening the commitment to customers in the Code of Banking Practice; and supporting ASIC as a strong regulator. On 20 October 2017, the independent governance expert overseeing the ABA action plan released his sixth report titled Australian banking industry: Package of Initiatives, which noted that banks are continuing to make good progress in delivering the initiatives, with a number of the initiatives now implemented or moving into implementation stage. Australian Securities and Investments Commission (ASIC) Enforcement Review Taskforce On 19 October 2016, the Australian Government released the terms of reference for the ASIC Enforcement Review Taskforce (Taskforce), which will assess the suitability of ASIC’s existing regulatory tools (including the penalties available) and whether they need to be strengthened. The Taskforce has completed consultations on a range of matters, including proposed reforms to the mandatory breach reporting framework. These reforms include clarifying when a reporting obligation is triggered, expanding the class of reports that must be made to include misconduct by individual advisers and employees and strengthening the penalties for failing to report, including through the introduction of an infringement notice regime. 66 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial report Consolidated financial statements The Taskforce has also consulted on: strengthening ASIC’s licensing powers, which would enable ASIC to take action to refuse to grant, or to suspend or cancel, a licence where the applicant or licensee is not considered to be a fit and proper person; and proposals to expand ASIC’s powers to ban senior managers working in financial services businesses. It is currently consulting on proposals to strengthen penalties for corporate and financial sector misconduct. The Taskforce is scheduled to report its recommendations to the Australian Government in 2017. Product design and distribution obligations and product intervention power As part of a package of reforms announced by the Australian Government in 2016, the Federal Government announced that it would accelerate the implementation of certain recommendations made by the Financial System Inquiry (FSI), including granting ASIC a product intervention power and introducing a new ‘principles-based’ product design and distribution obligation on issuers and distributors. On 13 December 2016, the Australian Government released a consultation paper seeking feedback on these proposed reforms. Submissions on the consultation paper closed on 15 March 2017 and it is anticipated that draft legislation will be released for consultation in 2018. Financial benchmarks reform In October 2016, the Australian Government announced a package of measures designed to strengthen the regulation of financial benchmarks. The measures were recommended to the Australian Government by the Council of Financial Regulators following a consultation process on financial benchmark reform. The key measures to be implemented include: ASIC will be empowered to develop enforceable rules for administrators and entities that make submissions to significant benchmarks (such as Westpac), including the power to compel submissions to benchmarks in the case that other calculation mechanisms fail; administrators of significant benchmarks will be required to hold a new ‘benchmark administration’ licence issued by ASIC (unless granted an exemption); and the manipulation of any financial benchmark or financial product used to determine a financial benchmark (such as negotiable certificates of deposit) will be made a specific criminal and civil offence. These measures are expected to be implemented over the next 6-12 months. Residential mortgage lending – reviews by and engagement with regulators APRA has been looking at, and speaking publicly about, the broader issue of bank serviceability standards pertaining to residential mortgage lending. Westpac is engaging proactively with APRA in relation to its work in this area. In the mortgage area, ASIC continues to focus on interest only mortgage origination and high risk customer groups. ASIC has also initiated a review into public statements by some banks (including Westpac) about interest rate changes. We are working with ASIC on their reviews in these areas. BBSW proceedings Following ASIC’s investigations into the interbank short-term money market and its impact on the setting of the bank bill swap reference rate (BBSW), on 5 April 2016, ASIC commenced civil proceedings against Westpac in the Federal Court of Australia, alleging certain misconduct, including market manipulation and unconscionable conduct. The conduct that is the subject of the proceedings is alleged to have occurred between 6 April 2010 and 6 June 2012. Westpac is defending these proceedings. ASIC is seeking from the court declarations that Westpac breached various provisions of the Corporations Act 2001 (Cth) and the Australian Securities and Investments Commission Act 2001 (Cth), pecuniary penalties of unspecified amounts and orders requiring Westpac to implement a comprehensive compliance program for persons involved in Westpac’s trading in the relevant market. In August 2016, a class action was filed in the United States District Court for the Southern District of New York against Westpac and a large number of other Australian and international banks alleging misconduct in relation to BBSW. These proceedings are at an early stage and the level of damages sought has not been specified. Westpac is defending these proceedings. Westpac Group 2017 Full Year Financial Results Announcement | 67

2017 Full Year financial report Consolidated financial statements ASIC’s responsible lending litigation against Westpac On 1 March 2017, ASIC commenced Federal Court proceedings against Westpac in relation to home loans entered into between December 2011 and March 2015, which were automatically approved by Westpac’s systems. ASIC has alleged that the way in which Westpac used the Household Expenditure Measure (HEM) benchmark to assess the suitability of home loans for customers during this period was in contravention of the National Consumer Credit Protection Act 2009 (Cth) (NCCPA). On 26 September 2017, ASIC amended its court documents to include an additional allegation that the way serviceability was assessed for interest only loans during the same period also contravened the NCCPA. ASIC has also raised specific allegations in respect of seven loan applications. ASIC alleges that Westpac improperly assessed whether those loans were unsuitable because of the way Westpac used HEM, and for five of the loan applications (which are loans with an interest-only period), because of the way Westpac assessed serviceability. ASIC has not made any criminal allegations, or allegations against specific individuals. Westpac is defending the proceedings. Outbound scaled advice division proceedings On 22 December 2016, ASIC commenced Federal Court proceedings against BT Financial Management Limited (BTFM) and Westpac Securities Administration Limited (WSAL) in relation to a number of superannuation account consolidation campaigns conducted between 2013 and 2016. ASIC has alleged that in the course of some of these campaigns, customers were provided with personal advice in contravention of a number of Corporations Act 2001 (Cth) provisions. ASIC has selected 15 specific customers as the focus of their claim. BTFM and WSAL are defending the proceedings. The proceedings are scheduled to be heard in February 2018. Class action against Westpac Banking Corporation and Westpac Life Insurance Services Limited On 12 October 2017, a class action was filed in the Federal Court of Australia on behalf of customers who, since October 2011, have obtained insurance issued by Westpac Life Insurance Services Limited (WLIS) on the recommendation of financial advisers at Westpac Banking Corporation, St George Bank, Bank of Melbourne, BankSA or BT Advice. The action is in relation to the premiums these customers have been charged for the WLIS policies. The plaintiffs have alleged, amongst other things, that in providing the financial advice Westpac breached the fiduciary duties it owed to the members of the class, the conduct was unconscionable and WLIS was knowingly involved in these breaches. Westpac and WLIS are defending the proceedings. Brexit On 29 March 2017, the Prime Minister of the United Kingdom (UK) notified the European Council in accordance with Article 50 of the Treaty on European Union of the UK’s intention to withdraw from the European Union (EU), triggering a two year period for the negotiation of the UK’s withdrawal from the EU. As Westpac’s business and operations are based predominantly in Australia and New Zealand, the direct impact of the UK’s departure from the EU is unlikely to be material to Westpac. However, it remains difficult to predict the impact that Brexit may have on financial markets, the global economy and the global financial services industry. Reduction to the corporate tax rate On 11 May 2017, the Australian Government introduced into Parliament a bill to reduce the corporate tax rate progressively from 30% to 25% over the next 10 years for all corporate entities in a staged approach with reference to aggregated annual turnover thresholds. If the legislation is passed in its current form, the benefit will begin to take effect from 1 July 2023, when the corporate tax rate for Westpac will reduce to 27.5%. Accordingly, the proposed reduction to the corporate tax rate will not significantly impact Westpac in the short term. A reduction to the corporate tax rate will reduce the value of imputation credits ultimately attached to franked dividends and distributions to certain securityholders. Taxation of cross-border financing arrangements The Australian and New Zealand Governments have each decided to implement the Organisation for Economic Co-operation and Development’s (OECD) proposals relating to the taxation treatment of cross-border financing arrangements. These proposals may affect the taxation arrangements for ‘hybrid’ regulatory capital instruments issued by Westpac. If implemented without grandfathering, the potential effect of the OECD proposals is to increase the after-tax cost to Westpac of certain previously issued Additional Tier 1 capital securities. Neither Government has released draft legislation. Comprehensive Credit Reporting (CCR) On 2 November 2017, the Federal Treasurer announced that the Australian Government will legislate for a mandatory comprehensive credit reporting regime to come into effect by 1 July 2018. This would require credit providers to provide a monthly update to credit reporting agencies of all open consumer credit accounts, including credit cards, personal loans, mortgages and auto loans. According to the announcement, the four major banks will be required to have 50 per cent of their credit data ready for reporting by 1 July 2018, increasing to 100 per cent a year later. 68 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial report Consolidated financial statements Westpac is currently moving to implement CCR on a voluntary basis, as we recognise that CCR supports our principles for responsible lending by enhancing transparency of consumers’ existing liabilities. Westpac is also focused on ensuring the highest level of security of personal data is maintained within the data sharing arrangements that will underpin CCR data supply and use. Sale of shares in BTIM On 26 May 2017, Westpac sold 60 million shares in BTIM at a price of $10.75 per share, pursuant to a fully underwritten institutional offer. Following completion of the sale, Westpac’s holding in BTIM decreased to approximately 10%. Westpac has announced that it intends to sell its remaining 10% shareholding in BTIM in the future, subject to favourable market conditions. In accordance with escrow arrangements communicated to BTIM in respect of the retained shareholding, any sale would not occur prior to the release of BTIM’s First Half 2018 results (expected to be in May 2018). Issue of Additional Tier 1 capital securities On 21 September 2017, Westpac issued US$1.25 billion US Securities and Exchange Commission (SEC) registered securities, which qualify as Additional Tier 1 capital under APRA’s capital adequacy framework. Regulatory significant developments Financial System Inquiry’s (FSI) recommendations on bank capital The Australian Government’s response to the FSI has endorsed APRA’s actions in implementing the FSI’s capital-related recommendations, and has confirmed APRA’s responsibility for implementing the remaining recommendations. On 19 July 2017, APRA released an Information Paper titled, Strengthening banking system resilience – establishing ‘unquestionably strong’ capital ratios. In its release, APRA concluded that the four major Australian banks, including Westpac, need to have a CET1 ratio of at least 10.5%, as measured under the existing capital framework to be considered ‘unquestionably strong’. Banks are expected to meet this new benchmark by 1 January 2020. APRA’s implementation of capital standards to produce ‘unquestionably strong’ capital ratios will also incorporate changes to the prudential framework, including consideration of the finalisation of international Basel III reforms. The final Basel III reforms may result in significant changes in the risk weighted asset framework including the introduction of a revised capital floor for internal model-based methods, based on standardised approaches. Whilst APRA has signalled that its revisions to the capital framework will not necessitate further capital increases for the industry above the 10.5% benchmark, the details of the changes (including at a product level) remain unclear. APRA has announced that it intends to release a discussion paper on proposed revisions to the capital framework later in 2017 and, following release of the discussion paper, that it expects to consult on draft prudential standards giving effect to the new framework in 2018, leading to the release of final prudential standards in 2019. The new framework is anticipated to take effect in early 2021. In addition to the risk based capital ratio, APRA may also implement other key FSI recommendations, including: the introduction of a leverage ratio that acts as a backstop to an ADI’s risk-based capital requirements. Whilst APRA requires the disclosure of the leverage ratio on a quarterly basis, it is yet to be implemented as a minimum requirement; and the implementation of a framework for additional loss-absorbing capacity, discussed further below. Resolution planning including additional loss-absorbing capacity and APRA’s crisis management powers In response to the FSI recommendations, the Australian Government also agreed to further reforms regarding crisis management. In August 2017, Treasury issued draft legislation to strengthen APRA’s crisis management powers. This was introduced into Parliament in October 2017. The intention of these reforms is to strengthen APRA’s powers to facilitate the orderly resolution of an institution so as to protect the interests of depositors and to protect the stability of the financial system. The reforms also enhance APRA’s ability to take actions in relation to resolution planning, including measures to ensure regulated entities and their groups are better prepared for resolution. Consistent with international developments, APRA may also establish a framework for additional loss absorbing capacity for the four major Australian banks, including Westpac. The intention of this would be to facilitate the orderly resolution of banks and minimise taxpayer support. APRA is yet to release any consultation on additional loss-absorbing capacity. Westpac Group 2017 Full Year Financial Results Announcement | 69

2017 Full Year financial report Consolidated financial statements Macro-prudential regulation From December 2014, APRA has made use of macro-prudential measures targeting mortgage lending that continue to impact lending practices in Australia. The measures include limiting investment property lending growth to below 10% and imposing additional levels of conservatism in serviceability assessments. On 31 March 2017, APRA added to these measures, requiring ADIs to restrict mortgage lending with interest-only terms to 30% of new mortgage lending. APRA also indicated that it expects ADIs to place strict internal limits on the volume of interest only loans with loan-to-valuation ratios above 80%. Westpac has implemented steps to achieve these limits, including introducing differential pricing for investor property loans and interest only loans, a restriction on the volume of interest only loans with an LVR of greater than 80% (includes limit increases, interest only term extension and switches), no repayment switch fee for customers switching to principal and interest from interest only loans and no longer accepting external refinances (from other financial institutions) for owner occupied interest only loans. Interest only residential mortgages constituted 26% of new mortgage lending for the quarter ended 30 September 2017 (currently 46% of Westpac’s overall Australian residential mortgage portfolio as at 30 September 2017). Further details of Westpac’s other regulatory disclosures required in accordance with prudential standard APS 330 can be accessed at www.westpac.com.au/aboutwestpac/investor-centre/financial-information/regulatorydisclosures. Other regulatory developments Net Stable Funding Ratio APRA released a revised prudential standard on liquidity (APS 210) on 20 December 2016. This prudential standard includes the Net Stable Funding Ratio (NSFR) requirement, a measure designed to encourage longer-term funding of assets and better match the duration of assets and liabilities. The revised APS 210, inclusive of the NSFR, will commence from 1 January 2018. During Full Year 2017, Westpac continued to take steps in preparation for the introduction of the NSFR from 1 January 2018. Based on the latest guidance from APRA, Westpac had an estimated NSFR at 30 September 2017 which is above that required from 1 January 2018. OECD Common Reporting Standard The OECD has developed Common Reporting Standard (CRS) rules for the automatic exchange of customer tax residency and financial account information amongst participating CRS countries. CRS requires the Westpac Group to collect and check the tax residency of all customers and to report the tax residency and financial account details of non-resident customers to the relevant authorities in jurisdictions with which Australia has entered into an exchange of information agreement. Together with other Australian financial institutions, Westpac began collecting tax residency information from 1 July 2017 and will report these details and associated financial account information from July 2018. Westpac has implemented changes to its business operations to comply with the CRS requirements in countries which have implemented the rules prior to 1 July 2017. European Union General Data Protection Regulation The European Union General Data Protection Regulation (the GDPR) contains new data protection requirements that will apply from 25 May 2018. The GDPR is intended to “strengthen and unify” data protection for individuals across the EU and supersedes the existing EU Data Protection Directive. Australian businesses of any size may need to comply if they have an establishment in the EU, if they offer goods or services in the EU, or if they monitor the behaviour of individuals in the EU. Westpac is evaluating the impact of GDPR on its businesses with a view to implementing the necessary changes before commencement of the GDPR. 70 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial report Consolidated financial statements OTC derivatives reform International regulatory reforms relating to over-the-counter (OTC) derivatives continue to be implemented by financial regulators across the globe, with the focus moving to implementing variation margin and initial margin requirements for non-centrally cleared derivatives. Variation margin requirements in a number of key jurisdictions for Westpac (being Australia, the EU, US and Hong Kong) became applicable during Full Year 2017. Westpac has completed a substantial amount of work to comply with all applicable variation margin requirements. In addition, initial margin requirements commenced on 1 September 2016. These requirements are being introduced in phases through to 1 September 2020. Westpac currently expects that it will be required to commence exchanging initial margin by either September 2018 or September 2019. New Zealand Regulatory reforms and significant developments in New Zealand include: Reserve Bank of New Zealand (RBNZ) – macro-prudential policy framework On 8 June 2017, the RBNZ published a consultation paper seeking feedback on serviceability restrictions such as debt-to-income ratio (DTI) limits being added to its macro-prudential toolkit. The RBNZ stated in the consultation paper that the RBNZ would not utilise a DTI policy in current market conditions, but considers DTI limits a useful option in the future. RBNZ – Review of Outsourcing Policy On 19 September 2017, the RBNZ released the final version of its revised Outsourcing Policy (and updated conditions of registration). These took effect on 1 October 2017. Key changes under the revised policy are: banks will need to obtain a non-objection letter from the RBNZ before entering into outsourcing arrangements with a parent or other related party; a bank that outsources certain functions to any third party will need to have certain prescribed contractual terms with that third party and ensure that the third party has adequate disaster recovery and business continuity plan capability in relation to the outsourced function; a bank that outsources certain functions to its overseas parent or to another non-controlled related party will need to have robust back-up arrangements in place; banks will be required to maintain a compendium of functions and processes that have been outsourced; and banks that are members of foreign-owned banking groups, such as WNZL, will be required to have a separation plan which describes how they would operate previously outsourced services if a statutory manager is appointed or they are otherwise separated from their overseas parent. There will be a five year transitional period in relation to existing outsourcing arrangements. The key impact of the revised policy will be in respect of outsourcing arrangements related to institutional products, settlements, finance, risk management and regulatory reporting. RBNZ Capital Review In March 2017, the RBNZ outlined its plans for its review of bank capital requirements. The RBNZ’s aim is to agree a capital regime that ensures a very high level of confidence in the solvency of the banking system while avoiding economic inefficiency. The review will look at the three key components of the regulatory capital regime: the definition of eligible capital instruments; the measurement of risk, in particular the risk weights attached to credit exposures; and the minimum capital ratio and buffers. The RBNZ has said that the outcomes of the review will be heavily influenced by the international regulatory context, the risk characteristics of the New Zealand system, and the RBNZ’s regulatory capital approach. The RBNZ released a high-level Issues Paper in May 2017 and a consultation paper considering what type of financial instruments should qualify as bank capital. The RBNZ expects to conclude its review in the first quarter of 2018. Based on the high level information released to date, the expectation is that the RBNZ will likely propose increasing capital ratios and certain risk weights, with internal ratings-based (IRB) banks having fewer models to use (to reduce the difference between standardised and IRB banks). Reform of the regulation of financial advice The New Zealand Government announced plans for changes to the regime regulating financial advice in July 2016. In August 2017, the Financial Services Legislation Amendment Bill was introduced into Parliament. Westpac Group 2017 Full Year Financial Results Announcement | 71

2017 Full Year financial report Consolidated financial statements Under the proposed new regime, financial advice will be provided by licensed firms who will employ financial advisers and nominated representatives. A Code of Conduct will apply to all advice and advisers and representatives will be subject to the same duties and ethical standards, including a duty to give priority to the client's interests. Firms will be responsible for ensuring their advisers and representatives comply with these duties. The reforms will also remove legislative barriers to the provision of robo-advice. A two stage transition is proposed with all industry participants being required to be operating under a full licence by May 2021. RBNZ – Review under section 95 of the Reserve Bank of New Zealand Act 1989 On 10 February 2017, the RBNZ issued WNZL with a notice under section 95 of the Reserve Bank of New Zealand Act 1989, requiring WNZL to obtain an independent review of its compliance with advanced internal rating-based aspects of the RBNZ’s ‘Capital Adequacy Framework (Internal Models Based Approach) (BS2B)’ (BS2B). WNZL has disclosed non-compliance with BS2B (compliance with which is a condition of registration for WNZL) in its quarterly disclosure statements. WNZL expects to receive the RBNZ’s final decision in 2017. There are a range of possible consequences for WNZL, including potential increases in minimum capital requirements. 72 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial report
Consolidated financial statements

4.2 Consolidated income statement

Westpac Banking Corporation and its controlled entities

$m	Note	Half Year Sept 17	Half Year March 17	% Mov't Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	% Mov't Sept 17 - Sept 16
Interest income	3	15,839	15,393	*3*	31,232	31,822	*(2)*
Interest expense	3	(7,936)	(7,780)	*2*	(15,716)	(16,674)	*(6)*
Net interest income		7,903	7,613	*4*	15,516	15,148	*2*
Non-interest income	4	3,130	3,156	*(1)*	6,286	5,837	*8*
Net operating income before operating expenses and impairment charges		11,033	10,769	*2*	21,802	20,985	*4*
Operating expenses	5	(4,801)	(4,633)	*4*	(9,434)	(9,217)	*2*
Impairment charges	10	(360)	(493)	*(27)*	(853)	(1,124)	*(24)*
Profit before income tax		**5,872**	**5,643**	***4***	**11,515**	**10,644**	***8***
Income tax expense	6	(1,787)	(1,731)	*3*	(3,518)	(3,184)	*10*
Net profit for the period		**4,085**	**3,912**	***4***	**7,997**	**7,460**	***7***
Profit attributable to non-controlling interests		(2)	(5)	*(60)*	(7)	(15)	*(53)*
Net profit attributable to owners of Westpac Banking Corporation		**4,083**	**3,907**	***5***	**7,990**	**7,445**	***7***
Earnings per share (cents)							
Basic	7	121.2	116.8	*4*	238.0	224.6	*6*
Diluted	7	115.6	113.7	*2*	229.3	217.8	*5*

The above consolidated income statement should be read in conjunction with the accompanying notes.

200 Westpac GROUP

Westpac Group 2017 Full Year Financial Results Announcement | 73

2017 Full Year financial report
Consolidated financial statements

4.3 Consolidated statement of comprehensive income

Westpac Banking Corporation and its controlled entities

$m	Half Year Sept 17	Half Year March 17	% Mov't Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	% Mov't Sept 17 - Sept 16
Net profit for the period	**4,085**	**3,912**	***4***	**7,997**	**7,460**	***7***
Other comprehensive income						
Items that may be reclassified subsequently to profit or loss						
Gains/(losses) on available-for-sale securities:						
Recognised in equity	(93)	168	*(155)*	75	56	*34*
Transferred to income statements	(2)	(1)	*100*	(3)	(8)	*(63)*
Gains/(losses) on cash flow hedging instruments:						
Recognised in equity	(20)	(71)	*(72)*	(91)	(304)	*(70)*
Transferred to income statements	86	29	*197*	115	21	*large*
Exchange differences on translation of foreign operations	(78)	(38)	*105*	(116)	(238)	*(51)*
Income tax on items taken to or transferred from equity:						
Available-for-sale securities reserve	28	(46)	*(161)*	(18)	(13)	*38*
Cash flow hedging reserve	(19)	13	*large*	(6)	85	*(107)*
Share of associates' other comprehensive income:						
Recognised in equity (net of tax)	5	(2)	*large*	3	(17)	*(118)*
Cash flow hedging reserve	9	-	-	9	-	-
Items that will not be reclassified subsequently to profit or loss						
Own credit adjustment on financial liabilities designated at fair value (net of tax)	(111)	(53)	*109*	(164)	(54)	*large*
Remeasurement of defined benefit obligation recognised in equity (net of tax)	76	114	*(33)*	190	(47)	*large*
Other comprehensive income for the period (net of tax)	**(119)**	**113**	***large***	**(6)**	**(519)**	***(99)***
Total comprehensive income for the period	**3,966**	**4,025**	***(1)***	**7,991**	**6,941**	***15***
Attributable to:						
Owners of Westpac Banking Corporation	3,964	4,020	*(1)*	7,984	6,926	*15*
Non-controlling interests	2	5	*(60)*	7	15	*(53)*
Total comprehensive income for the period	**3,966**	**4,025**	***(1)***	**7,991**	**6,941**	***15***

The above consolidated statement of comprehensive income should be read in conjunction with the accompanying notes.

74 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial report
Consolidated financial statements

4.4 Consolidated balance sheet

Westpac Banking Corporation and its controlled entities

$m	Note	As at 30 Sept 2017	As at 31 March 2017	As at 30 Sept 2016	% Mov't Sept 17 - Mar 17	% Mov't Sept 17 - Sept 16
Assets						
Cash and balances with central banks		18,397	15,912	17,015	*16*	*8*
Receivables due from other financial institutions		7,128	9,545	9,951	*(25)*	*(28)*
Trading securities and financial assets designated at fair value		25,324	30,977	21,168	*(18)*	*20*
Derivative financial instruments		24,033	24,619	32,227	*(2)*	*(25)*
Available-for-sale securities		60,710	59,952	60,665	*1*	-
Loans	9	684,919	666,946	661,926	*3*	*3*
Life insurance assets		10,643	10,934	14,192	*(3)*	*(25)*
Regulatory deposits with central banks overseas		1,048	1,409	1,390	*(26)*	*(25)*
Investments in associates[1]		60	716	726	*(92)*	*(92)*
Property and equipment		1,487	1,574	1,737	*(6)*	*(14)*
Deferred tax assets[2]		1,112	986	1,351	*13*	*(18)*
Intangible assets[2]		11,652	11,639	11,721	-	*(1)*
Other assets		5,362	4,784	5,133	*12*	*4*
Total assets		**851,875**	**839,993**	**839,202**	***1***	***2***
Liabilities						
Payables due to other financial institutions		21,907	21,390	18,209	*2*	*20*
Deposits and other borrowings	12	533,591	522,513	513,071	*2*	*4*
Other financial liabilities at fair value through income statement		4,056	4,894	4,752	*(17)*	*(15)*
Derivative financial instruments		25,375	28,457	36,076	*(11)*	*(30)*
Debt issues		168,356	167,306	169,902	*1*	*(1)*
Current tax liabilities		308	144	385	*114*	*(20)*
Life insurance liabilities		9,019	9,158	12,361	*(2)*	*(27)*
Provisions		1,462	1,187	1,420	*23*	*3*
Deferred tax liabilities		10	17	36	*(41)*	*(72)*
Other liabilities		8,783	8,449	9,004	*4*	*(2)*
Total liabilities excluding loan capital		**772,867**	**763,515**	**765,216**	***1***	***1***
Loan capital		17,666	17,106	15,805	*3*	*12*
Total liabilities		**790,533**	**780,621**	**781,021**	***1***	***1***
Net assets		**61,342**	**59,372**	**58,181**	***3***	***5***
Shareholders' equity						
Share capital:						
Ordinary share capital	15	34,889	33,765	33,469	*3*	*4*
Treasury shares and RSP treasury shares	15	(495)	(501)	(455)	*(1)*	*9*
Reserves	15	794	845	727	*(6)*	*9*
Retained profits		26,100	25,206	24,379	*4*	*7*
Total equity attributable to owners of Westpac Banking Corporation		**61,288**	**59,315**	**58,120**	***3***	***5***
Non-controlling interests		54	57	61	*(5)*	*(11)*
Total shareholders' equity and non-controlling interests		**61,342**	**59,372**	**58,181**	***3***	***5***

The above consolidated balance sheet should be read in conjunction with the accompanying notes.

[1] *For further details, refer Note 35 of the 2017 Westpac Group Annual Report.*
[2] *Comparatives have been restated to reflect the IFRS Interpretations Committee updated treatment of intangible assets with an indefinite useful life.*

200 Westpac GROUP Westpac Group 2017 Full Year Financial Results Announcement | 75

2017 Full Year financial report
Consolidated financial statements

4.5 Consolidated statement of changes in equity

Westpac Banking Corporation and its controlled entities

$m	Share Capital (Note 15)	Reserves	Retained profits	Total equity attributable to owners of Westpac Banking Corporation	Non-controlling Interests	Total shareholders' equity and non-controlling interests
Balance at 1 October 2015	**28,895**	**1,031**	**23,172**	**53,098**	**817**	**53,915**
Net profit for the year	**-**	**-**	**7,445**	**7,445**	**15**	**7,460**
Net other comprehensive income for the year	-	(418)	(101)	(519)	-	(519)
Total comprehensive income for the year	**-**	**(418)**	**7,344**	**6,926**	**15**	**6,941**
Transactions in capacity as equity holders						
Dividends on ordinary shares[1]	-	-	(6,128)	(6,128)	-	(6,128)
Dividend reinvestment plan	726	-	-	726	-	726
Share entitlement offer	3,510	-	-	3,510	-	3,510
Other equity movements						
Share based payment arrangements	-	116	-	116	-	116
Exercise of employee share options and rights	2	-	-	2	-	2
Purchase of shares (net of issue costs)	(49)	-	-	(49)	-	(49)
(Acquisition)/disposal of treasury shares	(70)	-	-	(70)	-	(70)
Other	-	(2)	(9)	(11)	(771)	(782)
Total contributions and distributions	**4,119**	**114**	**(6,137)**	**(1,904)**	**(771)**	**(2,675)**
Balance at 30 September 2016	**33,014**	**727**	**24,379**	**58,120**	**61**	**58,181**
Net profit for the year	**-**	**-**	**7,990**	**7,990**	**7**	**7,997**
Net other comprehensive income for the year	-	(32)	26	(6)	-	(6)
Total comprehensive income for the year	**-**	**(32)**	**8,016**	**7,984**	**7**	**7,991**
Transactions in capacity as equity holders						
Dividends on ordinary shares[1]	-	-	(6,291)	(6,291)	-	(6,291)
Dividend reinvestment plan	1,452	-	-	1,452	-	1,452
Other equity movements						
Share based payment arrangements	-	98	-	98	-	98
Exercise of employee share options and rights	11	-	-	11	-	11
Purchase of shares (net of issue costs)	(43)	-	-	(43)	-	(43)
(Acquisition)/disposal of treasury shares	(40)	-	-	(40)	-	(40)
Other	-	1	(4)	(3)	(14)	(17)
Total contributions and distributions	**1,380**	**99**	**(6,295)**	**(4,816)**	**(14)**	**(4,830)**
Balance at 30 September 2017	**34,394**	**794**	**26,100**	**61,288**	**54**	**61,342**

[1] *2017 comprises 2017 interim dividend 94 cents and 2016 final dividend 94 cents (2016: 2016 interim dividend 94 cents and 2015 final dividend 94 cents), all fully franked at 30%.*

76 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial report
Consolidated financial statements

4.5 Consolidated statement of changes in equity (continued)

Westpac Banking Corporation and its controlled entities

$m	Share Capital (Note 15)	Reserves	Retained profits	Total equity attributable to owners of Westpac Banking Corporation	Non-controlling Interests	Total shareholders' equity and non-controlling interests
Balance at 1 October 2016	**33,014**	**727**	**24,379**	**58,120**	**61**	**58,181**
Net profit for the period	**-**	**-**	**3,907**	**3,907**	**5**	**3,912**
Net other comprehensive income for the period	-	52	61	113	-	113
Total comprehensive income for the period	**-**	**52**	**3,968**	**4,020**	**5**	**4,025**
Transactions in capacity as equity holders						
Dividends on ordinary shares[1]	-	-	(3,141)	(3,141)	-	(3,141)
Dividend reinvestment plan	327	-	-	327	-	327
Share entitlement offer	-	-	-	-	-	-
Other equity movements						
Share based payment arrangements	-	65	-	65	-	65
Exercise of employee share options and rights	6	-	-	6	-	6
Purchase of shares (net of issue costs)	(37)	-	-	(37)	-	(37)
(Acquisition)/disposal of treasury shares	(46)	-	-	(46)	-	(46)
Other	-	1	-	1	(9)	(8)
Total contributions and distributions	**250**	**66**	**(3,141)**	**(2,825)**	**(9)**	**(2,834)**
Balance at 31 March 2017	**33,264**	**845**	**25,206**	**59,315**	**57**	**59,372**
Net profit for the period	**-**	**-**	**4,083**	**4,083**	**2**	**4,085**
Net other comprehensive income for the period	-	(84)	(35)	(119)	-	(119)
Total comprehensive income for the period	**-**	**(84)**	**4,048**	**3,964**	**2**	**3,966**
Transactions in capacity as equity holders						
Dividends on ordinary shares[1]	-	-	(3,150)	(3,150)	-	(3,150)
Dividend reinvestment plan	1,125	-	-	1,125	-	1,125
Other equity movements						
Share based payment arrangements	-	33	-	33	-	33
Exercise of employee share options and rights	5	-	-	5	-	5
Purchase of shares (net of issue costs)	(6)	-	-	(6)	-	(6)
(Acquisition)/disposal of treasury shares	6	-	-	6	-	6
Other	-	-	(4)	(4)	(5)	(9)
Total contributions and distributions	**1,130**	**33**	**(3,154)**	**(1,991)**	**(5)**	**(1,996)**
Balance at 30 September 2017	**34,394**	**794**	**26,100**	**61,288**	**54**	**61,342**

The above consolidated statement of changes in equity should be read in conjunction with the accompanying notes.

[1] *Second Half 2017 reflects the 2017 interim dividend 94 cents and First Half 2017 reflects the 2016 final dividend 94 cents all fully franked at 30%.*

200 Westpac GROUP Westpac Group 2017 Full Year Financial Results Announcement | 77

2017 Full Year financial report
Consolidated financial statements

4.6 Consolidated cash flow statement

Westpac Banking Corporation and its controlled entities

$m	Note	Half Year Sept 17	Half Year March 17	% Mov't Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	% Mov't Sept 17 - Sept 16
Cash flows from operating activities							
Interest received		15,832	15,301	3	31,133	31,817	(2)
Interest paid		(7,722)	(7,693)	-	(15,415)	(16,721)	(8)
Dividends received excluding life business		3	24	(88)	27	43	(37)
Other non-interest income received		2,208	2,856	(23)	5,064	5,050	-
Operating expenses paid		(3,688)	(4,278)	(14)	(7,966)	(8,106)	(2)
Income tax paid excluding life business		(1,454)	(1,934)	(25)	(3,388)	(3,373)	-
Life business:							
Receipts from policyholders and customers		1,172	1,067	10	2,239	1,893	18
Interest and other items of similar nature		12	12	-	24	30	(20)
Dividends received		272	161	69	433	348	24
Payments to policyholders and suppliers		(900)	(961)	(6)	(1,861)	(1,642)	13
Income tax paid		(97)	(67)	45	(164)	(96)	71
Cash flows from operating activities before changes in operating assets and liabilities		5,638	4,488	26	10,126	9,243	10
Net (increase)/decrease in:							
Trading securities and financial assets designated at fair value		5,464	(10,518)	(152)	(5,054)	6,755	(175)
Loans		(18,103)	(8,712)	108	(26,815)	(38,082)	(30)
Receivables due from other financial institutions		2,310	343	large	2,653	(896)	large
Life insurance assets and liabilities		175	44	large	219	(253)	(187)
Regulatory deposits with central banks overseas		336	(28)	large	308	(209)	large
Derivative financial instruments		(2,987)	(2,055)	45	(5,042)	(5,107)	(1)
Other assets		(358)	558	(164)	200	(476)	(142)
Net increase/(decrease) in:							
Other financial liabilities at fair value through income statement		(840)	159	large	(681)	(4,488)	(85)
Deposits and other borrowings		11,541	11,521	-	23,062	38,771	(41)
Payables due to other financial institutions		616	3,243	(81)	3,859	(73)	large
Other liabilities		(294)	279	large	(15)	312	(105)
Net cash provided by/(used in) operating activities	16	**3,498**	**(678)**	**large**	**2,820**	**5,497**	**(49)**
Cash flows from investing activities							
Proceeds from available-for-sale securities		9,562	16,155	(41)	25,717	18,779	37
Purchase of available-for-sale securities		(10,475)	(16,553)	(37)	(27,028)	(24,724)	9
Purchase of intangible assets		(422)	(344)	23	(766)	(707)	8
Purchase of property and equipment		(163)	(101)	61	(264)	(521)	(49)
Proceeds from disposal of property and equipment		24	41	(41)	65	32	103
Net (increase)/decrease in investments in associates		(52)	-	-	(52)	-	-
Proceeds from sale of associates		630	-	-	630	-	-
Proceeds from disposal of controlled entities, net of cash disposed	16	-	-	-	-	(104)	(100)
Net cash provided by/(used in) investing activities		**(896)**	**(802)**	**12**	**(1,698)**	**(7,245)**	**(77)**
Cash flows from financing activities							
Issue of loan capital (net of issue costs)		2,330	2,107	11	4,437	3,596	23
Redemption of loan capital		(1,672)	(516)	large	(2,188)	(1,444)	52
Net increase/(decrease) in debt issues		1,465	1,784	(18)	3,249	5,213	(38)
Proceeds from Share Entitlement Offer		-	-	-	-	3,510	(100)
Proceeds from exercise of employee options		5	6	(17)	11	2	large
Purchase of shares on exercise of employee options and rights		(6)	(11)	(45)	(17)	(24)	(29)
Shares purchased for delivery of employee share plan		-	(27)	(100)	(27)	(27)	-
Purchase of RSP treasury shares		(3)	(65)	(95)	(68)	(62)	10
Net sale/(purchase) of other treasury shares		(12)	19	(163)	7	(8)	(188)
Payment of dividends		(2,025)	(2,814)	(28)	(4,839)	(5,402)	(10)
Payment of distributions to non-controlling interests		(5)	(8)	(38)	(13)	(18)	(28)
Redemption of 2006 Trust Preferred Securities		-	-	-	-	(763)	(100)
Net cash provided by/(used in) financing activities		**77**	**475**	**(84)**	**552**	**4,573**	**(88)**
Net increase/(decrease) in cash and cash equivalents		2,679	(1,005)	large	1,674	2,825	(41)
Effect of exchange rate changes on cash and cash equivalents		(194)	(98)	98	(292)	(580)	(50)
Cash and cash equivalents as at the beginning of the period		15,912	17,015	(6)	17,015	14,770	15
Cash and cash equivalents as at the end of the period		**18,397**	**15,912**	**16**	**18,397**	**17,015**	**8**

The above consolidated cash flow statement should be read in conjunction with the accompanying notes.

Details of the reconciliation of net cash provided by/(used in) operating activities to net profit are provided in Note 16.

78 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial report Notes to the consolidated financial statements 4.7 Notes to the consolidated financial statements Note 1. Basis of preparation The accounting policies and methods of computation adopted in the financial year were in accordance with the requirements for an authorised deposit-taking institution under the Banking Act 1959 (as amended), Australian Accounting Standards (AAS) and Interpretations as issued by the Australian Accounting Standards Board and the Corporations Act 2001. Westpac’s financial statements also comply with International Financial Reporting Standards as issued by the International Accounting Standards Board. Where necessary, comparative figures have been adjusted to conform to changes in presentation in the current period. All amounts have been rounded to the nearest million dollars unless otherwise stated. Westpac Group 2017 Full Year Financial Results Announcement | 79

2017 Full Year financial report Notes to the consolidated financial statements Note 2. Segment reporting Operating segments are presented on a basis consistent with information provided internally to Westpac’s key decision makers and reflects the management of the business, rather than the legal structure of the Group. Internally, Westpac uses ‘cash earnings’ in assessing the financial performance of its divisions. Management believes this allows the Group to: more effectively assess current year performance against prior years; compare performance across business divisions; and compare performance across peer companies. Cash earnings is viewed as a measure of the level of profit that is generated by ongoing operations and is therefore considered in assessing distributions, including dividends. Cash earnings is neither a measure of cash flow nor net profit determined on a cash accounting basis, as it includes both cash and non-cash adjustments to statutory net profit. To determine cash earnings, three categories of adjustments are made to reported results: material items that key decision makers at Westpac believe do not reflect ongoing operations; items that are not considered when dividends are recommended, such as the amortisation of intangibles, impact of Treasury shares and economic hedging impacts; and accounting reclassifications between individual line items that do not impact statutory results. Internal charges and transfer pricing adjustments have been reflected in the performance of each operating segment. Inter-segment pricing is determined on an arm’s length basis. Reportable operating segments The operating segments are defined by the customers they service and the services they provide: Consumer Bank (CB): - responsible for sales and service of banking and financial products and services; - customer base is consumer customers in Australia; and - operates under the Westpac, St.George, BankSA, Bank of Melbourne and RAMS brands. Business Bank (BB): - responsible for sales and service of banking and financial products and services; - customer base is micro, SME and commercial business customers for facilities up to approximately $150 million; and - operates under the Westpac, St.George, BankSA and Bank of Melbourne brands. BT Financial Group (Australia) (BTFG): - Westpac’s Australian wealth management and insurance division; - services include the manufacturing and distribution of investment, superannuation, retirement products, wealth administration platforms, private banking, margin lending and equities broking; - BTFG’s insurance business covers the manufacturing and distribution of life, general and lenders mortage insurance; - operates under the Advance, Ascalon Capital Managers, Asgard, Licensee Select, BT Select, and Securitor brands, as well as the Advice, Private Banking and Insurance operations of Westpac, St.George, Bank of Melbourne and BankSA brands; and - includes the share of the Group’s interest in BT Investment Management (BTIM), which was equity accounted from July 2015 to May 2017. In May 2017 the Group sold a further interest in BTIM which reduced its ownership to approximately 10%. Following completion of the sale, the remaining interest in BTIM was reclassified to available-for-sale securities. 80 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial report Notes to the consolidated financial statements Note 2. Segment reporting (continued) Westpac Institutional Bank (WIB): - Westpac’s institutional financial services division delivering a broad range of financial products and services; - expert knowledge in transactional banking, financial and debt capital markets, specialised capital and alternative investment solutions; - customer base includes commercial, corporate, institutional and government customers in Australia and New Zealand; - supports customers through branches and subsidiaries located in Australia, New Zealand, US, UK and Asia; and - also responsible for Westpac Pacific, providing a range of banking services in Fiji and Papua New Guinea. Westpac New Zealand: - responsible for sales and service of banking, wealth and insurance products to customers in New Zealand; - customer base includes consumers, business and institutional customers; and - operates under the Westpac brand for banking products, the Westpac Life brand for life insurance products and the BT brand for wealth products. Group Businesses include: - Treasury which is responsible for the management of the Group’s balance sheet including wholesale funding, capital and management of liquidity. Treasury also manages the interest rate risk and foreign exchange risks inherent in the balance sheet, including managing the mismatch between Group assets and liabilities. Treasury’s earnings are primarily sourced from managing the Group’s balance sheet and interest rate risk, (excluding Westpac New Zealand) within set risk limits; - Group Technology1 which comprises functions in Australia responsible for technology strategy and architecture, infrastructure and operations, applications development and business integration; - Core Support2 which comprises functions performed centrally, including Australian banking operations, property services, strategy, finance, risk, compliance, legal and human resources; and - Group Business also includes items, including earnings on capital not allocated to divisions, accounting entries for certain intra-group transactions that facilitate the presentation of the performance of the Group’s operating segments, earnings from non-core asset sales, earnings and costs associated with the Group’s fintech investments and certain other head office items such as centrally held provisions. Revisions to Westpac New Zealand In 2017 the Group changed the accounting treatment for Westpac New Zealand credit card reward scheme to align with Group practice. This change had no impact on cash earnings or reported profit. The following tables present the segment results on a cash earnings basis for the Group: 1 Costs are fully allocated to other divisions in the Group. 2 Costs are partially allocated to other divisions in the Group, with costs attributed to enterprise activity retained in Group Businesses. Westpac Group 2017 Full Year Financial Results Announcement | 81

2017 Full Year financial report
Notes to the consolidated financial statements

Note 2. Segment reporting (continued)

The tables below present the segment results on a cash earnings basis for the Group:

	Half Year Sept 17						
$m	Consumer Bank	Business Bank	BT Financial Group (Australia)	Westpac Institutional Bank	Westpac New Zealand (A$)	Group Businesses	Group
Net interest income	3,878	2,065	286	764	837	181	8,011
Non-interest income	378	586	850	749	234	(13)	2,784
Net operating income before operating expenses and impairment charges	**4,256**	**2,651**	**1,136**	**1,513**	**1,071**	**168**	**10,795**
Operating expenses	(1,708)	(928)	(598)	(666)	(442)	(262)	(4,604)
Impairment (charges) / benefits	(274)	(162)	(1)	8	37	32	(360)
Profit before income tax	**2,274**	**1,561**	**537**	**855**	**666**	**(62)**	**5,831**
Income tax expense	(681)	(470)	(163)	(248)	(185)	(37)	(1,784)
Profit attributable to non-controlling interests	-	-	-	(3)	-	1	(2)
Cash earnings for the period	**1,593**	**1,091**	**374**	**604**	**481**	**(98)**	**4,045**
Net cash earnings adjustments	(58)	(5)	170	-	(7)	(62)	38
Net profit for the period attributable to owners of Westpac Banking Corporation	**1,535**	**1,086**	**544**	**604**	**474**	**(160)**	**4,083**
Total assets	**369,522**	**161,107**	**35,187**	**102,929**	**81,285**	**101,845**	**851,875**
Total liabilities	**198,065**	**119,731**	**40,383**	**116,194**	**71,433**	**244,727**	**790,533**

	Half Year March 17						
$m	Consumer Bank	Business Bank	BT Financial Group (Australia)	Westpac Institutional Bank	Westpac New Zealand[1] (A$)	Group Businesses	Group
Net interest income	3,631	1,990	251	743	790	288	7,693
Non-interest income	424	567	894	957	245	(19)	3,068
Net operating income before operating expenses and impairment charges	**4,055**	**2,557**	**1,145**	**1,700**	**1,035**	**269**	**10,761**
Operating expenses	(1,629)	(911)	(578)	(657)	(461)	(265)	(4,501)
Impairment (charges) / benefits	(267)	(205)	(3)	(64)	35	11	(493)
Profit before income tax	**2,159**	**1,441**	**564**	**979**	**609**	**15**	**5,767**
Income tax expense	(648)	(433)	(167)	(275)	(174)	(48)	(1,745)
Profit attributable to non-controlling interests	-	-	-	(4)	-	(1)	(5)
Cash earnings for the period	**1,511**	**1,008**	**397**	**700**	**435**	**(34)**	**4,017**
Net cash earnings adjustments	(58)	(5)	(10)	-	(7)	(30)	(110)
Net profit for the period attributable to owners of Westpac Banking Corporation	**1,453**	**1,003**	**387**	**700**	**428**	**(64)**	**3,907**
Total assets	**359,252**	**157,836**	**35,230**	**103,778**	**79,605**	**104,292**	**839,993**
Total liabilities	**190,478**	**116,986**	**39,603**	**120,543**	**69,828**	**243,183**	**780,621**

[1] Comparatives have been restated for the accounting change to the Westpac New Zealand credit card rewards scheme (First Half 2017 $18 million).

82 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial report
Notes to the consolidated financial statements

Note 2. Segment reporting (continued)

$m	Consumer Bank	Business Bank	BT Financial Group (Australia)	Westpac Institutional Bank	Westpac New Zealand (A$)	Group Businesses	Group
	Full Year Sept 17						
Net interest income	7,509	4,055	537	1,507	1,627	469	15,704
Non-interest income	802	1,153	1,744	1,706	479	(32)	5,852
Net operating income before operating expenses and impairment charges	**8,311**	**5,208**	**2,281**	**3,213**	**2,106**	**437**	**21,556**
Operating expenses	(3,337)	(1,839)	(1,176)	(1,323)	(903)	(527)	(9,105)
Impairment (charges) / benefits	(541)	(367)	(4)	(56)	72	43	(853)
Profit before income tax	**4,433**	**3,002**	**1,101**	**1,834**	**1,275**	**(47)**	**11,598**
Income tax expense	(1,329)	(903)	(330)	(523)	(359)	(85)	(3,529)
Profit attributable to non-controlling interests	-	-	-	(7)	-	-	(7)
Cash earnings for the period	**3,104**	**2,099**	**771**	**1,304**	**916**	**(132)**	**8,062**
Net cash earnings adjustments	(116)	(10)	160	-	(14)	(92)	(72)
Net profit for the period attributable to owners of Westpac Banking Corporation	**2,988**	**2,089**	**931**	**1,304**	**902**	**(224)**	**7,990**
Total assets	**369,522**	**161,107**	**35,187**	**102,929**	**81,285**	**101,845**	**851,875**
Total liabilities	**198,065**	**119,731**	**40,383**	**116,194**	**71,433**	**244,727**	**790,533**

$m	Consumer Bank	Business Bank	BT Financial Group (Australia)	Westpac Institutional Bank	Westpac New Zealand[1] (A$)	Group Businesses	Group
	Full Year Sept 16						
Net interest income	7,175	3,925	486	1,574	1,606	582	15,348
Non-interest income	850	1,104	1,908	1,536	482	8	5,888
Net operating income before operating expenses and impairment charges	**8,025**	**5,029**	**2,394**	**3,110**	**2,088**	**590**	**21,236**
Operating expenses	(3,270)	(1,796)	(1,160)	(1,347)	(889)	(469)	(8,931)
Impairment (charges) / benefits	(492)	(410)	-	(177)	(54)	9	(1,124)
Profit before income tax	**4,263**	**2,823**	**1,234**	**1,586**	**1,145**	**130**	**11,181**
Income tax expense	(1,279)	(848)	(366)	(473)	(320)	(58)	(3,344)
Profit attributable to non-controlling interests	-	-	-	(7)	-	(8)	(15)
Cash earnings for the period	**2,984**	**1,975**	**868**	**1,106**	**825**	**64**	**7,822**
Net cash earnings adjustments	(116)	(10)	(32)	-	2	(221)	(377)
Net profit for the period attributable to owners of Westpac Banking Corporation	**2,868**	**1,965**	**836**	**1,106**	**827**	**(157)**	**7,445**
Total assets	**351,528**	**156,804**	**38,217**	**110,416**	**82,071**	**100,166**	**839,202**
Total liabilities	**186,629**	**116,804**	**39,710**	**120,653**	**72,408**	**244,817**	**781,021**

[1] Comparatives have been restated for the accounting charge to the Westpac New Zealand credit card rewards scheme (Full Year 2016: $33 million)

200 Westpac GROUP
Westpac Group 2017 Full Year Financial Results Announcement | 83

2017 Full Year financial report
Notes to the consolidated financial statements

Note 3. Net interest income

$m	Half Year Sept 17	Half Year March 17	% Mov't Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	% Mov't Sept 17 - Sept 16
Interest income						
Cash and balances with central banks	146	95	*54*	241	260	*(7)*
Receivables due from other financial institutions	59	51	*16*	110	100	*10*
Net ineffectiveness on qualifying hedges	(28)	6	*large*	(22)	12	*large*
Trading securities and financial assets designated at fair value	292	266	*10*	558	645	*(13)*
Available-for-sale securities	881	914	*(4)*	1,795	1,808	*(1)*
Loans	14,467	14,037	*3*	28,504	28,953	*(2)*
Regulatory deposits with central banks overseas	8	9	*(11)*	17	13	*31*
Other interest income	14	15	*(7)*	29	31	*(6)*
Total interest income	**15,839**	**15,393**	***3***	**31,232**	**31,822**	***(2)***
Interest expense						
Payables due to other financial institutions	(145)	(134)	*8*	(279)	(345)	*(19)*
Deposits and other borrowings	(4,433)	(4,435)	-	(8,868)	(9,369)	*(5)*
Trading liabilities	(1,045)	(1,020)	*2*	(2,065)	(2,520)	*(18)*
Debt issues	(1,811)	(1,774)	*2*	(3,585)	(3,737)	*(4)*
Loan capital	(343)	(350)	*(2)*	(693)	(589)	*18*
Bank levy	(95)	-	-	(95)	-	-
Other interest expense	(64)	(67)	*(4)*	(131)	(114)	*15*
Total interest expense	**(7,936)**	**(7,780)**	***2***	**(15,716)**	**(16,674)**	***(6)***
Total net interest income	**7,903**	**7,613**	***4***	**15,516**	**15,148**	***2***

84 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial report
Notes to the consolidated financial statements

Note 4. Non-interest income

$m	Note	Half Year Sept 17	Half Year March 17	% Mov't Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	% Mov't Sept 17 - Sept 16
Fees and commissions							
Facility fees		671	662	*1*	1,333	1,297	*3*
Transaction fees and commissions received		598	595	*1*	1,193	1,177	*1*
Other non-risk fee income		78	151	*(48)*	229	281	*(19)*
Total fees and commissions		**1,347**	**1,408**	***(4)***	**2,755**	**2,755**	**-**
Wealth management and insurance income							
Life insurance and funds management net operating income[1]		801	789	*2*	1,590	1,657	*(4)*
General insurance and lenders mortgage insurance net operating income		130	80	*63*	210	242	*(13)*
Total wealth management and insurance income		**931**	**869**	***7***	**1,800**	**1,899**	***(5)***
Trading income[2,3]							
Foreign exchange income		401	474	*(15)*	875	974	*(10)*
Other trading products		88	239	*(63)*	327	150	*118*
Total trading income		**489**	**713**	***(31)***	**1,202**	**1,124**	***7***
Other income							
Dividends received from other entities		1	1	-	2	7	*(71)*
Net gain on disposal of associates[4]		279	-	-	279	-	-
Net gain on disposal of assets		-	6	*(100)*	6	1	*large*
Net gain/(loss) on hedging overseas operations		-	-	-	-	(6)	*100*
Net gain/(loss) on derivatives held for risk management purposes[5]		(2)	54	*(104)*	52	(88)	*159*
Net gain/(loss) on financial instruments designated at fair value		5	6	*(17)*	11	(6)	*large*
Gain/(loss) on disposal of controlled entities	16	-	-	-	-	1	*(100)*
Rental income on operating leases		69	74	*(7)*	143	109	*31*
Share of associates' net profit		2	15	*(87)*	17	30	*(43)*
Other		9	10	*(10)*	19	11	*73*
Total other income		**363**	**166**	***119***	**529**	**59**	***large***
Total non-interest income		**3,130**	**3,156**	***(1)***	**6,286**	**5,837**	***8***

[1] Wealth management and insurance income includes policy holder tax recoveries.
[2] Trading income represents a component of total markets income from our WIB markets business, Westpac Pacific and Treasury foreign exchange operations in Australia and New Zealand.
[3] Comparatives have been revised for consistency.
[4] On 26 May 2017, the Group sold 60 million shares of BTIM (19% of BTIM's shares on issue).
[5] Income from derivatives held for risk management purposes reflects the impact of economic hedges of foreign currency capital and earnings.

200 Westpac GROUP
Westpac Group 2017 Full Year Financial Results Announcement | 85

2017 Full Year financial report
Notes to the consolidated financial statements

Note 5. Operating expenses

$m	Half Year Sept 17	Half Year March 17	% Mov't Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	% Mov't Sept 17 - Sept 16
Staff expenses						
Employee remuneration, entitlements and on-costs	2,111	2,022	*4*	4,133	4,005	*3*
Superannuation expense	186	194	*(4)*	380	369	*3*
Share-based payments	48	65	*(26)*	113	135	*(16)*
Restructuring costs	30	45	*(33)*	75	92	*(18)*
Total staff expenses	**2,375**	**2,326**	***2***	**4,701**	**4,601**	***2***
Occupancy expenses						
Operating lease rentals	324	324	-	648	622	*4*
Depreciation of property and equipment	143	148	*(3)*	291	285	*2*
Other	72	62	*16*	134	125	*7*
Total occupancy expenses	**539**	**534**	***1***	**1,073**	**1,032**	***4***
Technology expenses						
Amortisation and impairment of software assets	322	306	*5*	628	571	*10*
Depreciation and impairment of IT equipment	82	76	*8*	158	156	*1*
Technology services	299	340	*(12)*	639	672	*(5)*
Software maintenance and licenses	168	145	*16*	313	277	*13*
Telecommunications	106	84	*26*	190	181	*5*
Data processing	42	38	*11*	80	72	*11*
Total technology expenses	**1,019**	**989**	***3***	**2,008**	**1,929**	***4***
Other expenses						
Professional and processing services[1]	417	338	*23*	755	741	*2*
Amortisation and impairment of intangible assets and deferred expenditure	94	98	*(4)*	192	216	*(11)*
Postage and stationery	109	108	*1*	217	217	-
Advertising	80	75	*7*	155	156	*(1)*
Credit card loyalty programs	86	66	*30*	152	144	*6*
Non-lending losses	36	37	*(3)*	73	81	*(10)*
Other expenses	46	62	*(26)*	108	100	*8*
Total other expenses	**868**	**784**	***11***	**1,652**	**1,655**	**-**
Total operating expenses	**4,801**	**4,633**	***4***	**9,434**	**9,217**	***2***

[1] Professional and processing services relates to: services provided by external suppliers including items such as cash handling and security services, marketing costs, & research and recruitment fees (Full Year 2017: $268 million; Full Year 2016: $283 million), operations processing (Full Year 2017: $184 million; Full Year 2016: $196 million), consultants (Full Year 2017: $162 million; Full Year 2016: $120 million), credit assessment (Full Year 2017: $53 million; Full Year 2016: $60 million), legal and audit fees (Full Year 2017: $61 million; Full Year 2016: $51 million), and regulatory fees and share market related costs (Full Year 2017: $27 million; Full Year 2016: $31 million).

86 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial report
Notes to the consolidated financial statements

Note 6. Income tax

The income tax expense for the half year is reconciled to the profit before income tax as follows:

$m	Half Year Sept 17	Half Year March 17	% Mov't Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	% Mov't Sept 17 - Sept 16
Profit before income tax	**5,872**	**5,643**	***4***	**11,515**	**10,644**	***8***
Tax at the Australian company tax rate of 30%	1,762	1,693	*4*	3,455	3,193	*8*
The effect of amounts which are not deductible/(assessable) in calculating taxable income						
Hybrid capital distributions	32	32	-	64	50	*28*
Life insurance:						
Tax adjustment on policyholder earnings	(5)	13	*(138)*	8	(2)	*large*
Adjustment for life business tax rates	(1)	-	-	(1)	-	-
Dividend adjustments	(1)	(2)	*(50)*	(3)	(4)	*(25)*
Other non-assessable items	(2)	(1)	*100*	(3)	(10)	*(70)*
Other non-deductible items	15	17	*(12)*	32	35	*(9)*
Adjustment for overseas tax rates	(15)	(15)	-	(30)	(26)	*15*
Income tax (over)/under provided in prior periods	2	2	-	4	(65)	*(106)*
Other items	-	(8)	*(100)*	(8)	13	*(162)*
Total income tax expense	**1,787**	**1,731**	***3***	**3,518**	**3,184**	***10***
Effective income tax rate	**30.43%**	**30.68%**	***(25bps)***	**30.55%**	**29.91%**	***64bps***

200 Westpac GROUP Westpac Group 2017 Full Year Financial Results Announcement | 87

2017 Full Year financial report
Notes to the consolidated financial statements

Note 7. Earnings per share

Basic earnings per share (EPS) is calculated by dividing the net profit attributable to shareholders by the weighted average number of ordinary shares on issue during the period, adjusted for treasury shares. Diluted EPS is calculated by adjusting the basic earnings per share by assuming all dilutive potential ordinary shares are converted.

	Half Year Sept 17		Half Year March 17		Full Year Sept 17		Full Year Sept 16	
$m	**Basic**	**Diluted**	**Basic**	**Diluted**	**Basic**	**Diluted**	**Basic**	**Diluted**
Net profit attributable to shareholders	4,083	4,083	3,907	3,907	7,990	7,990	7,445	7,445
Adjustment for Restricted Share Plan (RSP) dividends[1]	(5)	-	(1)	-	(6)	-	(5)	-
Adjustment for potential dilution:								
Distributions to convertible loan capital holders[2]	-	126	-	127	-	253	-	222
Adjusted net profit attributable to shareholders	**4,078**	**4,209**	**3,906**	**4,034**	**7,984**	**8,243**	**7,440**	**7,667**
Weighted average number of ordinary shares (millions)								
Weighted average number of ordinary shares on issue	3,375	3,375	3,352	3,352	3,364	3,364	3,322	3,322
Treasury shares (including RSP share rights)	(9)	(9)	(8)	(8)	(9)	(9)	(9)	(9)
Adjustment for potential dilution:								
Share-based payments	-	5	-	3	-	4	-	4
Convertible loan capital[2]	-	270	-	202	-	236	-	203
Adjusted weighted average number of ordinary shares	**3,366**	**3,641**	**3,344**	**3,549**	**3,355**	**3,595**	**3,313**	**3,520**
Earnings per ordinary share (cents)	**121.2**	**115.6**	**116.8**	**113.7**	**238.0**	**229.3**	**224.6**	**217.8**

[1] *Some RSP share rights have not vested and are not ordinary shares but do receive dividends. These RSP dividends are deducted to show the profit attributable to ordinary shareholders.*
[2] *The Group has issued convertible loan capital which is expected to convert into ordinary shares in the future. These convertible loan capital instruments are all dilutive and diluted EPS is therefore calculated as if the instruments had already been converted.*

88 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial report
Notes to the consolidated financial statements

Note 8. Average balance sheet and interest rates

	Full Year 30 September 2017			Full Year 30 September 2016		
	Average balance $m	Interest $m	Average rate %	Average balance $m	Interest $m	Average rate %
Assets						
Interest earning assets						
Receivables due from other financial institutions	9,123	110	1.2	11,357	100	0.9
Trading securities and financial assets designated at fair value	25,870	558	2.2	26,076	645	2.5
Available-for-sale securities	58,208	1,795	3.1	54,054	1,808	3.3
Regulatory deposits with central banks overseas	1,035	17	1.6	1,197	13	1.1
Loans and other receivables[1]	658,058	28,752	4.4	629,159	29,256	4.7
Total interest earning assets and interest income	**752,294**	**31,232**	**4.2**	**721,843**	**31,822**	**4.4**
Non-interest earning assets						
Cash, receivables due from other financial institutions and regulatory deposits	2,000			2,431		
Derivative financial instruments	37,673			48,666		
Life insurance assets	12,447			12,702		
All other assets	60,111			57,913		
Total non-interest earning assets	**112,231**			**121,712**		
Total assets	**864,525**			**843,555**		
Liabilities						
Interest bearing liabilities						
Payables due to other financial institutions	18,833	279	1.5	19,948	345	1.7
Deposits and other borrowings	484,713	8,868	1.8	453,702	9,369	2.1
Loan capital	17,208	693	4.0	13,837	589	4.3
Other interest bearing liabilities	174,170	5,876	3.4	179,789	6,371	3.5
Total interest bearing liabilities and interest expense	**694,924**	**15,716**	**2.3**	**667,276**	**16,674**	**2.5**
Non-interest bearing liabilities						
Deposits and payables due to other financial institutions	46,099			41,722		
Derivative financial instruments	42,780			55,956		
Life insurance policy liabilities	10,560			10,985		
All other liabilities	11,586			11,145		
Total non-interest bearing liabilities	**111,025**			**119,808**		
Total liabilities	**805,949**			**787,084**		
Shareholders' equity	58,556			55,896		
Non-controlling interests	20			575		
Total equity	**58,576**			**56,471**		
Total liabilities and equity	**864,525**			**843,555**		
Loans and other receivables[1]						
Australia	557,865	24,772	4.4	532,172	25,162	4.7
New Zealand	72,938	3,460	4.7	68,370	3,617	5.3
Other overseas	27,255	520	1.9	28,617	477	1.7
Deposits and other borrowings						
Australia	409,586	7,344	1.8	376,115	7,801	2.1
New Zealand	51,042	1,173	2.3	48,251	1,280	2.7
Other overseas	24,085	351	1.5	29,336	288	1.0

[1] *Loans and other receivables are stated net of provisions for impairment charges on loans. Other receivables include cash and balances with central banks and other interest earning assets.*

200 Westpac GROUP
Westpac Group 2017 Full Year Financial Results Announcement | 89

2017 Full Year financial report Notes to the consolidated financial statements Note 9. Loans 413,938 22,716 147,705 1,928 105 404,190 22,825 150,209 1,912 108 3 (3) 2 (2) (5) 6 (4) - (1) (7) 42,281 1,807 26,544 82 43,035 1,865 27,499 96 2 3 - 4 - - (3) (11) 2,281 10,821 2,358 11,159 24 6 20 3 (3,262) (3,330) (12) (14) 1 Total net loans include securitised loans of $7,651 million as at 30 September 2017 ($8,783 million as at 31 March 2017 and $9,166 million as at 30 September 2016). The level of securitised loans excludes loans where Westpac is the holder of the related debt securities. 2 Total net loans include assets pledged for the covered bond programs of $35,544 as at 30 September 2017 ($30,950 million as at 31 March 2017 and $38,325 million as at 30 September 2016). 90 | Westpac Group 2017 Full Year Financial Results Announcement $mNote As at As atAs at% Mov't% Mov't 31 March30 SeptSept 17 -Sept 17 - 20172016Mar 17Sept 16 30 Sept 2017 Australia Housing 427,167 Personal (loans and cards) 21,952 Business 150,542 Margin lending 1,885 Other 100 Total Australia 601,646 586,392579,24434 New Zealand Housing 43,198 Personal (loans and cards) 1,856 Business 26,667 Other 85 Total New Zealand 71,806 70,71472,4952(1) Other overseas Trade finance 2,818 Other 11,515 Total other overseas 14,333 13,10213,51796 Total loans 687,785 670,208665,25633 Provisions for impairment charges on loans10 (2,866) Total net loans1,2 684,919 666,946661,92633

2017 Full Year financial report
Notes to the consolidated financial statements

Note 10. Provisions for impairment charges

$m	Half Year Sept 17	Half Year March 17	Full Year Sept 17	Full Year Sept 16
Individually assessed provisions				
Opening balance	787	869	869	669
Provisions raised	246	364	610	727
Write-backs	(144)	(144)	(288)	(210)
Write-offs	(399)	(289)	(688)	(287)
Interest adjustment	(10)	(6)	(16)	(13)
Other adjustments	-	(7)	(7)	(17)
Closing balance	**480**	**787**	**480**	**869**
Collectively assessed provisions				
Opening balance	2,726	2,733	2,733	2,663
Provisions raised	342	357	699	744
Write-offs	(525)	(443)	(968)	(902)
Interest adjustment	93	95	188	193
Other adjustments	3	(16)	(13)	35
Closing balance	**2,639**	**2,726**	**2,639**	**2,733**
Total provisions for impairment charges on loans and credit commitments	**3,119**	**3,513**	**3,119**	**3,602**
Less: provisions for credit commitments	(253)	(251)	(253)	(272)
Total provisions for impairment charges on loans	**2,866**	**3,262**	**2,866**	**3,330**

$m	Half Year Sept 17	Half Year March 17	Full Year Sept 17	Full Year Sept 16
Reconciliation of impairment charges				
Individually assessed provisions raised	246	364	610	727
Write-backs	(144)	(144)	(288)	(210)
Recoveries	(84)	(84)	(168)	(137)
Collectively assessed provisions raised	342	357	699	744
Impairment charges	**360**	**493**	**853**	**1,124**

200 Westpac GROUP Westpac Group 2017 Full Year Financial Results Announcement | 91

2017 Full Year financial report
Notes to the consolidated financial statements

Note 11. Credit quality

Impaired assets

	Australia			New Zealand			Other Overseas			Total		
$m	As at 30 Sept 2017	As at 31 March 2017	As at 30 Sept 2016	As at 30 Sept 2017	As at 31 March 2017	As at 30 Sept 2016	As at 30 Sept 2017	As at 31 March 2017	As at 30 Sept 2016	As at 30 Sept 2017	As at 31 March 2017	As at 30 Sept 2016
Non-Performing loans:												
Gross amount	975	1,388	1,589	152	164	218	15	18	44	1,142	1,570	1,851
Impairment provisions[1]	(460)	(740)	(769)	(41)	(54)	(95)	(6)	(7)	(21)	(507)	(801)	(885)
Net	515	648	820	111	110	123	9	11	23	635	769	966
Restructured loans:												
Gross amount	12	12	13	15	17	16	-	-	2	27	29	31
Impairment provisions[1]	(7)	(11)	(11)	(5)	(4)	(4)	-	-	(1)	(12)	(15)	(16)
Net	5	1	2	10	13	12	-	-	1	15	14	15
Overdrafts, personal loans and revolving credit facilities greater than 90 days past due:												
Gross amount	362	368	267	11	11	10	-	-	-	373	379	277
Impairment provisions[2]	(187)	(206)	(159)	(8)	(8)	(7)	-	-	-	(195)	(214)	(166)
Net	175	162	108	3	3	3	-	-	-	178	165	111
Total impaired assets:												
Gross amount	1,349	1,768	1,869	178	192	244	15	18	46	1,542	1,978	2,159
Impairment provisions[1]	(654)	(957)	(939)	(54)	(66)	(106)	(6)	(7)	(22)	(714)	(1,030)	(1,067)
Net	**695**	**811**	**930**	**124**	**126**	**138**	**9**	**11**	**24**	**828**	**948**	**1,092**

[1] *Includes individually assessed provisions and collectively assessed provisions on impaired loans.*
[2] *Includes collectively assessed provisions on impaired loans.*

92 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial report
Notes to the consolidated financial statements

Note 11. Credit quality (continued)

Movement in gross impaired loans[1]

$m	As at 30 Sept 2017	As at 31 March 2017	As at 30 Sept 2016	% Mov't Sept 17 - Mar 17	% Mov't Sept 17 - Sept 16
Opening balance	1,978	2,159	2,487	*(8)*	*(20)*
New and increased - individually managed	440	589	477	*(25)*	*(8)*
Write-offs	(924)	(732)	(672)	*26*	*38*
Returned to performing or repaid	(471)	(570)	(532)	*(17)*	*(11)*
Portfolio managed - new/increased/returned/repaid	518	534	395	*(3)*	*31*
Exchange rate and other adjustments	1	(2)	4	*(150)*	*75*
Balance as at period end	**1,542**	**1,978**	**2,159**	***(22)***	***(29)***

Items 90 days past due, or otherwise in default, and not impaired

$m	As at 30 Sept 2017	As at 31 March 2017	As at 30 Sept 2016	% Mov't Sept 17 - Mar 17	% Mov't Sept 17 - Sept 16
Australia					
Housing products	2,672	2,619	2,538	*2*	*5*
Other products	650	678	537	*(4)*	*21*
Total Australia	**3,322**	**3,297**	**3,075**	***1***	***8***
New Zealand					
Housing products	89	92	59	*(3)*	*51*
Other products	28	21	30	*33*	*(7)*
Other overseas	19	22	17	*(14)*	*12*
Total overseas	**136**	**135**	**106**	***1***	***28***
Total	**3,458**	**3,432**	**3,181**	***1***	***9***

[1] *Movement represents a six month period.*

Westpac Group 2017 Full Year Financial Results Announcement | 93

2017 Full Year financial report Notes to the consolidated financial statements Note 12. Deposits and other borrowings 31,011 39,484 219,445 155,777 29,774 37,491 210,666 148,876 21 2 3 (1) 26 8 8 3 1,478 4,646 21,845 25,451 1,192 4,407 22,642 27,826 (63) 4 (3) 9 (54) 10 (6) (1) 11,364 820 1,459 9,733 15,497 845 1,441 12,414 (22) (1) 3 - (43) (4) 4 (21) 478,770 468,844 2 4 94 | Westpac Group 2017 Full Year Financial Results Announcement $m As at As atAs at% Mov't% Mov't 31 March30 SeptSept 17 -Sept 17 - 20172016Mar 17Sept 16 30 Sept 2017 Australia Certificates of deposit 37,515 Non-interest bearing, repayable at call 40,324 Other interest bearing at call 226,920 Other interest bearing term 153,597 Total Australia 458,356 445,717426,80737 New Zealand Certificates of deposit 546 Non-interest bearing, repayable at call 4,853 Other interest bearing at call 21,273 Other interest bearing term 27,620 Total New Zealand 54,292 53,42056,0672(3) Overseas Certificates of deposit 8,860 Non-interest bearing, repayable at call 810 Other interest bearing at call 1,505 Other interest bearing term 9,768 Total overseas 20,943 23,37630,197(10)(31) Total deposits and other borrowings 533,591 522,513513,07124 Deposits and other borrowings at fair value 46,569 43,74344,22765 Deposits and other borrowings at amortised cost 487,022 Total deposits and other borrowings 533,591 522,513513,07124

2017 Full Year financial report
Notes to the consolidated financial statements

Note 13. Fair values of financial assets and liabilities

Fair Valuation Control Framework

The Group uses a Fair Valuation Control Framework where the fair value is either determined or validated by a function independent of the originator of the transaction. This framework formalises the policies and procedures used to achieve compliance with relevant accounting, industry and regulatory standards. The framework includes specific controls relating to:

- the revaluation of financial instruments;
- independent price verification;
- fair value adjustments; and
- financial reporting.

A key element of the Framework is the Revaluation Committee, comprising senior valuation specialists from within the Group. The Revaluation Committee reviews the application of the agreed policies and procedures to assess that a fair value measurement basis has been applied.

The method of determining fair value differs depending on the information available.

Fair value hierarchy

A financial instrument's categorisation within the valuation hierarchy is based on the lowest level input that is significant to the fair value measurement.

The Group categorises all fair value instruments according to the hierarchy described below.

Valuation techniques

The Group applies market accepted valuation techniques in determining the fair valuation of over-the-counter (OTC) derivatives. This includes credit valuation adjustments (CVA) and funding valuation adjustments (FVA), which incorporates credit risk and funding costs and benefits that arise in relation to uncollateralised derivative positions, respectively.

The specific valuation techniques, the observability of the inputs used in valuation models and the subsequent classification for each significant product category are outlined below:

Level 1 instruments

The fair value of financial instruments traded in active markets based on recent unadjusted quoted prices. These prices are based on actual arm's length basis transactions.

The valuations of Level 1 instruments require little or no management judgement.

Instrument	Balance sheet category	Includes:	Valuation
Exchange traded products	Derivatives	Exchange traded interest rate futures and options and commodity, energy and carbon futures	All these instruments are traded in liquid, active markets where prices are readily observable. No modelling or assumptions are used in the valuation.
Foreign exchange products	Derivatives	FX spot and futures contracts	
Equity products	Derivatives Trading securities and financial assets designated at fair value Other financial liabilities at fair value through income statement	Listed equities and equity indices	
Non-asset backed debt instruments	Trading securities and financial assets designated at fair value Available-for-sale securities Other financial liabilities at fair value through income statement	Australian and New Zealand Commonwealth government bonds	
Life insurance assets and liabilities	Life insurance assets Life insurance liabilities	Listed equities, exchange traded derivatives and short sale of listed equities within controlled managed investment schemes	

200 Westpac GROUP   Westpac Group 2017 Full Year Financial Results Announcement | 95

2017 Full Year financial report
Notes to the consolidated financial statements

Note 13. Fair values of financial assets and liabilities (continued)

Level 2 instruments

The fair value for financial instruments that are not actively traded are determined using valuation techniques which maximise the use of observable market prices. Valuation techniques include:

- the use of market standard discounting methodologies;
- option pricing models; and
- other valuation techniques widely used and accepted by market participants.

Instrument	Balance sheet category	Includes:	Valuation
Interest rate products	Derivatives	Interest rate and inflation swaps, swaptions, caps, floors, collars and other non-vanilla interest rate derivatives	Industry standard valuation models are used to calculate the expected future value of payments by product, which is discounted back to a present value. The model's interest rate inputs are benchmark interest rates and active broker quoted interest rates in the swap, bond and futures markets. Interest rate volatilities are sourced from brokers and consensus data providers.
Foreign exchange products	Derivatives	FX swap, FX forward contracts, FX options and other non-vanilla FX derivatives	Derived from market observable inputs or consensus pricing providers using industry standard models.
Other credit products	Derivatives	Single Name and Index credit default swaps (CDS)	Valued using an industry standard model that incorporates the credit spread as its principal input. Credit spreads are obtained from consensus data providers. If consensus prices are not available, these are classified as Level 3 instruments.
Commodity products	Derivatives	Commodity, energy and carbon derivatives	Valued using industry standard models. The models calculate the expected future value of deliveries and payments and discounts them back to a present value. The model inputs include forward curves, volatilities implied from market observable inputs, discount curves and underlying spot and futures prices. The significant inputs are market observable or available through a consensus data service. If consensus prices are not available, these are classified as Level 3 instruments.
Equity products	Derivatives	Exchange traded equity options, OTC equity options and equity warrants	Due to low liquidity exchange traded options are Level 2. Valued using industry standard models based on observable parameters such as stock prices, dividends, volatilities and interest rates.
Asset backed debt instruments	Trading securities and financial assets designated at fair value Available-for-sale securities	Australian residential mortgage backed securities (RMBS) denominated in Australian dollar and other asset backed securities (ABS).	Valued using an industry approach to value floating rate debt with prepayment features. The main inputs to the model are the trading margin and the weighted average life (WAL) of the security. These inputs are sourced from a consensus data provider. If consensus prices are not available these are classified as Level 3 instruments.

96 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial report
Notes to the consolidated financial statements

Note 13. Fair values of financial assets and liabilities (continued)

Level 2 instruments (continued)

Instrument	Balance sheet category	Includes:	Valuation
Non-asset backed debt instruments	Trading securities and financial assets designated at fair value Available-for-sale securities Regulatory deposits Other financial liabilities through income statement	State and other government bonds, corporate bonds and commercial paper. Security repurchase agreements and reverse repurchase agreements over non-asset backed debt securities.	Valued using observable market prices which are sourced from consensus pricing services, broker quotes or inter-dealer prices.
Loans at fair value	Loans	Fixed rate bills	Discounted cash flow approach, using a discount rate which reflects the terms of the instrument and the timing of cash flows, adjusted for creditworthiness based on market observable inputs.
Certificates of deposit	Deposits and other borrowings	Certificates of deposit	Discounted cash flow using market rates offered for deposits of similar remaining maturities.
Debt issues at fair value	Debt issues	Debt issues	Discounted cash flows, using a discount rate which reflects the terms of the instrument and the timing of cash flows adjusted for market observable changes in Westpac's implied credit worthiness.
Life insurance assets and liabilities	Life insurance assets Life insurance liabilities	Corporate bonds, over the counter derivatives, units in unlisted unit trusts, life insurance contract liabilities, life investment contract liabilities and external liabilities of managed investment schemes controlled by statutory life funds.	Valued using observable market prices or other widely used and accepted valuation techniques utilising observable market input.

Level 3 instruments

Financial instruments valued where at least one input that could have a significant effect on the instrument's valuation is not based on observable market data due to illiquidity or complexity of the product. These inputs are generally derived and extrapolated from other relevant market data and calibrated against current market trends and historical transactions.

These valuations are calculated using a high degree of management judgement.

Instrument	Balance sheet category	Includes:	Valuation
Asset backed debt instruments	Trading securities and financial assets designated at fair value Available-for-sale securities	Collateralised loan obligations and offshore asset-backed debt instruments	As prices for these securities are not available from a consensus data provider these are revalued based on third party revaluations (lead manager or inter-dealer). Due to their illiquidity and/or complexity they are classified as Level 3 assets.
Non-asset backed debt instruments	Trading securities and financial assets designated at fair value Available-for-sale securities	Government securities (predominantly PNG government bonds)	Government securities from illiquid markets are classified as Level 3. Fair value is monitored by reference to recent issuances.

200 Westpac GROUP
Westpac Group 2017 Full Year Financial Results Announcement | 97

2017 Interim financial report Notes to the consolidated financial statements Note 13. Fair values of financial assets and liabilities (continued) The table below summarises the attribution of financial instruments carried at fair value to the fair value hierarchy: 4,909 12 4,309 - 2,987 - 25,247 24,584 55,044 5,202 7,947 1,004 821 23 599 - - - 30,977 24,619 59,952 5,202 10,934 1,004 2,431 21 5,047 - 5,076 - 17,897 32,163 54,914 5,562 9,116 1,008 840 43 704 - - - 21,168 32,227 60,665 5,562 14,192 1,008 - 325 16 - - 43,743 4,569 28,433 5,551 9,158 - - 8 - - 43,743 4,894 28,457 5,551 9,158 - 151 12 - 1,180 44,227 4,601 36,047 6,303 11,181 - - 17 - - 44,227 4,752 36,076 6,303 12,361 98 | Westpac Group 2017 Interim Financial Results Announcement $m As at 30 Sept 2017 As at 31 March 2017As at 30 Sept 2016 Level 1Level 2Level 3Total Level 1Level 2Level 3TotalLevel 1Level 2Level 3Total Financial assets measured at fair value on a recurring basis Trading securities and financial assets designated at fair value 6,81517,74276725,324 Derivative financial instruments 924,0091524,033 Available-for-sale securities 7,25252,84161760,710 Loans -4,587-4,587 Life insurance assets 2,7687,875-10,643 Regulatory deposits with central banks overseas -659-659 Total financial assets carried at fair value 16,844107,7131,399125,956 12,217119,0281,443132,68812,575120,6601,587134,822 Financial liabilities measured at fair value on a recurring basis Deposits and other borrowings at fair value -46,569-46,569 Other financial liabilities at fair value through income statement 2083,848-4,056 Derivative financial instruments 825,358925,375 Debt issues at fair value -4,673-4,673 Life insurance liabilities -9,019-9,019 Total financial liabilities carried at fair value 21689,467989,692 34191,454891,8031,343102,35917103,719

2017 Full Year financial report
Notes to the consolidated financial statements

Note 13. Fair values of financial assets and liabilities (continued)

Analysis of movements between Fair Value Hierarchy Levels

Transfers into or out of Level 3 are discussed in the following table.

The table below summarises the changes in financial instruments carried at fair value derived from non-market observable valuation techniques (Level 3):

	Full Year Sept 17						
$m	Trading Securities and Financial Assets Designated at Fair Value	Derivatives	Available-for-Sale Securities	Total Level 3 Assets	Derivatives	Debt Issues at Fair Value	Total Level 3 Liabilities
Balance as at 1 October 2016	840	43	704	1,587	17	-	17
Gains/(losses) on assets and (gains)/losses on liabilities recognised in:							
Income statements	(26)	(8)	-	(34)	(3)	-	(3)
Available-for-sale reserve	-	-	4	4	-	-	-
Acquisitions and issues	122	5	1,572	1,699	6	-	6
Disposals and settlements	(162)	(13)	(1,645)	(1,820)	(9)	-	(9)
Transfers into or out of non-market observables	10	(12)	-	(2)	(2)	-	(2)
Foreign currency translation impacts	(17)	-	(18)	(35)	-	-	-
Balance as at 30 Sept 2017	**767**	**15**	**617**	**1,399**	**9**	**-**	**9**
Unrealised gains/(losses) recognised in the income statement for financial instrument held as at 30 Sept 2017	(29)	(2)	-	(31)	(3)	-	(3)

Transfers into and out of Level 3 have occurred due to changes in observability in the significant inputs into the valuation models used to determine the fair value of the related financial instruments. Transfers in and transfers out are reported using the end of period fair values.

Significant unobservable inputs

Sensitivities to reasonably possible changes in non-market observable valuation assumptions would not have a material impact on the Group's reported results.

Day one profit or loss

The closing balance of unrecognised day one profit for the period was $5 million (30 September 2016: $6 million profit).

200 Westpac GROUP
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2017 Full Year financial report
Notes to the consolidated financial statements

Note 13. Fair values of financial assets and liabilities (continued)

Financial instruments not measured at fair value

The following table summarises the estimated fair value of financial instruments not measured at fair value for the Group:

	As at 30 Sept 2017		As at 31 March 2017		As at 30 Sept 2016	
$m	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets not measured at fair value						
Cash and balances with central banks	18,397	18,397	15,912	15,912	17,015	17,015
Receivables due from other financial institutions	7,128	7,128	9,545	9,545	9,951	9,951
Available-for-sale securities	-	-	-	-	-	-
Loans	680,332	680,568	661,744	662,184	656,364	657,594
Regulatory deposits with central banks overseas	389	389	405	405	382	382
Other financial assets	4,754	4,754	3,862	3,862	4,501	4,501
Total financial assets	**711,000**	**711,236**	**691,468**	**691,908**	**688,213**	**689,443**
Financial liabilities not measured at fair value						
Payables due to other financial institutions	21,907	21,907	21,390	21,390	18,209	18,209
Deposits and other borrowings	487,022	487,723	478,770	479,624	468,844	469,709
Debt issues[1]	163,683	165,151	161,755	163,075	163,599	164,811
Loan capital	17,666	18,087	17,106	17,377	15,805	15,773
Other financial liabilities	7,490	7,490	7,069	7,069	7,531	7,531
Total financial liabilities	**697,768**	**700,358**	**686,090**	**688,535**	**673,988**	**676,033**

A detailed description of how fair value is derived for financial instruments not measured at fair value is disclosed in Note 23 of the Group's annual financial statements for the year ended 30 September 2017.

[1] *The estimated fair value of debt issues includes the impact of changes in Westpac's credit spreads since origination.*

100 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial report
Notes to the consolidated financial statements

Note 14. Contingent liabilities, contingent assets and credit commitments

Undrawn credit commitments

The Group enters into various arrangements with customers which are only recognised in the balance sheet when called upon. These arrangements include commitments to extend credit, bill endorsements, financial guarantees, standby letters of credit and underwriting facilities.

They expose the Group to liquidity risk when called upon and also to credit risk if the customer fails to repay the amounts owed at the due date. The maximum exposure to credit loss is the contractual or notional amount of the instruments disclosed below. Some of the arrangements can be cancelled by the Group at any time and a significant portion is expected to expire without being drawn. The actual required liquidity and credit risk exposure is therefore less than the amounts disclosed.

The Group uses the same credit policies when entering into these arrangements as it does for on-balance sheet instruments. Refer to Note 22 of the Group's annual financial statements for the year ended 30 September 2017 for further details of liquidity risk and credit risk management.

Undrawn credit commitments excluding derivatives at 30 September are as follows:

$m	As at 30 Sept 2017	As at 31 March 2017	As at 30 Sept 2016	*% Mov't Sept 17 - Mar 17*	*% Mov't Sept 17 - Sept 16*
Undrawn credit commitments					
Letters of credit and guarantees[1]	15,460	17,702	16,435	*(13)*	*(6)*
Commitments to extend credit[2]	178,443	177,449	176,811	*1*	*1*
Other	648	314	235	*106*	*176*
Total undrawn credit commitments	**194,551**	**195,465**	**193,481**	**-**	**1**

2017 $m	Up to 1 Year	Over 1 to 3 Years	Over 3 to 5 Years	Over 5 Years	Total
Letters of credit and guarantees	8,797	2,860	1,009	2,794	15,460
Commitments to extend credit	66,663	34,523	16,906	60,351	178,443
Other	-	-	100	548	648
Total undrawn credit commitments	**75,460**	**37,383**	**18,015**	**63,693**	**194,551**

Contingent assets

The credit commitments shown in the table above also constitute contingent assets. These commitments would be classified as loans in the balance sheet on the contingent event occurring.

Contingent liabilities

Regulatory action and internal reviews

Globally, regulators continue to progress various reviews involving the financial services sector. The nature of these reviews can be wide ranging and, in Australia, currently include investigations into potential misconduct in credit and financial services. For example, regulators such as ASIC, APRA, ACCC and AUSTRAC are currently conducting reviews (some of which are industry-wide) that consider a range of matters including in relation to sales practices, responsible lending (including in the context of reverse mortgages and interest only lending), financial adviser conduct (including compliance with the obligation to act in the client's best interests), the provision of personal and general advice, life insurance claims handling and the pricing of residential mortgages. These reviews may result in litigation, fines, penalties, revocation, suspension or variation of conditions of relevant regulatory licences or other enforcement or administrative action by regulators. Westpac has received various notices and requests for information from its regulators as part of both industry-wide and Westpac-specific reviews.

In addition, Westpac is undertaking a number of reviews to identify and resolve prior issues that have the potential to impact our customers and reputation. These reviews have identified, and may continue to identify, some prior instances where we are now taking or will take action to put things right (including in relation to areas of industry focus such as record keeping and the way some product terms and conditions are operationalised) so that our customers are not at a disadvantage from certain past practices.

[1] Letters of credit and guarantees are undertakings to pay, against presentation documents, and obligation in the event of a default by a customer. Guarantees are unconditional undertakings given to support the obligations of a customer to third parties. The Group may hold cash as collateral for certain guarantees issued.

[2] Commitments to extend credit include all obligations on the part of the Group to provide credit facilities. As facilities may expire without being drawn upon, the notional amounts do not necessarily reflect future cash requirements. In addition to the commitments disclosed above, at 30 September 2017 the Group had offered $5.5 billion (31 March 2017: $5.9 billion, 30 September 2016: $5.6 billion) of facilities to customers, which had not yet been accepted.

200 Westpac GROUP
Westpac Group 2017 Full Year Financial Results Announcement | 101

2017 Full Year financial report Notes to the consolidated financial statements An assessment of the likely cost to the Group of these reviews and actions has been made on a case-by-case basis for the purpose of the financial statements and specific provisions have been made where appropriate. Litigation There are outstanding court proceedings, claims and possible claims for and against the Group. Contingent liabilities exist in respect of actual and potential claims and proceedings, including those listed below. An assessment of the Group’s likely loss has been made on a case-by-case basis for the purpose of the financial statements and specific provisions have been made where appropriate. As part of ASIC’s ongoing industry-wide investigations into the interbank short-term money market and its impact on the setting of the bank bill swap reference rate (BBSW), on 5 April 2016, ASIC commenced civil proceedings against Westpac in the Federal Court of Australia, alleging certain misconduct, including market manipulation and unconscionable conduct. The conduct that is the subject of the proceedings is alleged to have occurred between 6 April 2010 and 6 June 2012. Westpac is defending these proceedings. ASIC is seeking from the court declarations that Westpac breached various provisions of the Corporations Act 2001 (Cth) and the Australian Securities and Investments Commission Act 2001 (Cth), pecuniary penalties of unspecified amounts and orders requiring Westpac to implement a comprehensive compliance program for persons involved in Westpac’s trading in the relevant market. In August 2016, a class action was filed in the United States District Court for the Southern District of New York against Westpac and a large number of Australian and international banks alleging misconduct in relation to BBSW. Those proceedings are at a very early stage and the level of damages sought has not been specified. Westpac is defending these proceedings. On 1 March 2017, ASIC commenced litigation in relation to certain Westpac home loans (including certain interest only loans) alleging contraventions of the National Consumer Credit Protection Act 2009 (Cth). For further information, refer to ‘Significant developments’ in this Full Year Results Announcement. On 22 December 2016, ASIC commenced Federal Court proceedings against BT Financial Management Limited (BTFM) and Westpac Securities Administration Limited (WSAL) in relation to a number of superannuation account consolidation campaigns conducted between 2013 and 2016. ASIC has alleged that in the course of some of these campaigns, customers were provided with personal advice in contravention of a number of Corporations Act 2001 (Cth) provisions, BTFM and WSAL are defending the proceedings. Financial Claims Scheme Under the Financial Claims Scheme (FCS) the Australian Government provides depositors a free guarantee of deposits in eligible ADIs up to and including $250,000. The FCS applies to an eligible ADI if APRA has applied for the winding up of the ADI and the responsible Australian Government minister has declared that the FCS applies to the ADI. The Financial Claims Scheme (ADIs) Levy Act 2008 provides for the imposition of a levy to fund the excess of certain APRA FCS costs connected to an ADI. The levy would be imposed on liabilities of eligible ADIs to their depositors and cannot be more than 0.5% of the amount of those liabilities. Contingent tax risk Tax and regulatory authorities are reviewing the taxation treatment of certain transactions undertaken by the Group in the course of normal business activities and the claiming of tax incentives (including research and development tax incentives). The Group also responds to various notices and requests for information it receives from tax and regulatory authorities. Risk reviews and audits are also being undertaken by revenue authorities in other jurisdictions, as part of normal revenue authority activity in those countries. These reviews, notices and requests may result in additional tax liabilities (including interest and penalties). The Group has assessed these and other taxation claims arising in Australia and elsewhere, including seeking independent advice where appropriate, and holds appropriate provisions. Settlement risk The Group is subject to a credit risk exposure in the event that another counterparty fails to settle for its payments clearing activities (including foreign exchange). The Group seeks to minimise credit risk arising from settlement risk in the payments system by aligning our processing method with the legal certainty of settlement in the relevant clearing mechanism. 102 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial report
Notes to the consolidated financial statements

Note 15. Shareholders' equity

$m	As at 30 Sept 2017	As at 31 March 2017	As at 30 Sept 2016
Share capital			
Ordinary share capital, fully paid	34,889	33,765	33,469
Restricted Share Plan (RSP) treasury shares held[1]	(434)	(431)	(366)
Other treasury shares held[2]	(61)	(70)	(89)
Total treasury shares held	**(495)**	**(501)**	**(455)**
Total share capital	**34,394**	**33,264**	**33,014**
Non-controlling interests	**54**	**57**	**61**

Ordinary Shares

Westpac does not have authorised capital and the ordinary shares have no par value. Ordinary shares entitle the holder to participate in dividends and, in the event of Westpac winding up, to a share of the proceeds in proportion to the number of and amounts paid on the shares held.

Each ordinary share entitles the holder to one vote, either in person or by proxy, at a shareholder meeting.

Reconciliation of movement in number of ordinary shares

Consolidated	As at 30 Sept 2017	As at 31 March 2017	As at 30 Sept 2016
Opening balance	**3,356,614,808**	**3,346,166,853**	**3,335,774,947**
Dividend reinvestment plan[3]	37,749,471	10,447,955	10,391,906
Issued shares for the period	**37,749,471**	**10,447,955**	**10,391,906**
Closing balance	**3,394,364,279**	**3,356,614,808**	**3,346,166,853**

Ordinary shares purchased on market

Consolidated	Full Year Sept 2017 Number	Full Year Sept 2017 Average Price ($)
For share-based payment arrangements:		
Employee share plan (ESP)	862,912	30.97
Restricted share plan (RSP)[4]	2,123,635	32.08
WPP - options exercised[5]	52,745	31.55
WPP - share rights exercised	142,093	31.03
LTI - options exercised[5]	326,178	33.52
As treasury shares:		
Treasury shares purchased (excluding RSP)[6]	275,014	33.59
Treasury shares sold	(1,200,067)	32.62
Total ordinary shares purchased/(sold) on market[7]	**2,582,510**	

[1] *30 September 2017: 3,549,035 unvested shares held (31 March 2017: 3,606,211, 30 September 2016: 3,472,010).*
[2] *30 September 2017: 4,652,579 shares held (31 March 2017: 5,577,632, 30 September 2016: 5,577,632).*
[3] *The price for the issuance of shares in relation to the dividend re-investment plan for the 2017 interim dividend was $29.79, 2016 final dividend was $31.32, 2016 Interim dividend was $30.43.*
[4] *Ordinary shares allocated to employees under the RSP are classified as treasury shares until the shares vest.*
[5] *The average exercise price received was $23.98 on the exercise of the WPP options and $28.54 on the exercise of the LTI options.*
[6] *Treasury shares include ordinary shares held by statutory life funds and managed investment schemes and ordinary shares held by Westpac for equity derivatives sold to customers.*
[7] *The purchase of ordinary shares on market resulted in a tax benefit of $0.7 million being recognised as contributed equity.*

200 | Westpac GROUP
Westpac Group 2017 Full Year Financial Results Announcement | 103

2017 Full Year financial report
Notes to the consolidated financial statements

Note 15. Shareholders' equity (continued)

Reconciliation of movement in reserves

Reserves $m	As at 30 Sept 2017	As at 31 March 2017	As at 30 Sept 2016
Available-for-sale securities reserve			
Opening balance	131	10	(55)
Net gains/(losses) from changes in fair value	(93)	168	88
Income tax effect	27	(46)	(24)
Transferred to income statements	(2)	(1)	(3)
Income tax effect	1	-	1
Exchange differences	-	-	3
Closing balance	**64**	**131**	**10**
Share-based payment reserve			
Opening balance	1,398	1,333	1,287
Share-based payment expense	33	65	46
Closing balance	**1,431**	**1,398**	**1,333**
Cash flow hedging reserve			
Opening balance	(201)	(172)	(89)
Net gains/(losses) from changes in fair value	(20)	(71)	(146)
Income tax effect	6	21	43
Transferred to income statements	86	29	27
Income tax effect	(25)	(8)	(7)
Closing balance	**(154)**	**(201)**	**(172)**
Foreign currency translation reserve			
Opening balance	(451)	(413)	(410)
Exchange differences on translation of foreign operations (net of associated hedges)	(78)	(38)	(3)
Closing balance	**(529)**	**(451)**	**(413)**
Other reserves			
Opening balance	(18)	(19)	(17)
Transactions with owners	-	1	(2)
Closing balance	**(18)**	**(18)**	**(19)**
Group's share of reserves of associates	**-**	**(14)**	**(12)**
Total reserves	**794**	**845**	**727**

104 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial report
Notes to the consolidated financial statements

Note 16. Notes to the consolidated cash flow statement

$m	Half Year Sept 17	Half Year March 17	% Mov't Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	% Mov't Sept 17 - Sept 16
Reconciliation of net cash provided by/(used in) operating activities to net profit for the period						
Net profit for the period	4,085	3,912	*4*	7,997	7,460	*7*
Adjustments:						
Depreciation, amortisation and impairment	645	624	*3*	1,269	1,208	*5*
Impairment charges	444	577	*(23)*	1,021	1,261	*(19)*
Net (decrease)/increase in current and deferred tax	236	(270)	*(187)*	(34)	(285)	*(88)*
(Increase)/decrease in accrued interest receivable	5	(80)	*(106)*	(75)	25	*large*
(Decrease)/increase in accrued interest payable	61	87	*(30)*	148	(47)	*large*
(Decrease)/increase in provisions	275	(233)	*large*	42	(68)	*(162)*
Other non-cash items	(113)	(129)	*(12)*	(242)	(311)	*(22)*
Cash flows from operating activities before changes in operating assets and liabilities	5,638	4,488	*26*	10,126	9,243	*10*
Net (increase)/decrease in derivative financial instruments	(2,987)	(2,055)	*45*	(5,042)	(5,107)	*(1)*
Net (increase)/decrease in life insurance assets and liabilities	175	44	*large*	219	(253)	*(187)*
(Increase)/decrease in other operating assets:						
Trading securities and financial assets designated at fair value	5,464	(10,518)	*(152)*	(5,054)	6,755	*(175)*
Loans	(18,103)	(8,712)	*108*	(26,815)	(38,082)	*(30)*
Receivables due from other financial institutions	2,310	343	*large*	2,653	(896)	*large*
Regulatory deposits with central banks overseas	336	(28)	*large*	308	(209)	*large*
Other assets	(358)	558	*(164)*	200	(476)	*(142)*
(Decrease)/increase in other operating liabilities:						
Other financial liabilities at fair value through income statement	(840)	159	*large*	(681)	(4,488)	*(85)*
Deposits and other borrowings	11,541	11,521	-	23,062	38,771	*(41)*
Payables due to other financial institutions	616	3,243	*(81)*	3,859	(73)	*large*
Other liabilities	(294)	279	*large*	(15)	312	*(105)*
Net cash provided by/(used in) operating activities	**3,498**	**(678)**	***large***	**2,820**	**5,497**	***(49)***

Non-cash financing activities

$m	Half Year Sept 17	Half Year March 17	% Mov't Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	% Mov't Sept 17 - Sept 16
Shares issued under the dividend reinvestment plan	1,125	327	*large*	1,452	726	*100*

Businesses disposed in Full Year September 2017

No businesses were sold in Full Year September 2017.

Businesses disposed in Full Year September 2016

Pacific Islands

Westpac sold its banking operations in Solomon Islands and Vanuatu to the Bank of South Pacific Limited (BSP). Settlement occurred on 30 October 2015 and 1 July 2016 respectively, with a gain of $1 million recognised in non-interest income.

The total cash consideration paid, net of transaction costs and cash held, was $104 million.

200 Westpac GROUP
Westpac Group 2017 Full Year Financial Results Announcement | 105

2017 Full Year financial report
Notes to the consolidated financial statements

Note 16. Notes to the consolidated cash flow statement (continued)

Details of the assets and liabilities of controlled entities over which control ceased

$m	Half Year Sept 17	Half Year March 17	% Mov't Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	% Mov't Sept 17 - Sept 16
Assets:						
Cash and balances with central banks	-	-	-	-	138	(100)
Trading securities and financial assets designated at fair value	-	-	-	-	-	-
Available-for-sale securities	-	-	-	-	1	(100)
Loans	-	-	-	-	132	(100)
Regulatory deposits with central banks overseas	-	-	-	-	5	(100)
Property and equipment	-	-	-	-	3	(100)
Deferred tax assets	-	-	-	-	1	(100)
Goodwill and other intangible assets	-	-	-	-	1	(100)
Other assets	-	-	-	-	27	(100)
Total assets	-	-	-	-	308	(100)
Liabilities:						
Deposits and other borrowings	-	-	-	-	264	(100)
Debt issues	-	-	-	-	-	-
Current tax liabilities	-	-	-	-	2	(100)
Provisions	-	-	-	-	1	(100)
Deferred tax liabilities	-	-	-	-	-	-
Other liabilities	-	-	-	-	6	(100)
Total liabilities	-	-	-	-	273	(100)
Net assets	**-**	**-**	**-**	**-**	**35**	**(100)**
Non-controlling interests	-	-	-	-	-	-
Total equity attributable to owners of Westpac Banking Corporation	**-**	**-**	**-**	**-**	**35**	**(100)**
Cash proceeds (net of transaction costs)	-	-	-	-	34	(100)
Fair value of retained interest	-	-	-	-	-	-
Total consideration	**-**	**-**	**-**	**-**	**34**	**(100)**
Reserves recycled to income statement	-	-	-	-	2	(100)
Gain/(loss) on disposal	**-**	**-**	**-**	**-**	**1**	**(100)**
Reconciliation of cash proceeds from disposal						
Cash proceeds received (net of transaction costs)	-	-	-	-	34	(100)
Less: Cash deconsolidated	-	-	-	-	(138)	(100)
Cash consideration (paid)/received (net of transaction costs and cash held)	**-**	**-**	**-**	**-**	**(104)**	**(100)**

Restricted cash

The amount of cash and cash equivalents not available for use at 30 September 2017 was $38 million (31 March 2017: $120 million, 30 September 2016: $48 million) for the Group.

Note 17. Subsequent events

On 3 November 2017, the Group announced that it has entered into an agreement with Northill Capital regarding the sale of its interest in Hastings Management Pty Limited (HMPL). The proposed sale is subject to confirmatory due diligence and regulatory approvals.

No other matters have arisen since the year ended 30 September 2017 which is not otherwise dealt with in this report, that has significantly affected or may significantly affect the operations of the Group, the results of its operations or the state of affairs of the Group in subsequent periods.

106 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial report Statutory statements 4.8 Statement in relation to the audit of the financial statements. PricewaterhouseCoopers has audited the financial statements contained within the Westpac 2017 financial report and has issued an unmodified audit report. A copy of their report is available with the Annual financial report. This full year results announcement has not been subject to audit by PricewaterhouseCoopers. The preceding financial information contained in Section 4 “Full Year 2017 reported financial information” includes financial information extracted from the audited financial statements together with financial information that has not been audited. Dated at Sydney this 6th day of November 2017 for and on behalf of the Board. Tim Hartin Company Secretary Westpac Group 2017 Full Year Financial Results Announcement | 107

2017 Full Year financial results Cash earnings financial information Note 1 Interest spread and margin analysis (cash earnings basis) 109 110 Note 2 Average balance sheet (cash earnings basis) Note 3 Net interest income (cash earnings basis) 112 Note 4 Non-interest income (cash earnings basis) 113 Note 5 Operating expense analysis (cash earnings basis) 114 Note 6 Deferred expenses 114 Note 7 Earnings per share (cash earnings basis) 115 Note 8 Group earnings reconciliation 116 Note 9 Divisional result and economic profit 120 108 | Westpac Group 2017 Full Year Financial Results Announcement 5.0 Cash earnings financial information

2017 Full Year financial results
Cash earnings financial information

Note 1. Interest spread and margin analysis (cash earnings basis)[1]

	Half Year Sept 17	Half Year March 17	Full Year Sept 17	Full Year Sept 16
Group				
Average interest-earning assets ($m)	759,764	744,783	752,294	721,843
Net interest income ($m)	8,011	7,693	15,704	15,348
Interest spread	1.92%	1.90%	1.91%	1.94%
Benefit of net non-interest bearing assets, liabilities and equity	0.18%	0.17%	0.18%	0.19%
Net interest margin	2.10%	2.07%	2.09%	2.13%
Analysis by division				
Average interest-earning assets ($m)				
Consumer Bank	328,655	318,792	323,737	304,686
Business Bank	150,528	148,085	149,310	144,319
BT Financial Group	18,028	17,095	17,563	16,582
Westpac Institutional Bank	82,428	84,375	83,399	90,518
Westpac New Zealand (A$)	80,142	80,864	80,502	74,701
Group Businesses	99,983	95,572	97,783	91,037
Group total	**759,764**	**744,783**	**752,294**	**721,843**
Westpac New Zealand (NZ$)	85,988	85,647	85,818	80,153
Net interest income ($m)[1]				
Consumer Bank	3,878	3,631	7,509	7,175
Business Bank	2,065	1,990	4,055	3,925
BT Financial Group	286	251	537	486
Westpac Institutional Bank	764	743	1,507	1,574
Westpac New Zealand (A$)	837	790	1,627	1,606
Group Businesses	181	288	469	582
Group total	**8,011**	**7,693**	**15,704**	**15,348**
Westpac New Zealand (NZ$)	897	838	1,735	1,725
Interest margin				
Consumer Bank	2.35%	2.28%	2.32%	2.35%
Business Bank	2.74%	2.70%	2.72%	2.72%
BT Financial Group	3.16%	2.94%	3.06%	2.93%
Westpac Institutional Bank	1.85%	1.77%	1.81%	1.74%
Westpac New Zealand (NZ$)	2.08%	1.96%	2.02%	2.15%
Group Businesses	0.36%	0.60%	0.48%	0.64%
Group total	**2.10%**	**2.07%**	**2.09%**	**2.13%**

[1] *Includes capital benefit. Capital benefit represents the notional revenue earned on capital allocated to divisions under Westpac's economic capital framework.*

200 | Westpac GROUP
Westpac Group 2017 Full Year Financial Results Announcement | 109

2017 Full Year financial results Cash earnings financial information Note 2. Average balance sheet (cash earnings basis) 1 Loans and other receivables are stated net of provisions for impairment charges on loans. Other receivables include cash and balances held with central banks and other interest earning assets. 2 Includes property and equipment, intangibles, deferred tax, non-interest bearing loans relating to mortgage offset accounts and other assets. 3 Includes net impact of Treasury balance sheet management activities. 4 Includes provisions for current and deferred income tax. 110 | Westpac Group 2017 Full Year Financial Results Announcement Half Year Half Year 31 March 2017 30 September 2017 AverageInterestAverage AverageInterestAverage balanceRate $m$m% balanceRate $m$m% Assets Interest earning assets Receivables due from other financial institutions Trading securities and other financial assets designated at fair value Available-for-sale securities Regulatory deposits with central banks overseas Loans and other receivables1 Total interest earning assets and interest income Non-interest earning assets Cash, receivables due from other financial institutions and regulatory deposits Derivative financial instruments Life insurance assets All other assets2 Total non-interest earning assets Total assets Liabilities Interest bearing liabilities Payables due to other financial institutions Deposits and other borrowings Loan capital Other interest bearing liabilities3 Total interest bearing liabilities and interest expense Non-interest bearing liabilities Deposits and payables due to other financial institutions Derivative financial instruments Life insurance policy liabilities All other liabilities4 Total non-interest bearing liabilities Total liabilities Shareholders' equity Non-controlling interests Total equity Total liabilities and equity Loans and other receivables1 Australia New Zealand Other overseas Deposits and other borrowings Australia New Zealand Other overseas 10,354511.0 24,8512662.1 59,2989143.1 1,16391.6 649,11714,1474.4 7,899591.5 26,8832922.2 57,1248813.1 90881.8 666,95014,6274.4 759,76415,8674.2 744,78315,3874.1 2,209 39,764 13,937 60,982 1,792 35,593 10,965 59,245 107,595 116,892 867,359 861,675 18,4981341.5 479,6924,4351.9 17,1993504.1 174,2662,7753.2 - - 19,1661451.5 489,7074,4331.8 17,2173434.0 174,0752,9353.4 700,1657,8562.2 689,6557,6942.2 --45,165 45,709 11,980 11,398 47,028 39,867 9,148 11,771 107,814 114,252 807,979 803,907 59,364 57,744 24 16 59,380 57,768 867,359 861,675 551,26112,1884.4 72,8721,7284.8 24,9842311.9 401,7813,6641.8 51,7915962.3 26,1201751.3 564,43212,5954.5 73,0041,7424.8 29,5142902.0 417,3493,6801.8 50,2975772.3 22,0611761.6

2017 Full Year financial results
Cash earnings financial information

Note 2. Average balance sheet (cash earnings basis)

	Full Year 30 September 2017			Full Year 30 September 2016		
	Average balance $m	Interest $m	Average Rate %	Average balance $m	Interest $m	Average Rate %
Assets						
Interest earning assets						
Receivables due from other financial institutions	9,123	110	1.2	11,357	100	0.9
Trading securities and other financial assets designated at fair value	25,870	558	2.2	26,076	645	2.5
Available-for-sale securities	58,208	1,795	3.1	54,054	1,808	3.3
Regulatory deposits with central banks overseas	1,035	17	1.6	1,197	13	1.1
Loans and other receivables[1]	658,058	28,774	4.4	629,159	29,245	4.6
Total interest earning assets and interest income	**752,294**	**31,254**	**4.2**	**721,843**	**31,811**	**4.4**
Non-interest earning assets						
Cash, receivables due from other financial institutions and regulatory deposits	2,000			2,431		
Derivative financial instruments	37,673			48,666		
Life insurance assets	12,447			12,702		
All other assets[2]	60,111			57,913		
Total non-interest earning assets	**112,231**			**121,712**		
Total assets	**864,525**			**843,555**		
Liabilities						
Interest bearing liabilities						
Payables due to other financial institutions	18,833	279	1.5	19,948	345	1.7
Deposits and other borrowings	484,713	8,868	1.8	453,702	9,369	2.1
Loan capital	17,208	693	4.0	13,837	589	4.3
Other interest bearing liabilities[3]	174,170	5,710	3.3	179,789	6,160	3.4
Total interest bearing liabilities and interest expense	**694,924**	**15,550**	**2.2**	**667,276**	**16,463**	**2.5**
Non-interest bearing liabilities						
Deposits and payables due to other financial institutions	46,099			41,722		
Derivative financial instruments	42,780			55,956		
Life insurance policy liabilities	10,560			10,985		
All other liabilities[4]	11,586			11,145		
Total non-interest bearing liabilities	**111,025**			**119,808**		
Total liabilities	**805,949**			**787,084**		
Shareholders' equity	58,556			55,896		
Non-controlling interests	20			575		
Total equity	**58,576**			**56,471**		
Total liabilities and equity	**864,525**			**843,555**		
Loans and other receivables[1]						
Australia	557,865	24,783	4.4	532,172	25,155	4.7
New Zealand	72,938	3,470	4.8	68,370	3,614	5.3
Other overseas	27,255	521	1.9	28,617	476	1.7
Deposits and other borrowings						
Australia	409,586	7,344	1.8	376,115	7,801	2.1
New Zealand	51,042	1,173	2.3	48,251	1,280	2.7
Other overseas	24,085	351	1.5	29,336	288	1.0

[1] *Loans and other receivables are stated net of provisions for impairment charges on loans. Other receivables includes cash and balances held with central banks and other interest bearing assets.*
[2] *Includes property and equipment, intangibles, deferred tax, non-interest bearing loans relating to mortgage offset accounts and other assets.*
[3] *Includes net impact of Treasury balance sheet management activities.*
[4] *Includes provisions for current and deferred income tax.*

200 Westpac GROUP Westpac Group 2017 Full Year Financial Results Announcement | 111

2017 Full Year financial results
Cash earnings financial information

Note 3. Net interest income (cash earnings basis)

$m	Half Year Sept 17	Half Year March 17	% Mov't Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	% Mov't Sept 17 - Sept 16
Interest income						
Cash and balances with central banks	146	95	*54*	241	260	*(7)*
Receivables due from other financial institutions	59	51	*16*	110	100	*10*
Net ineffectiveness of qualifying hedges	-	-	-	-	-	-
Trading securities and financial assets designated at fair value	292	266	*10*	558	645	*(13)*
Available-for-sale securities	881	914	*(4)*	1,795	1,808	*(1)*
Loans	14,467	14,037	*3*	28,504	28,953	*(2)*
Regulatory deposits with central banks overseas	8	9	*(11)*	17	13	*31*
Other interest income	14	15	*(7)*	29	32	*(9)*
Total interest income	**15,867**	**15,387**	***3***	**31,254**	**31,811**	***(2)***
Interest expense						
Payables due to other financial institutions	(145)	(134)	*8*	(279)	(345)	*(19)*
Deposits and other borrowings	(4,433)	(4,435)	-	(8,868)	(9,369)	*(5)*
Trading liabilities	(964)	(934)	*3*	(1,898)	(2,309)	*(18)*
Debt issues	(1,811)	(1,774)	*2*	(3,585)	(3,737)	*(4)*
Loan capital	(343)	(350)	*(2)*	(693)	(589)	*18*
Bank levy	(95)	-	-	(95)	-	-
Other interest expense	(65)	(67)	*(3)*	(132)	(114)	*16*
Total interest expense	**(7,856)**	**(7,694)**	***2***	**(15,550)**	**(16,463)**	***(6)***
Total net interest income	**8,011**	**7,693**	***4***	**15,704**	**15,348**	***2***

112 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results
Cash earnings financial information

Note 4. Non-interest income (cash earnings basis)

$m	Half Year Sept 17	Half Year March 17	% Mov't Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	% Mov't Sept 17 - Sept 16
Fees and commissions						
Facility fees	671	662	*1*	1,333	1,297	*3*
Transaction fees and commissions received[1]	580	613	*(5)*	1,193	1,210	*(1)*
Other non-risk fee income	78	151	*(48)*	229	281	*(19)*
Total fees and commissions	**1,329**	**1,426**	***(7)***	**2,755**	**2,788**	***(1)***
Wealth management and insurance income						
Life insurance and funds management net operating income	794	806	*(1)*	1,600	1,669	*(4)*
General insurance and lenders mortgage insurance net operating income	130	80	*63*	210	242	*(13)*
Total wealth management and insurance income	**924**	**886**	***4***	**1,810**	**1,911**	***(5)***
Trading income[2,3]						
Foreign exchange income	401	474	*(15)*	875	974	*(10)*
Other trading products	103	239	*(57)*	342	150	*128*
Total trading income	**504**	**713**	***(29)***	**1,217**	**1,124**	***8***
Other income						
Dividends received from other entities	1	1	-	2	7	*(71)*
Net gain on disposal of assets	-	6	*(100)*	6	1	*large*
Net gain/(loss) on hedging overseas operations	-	-	-	-	(6)	*(100)*
Net gain/(loss) on derivatives held for risk management purposes[4]	(7)	(23)	*(70)*	(30)	(11)	*173*
Net gain/(loss) on financial instruments designated at fair value	5	6	*(17)*	11	(6)	*large*
Gain on disposal of controlled entities	-	-	-	-	1	*(100)*
Rental income on operating leases	15	17	*(12)*	32	16	*100*
Share of associates net profit	4	26	*(85)*	30	52	*(42)*
Other	9	10	*(10)*	19	11	*73*
Total other income	**27**	**43**	***(37)***	**70**	**65**	***8***
Total non-interest income	**2,784**	**3,068**	***(9)***	**5,852**	**5,888**	***(1)***

Wealth management and insurance income reconciliation

$m	Half Year Sept 17	Half Year March 17	% Mov't Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	% Mov't Sept 17 - Sept 16
BTFG non-interest income	850	894	*(5)*	1,744	1,908	*(9)*
Net commission, premium, fee and banking income	(38)	(109)	*(65)*	(147)	(230)	*(36)*
BTFG wealth management and insurance income	**812**	**785**	***3***	**1,597**	**1,678**	***(5)***
NZ wealth management and insurance income	77	71	*8*	148	146	*1*
WIB wealth management income	63	30	*110*	93	87	*7*
CB and BB wealth management and insurance income	(28)	-	-	(28)	-	-
Total wealth management and insurance income	**924**	**886**	***4***	**1,810**	**1,911**	***(5)***

[1] *Comparatives have been restated for the accounting change to the Westpac New Zealand credit card rewards scheme (First Half 2017: $18 million, Second Half 2016: $16 million and First Half 2016: $17 million).*
[2] *Trading income represents a component of total markets income from our WIB markets business, Westpac Pacific, Westpac New Zealand and Treasury foreign exchange operations in Australia and New Zealand.*
[3] *Comparatives have been revised for consistency.*
[4] *Net gain/(loss) on derivatives held for risk management purposes reflects the impact of economic hedges of foreign currency capital and earnings.*

200 Westpac GROUP Westpac Group 2017 Full Year Financial Results Announcement | 113

2017 Full Year financial results
Cash earnings financial information

Note 5. Operating expenses (cash earnings basis)

$m	Half Year Sept 17	Half Year March 17	% Mov't Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	% Mov't Sept 17 - Sept 16
Staff expenses						
Employee remuneration, entitlements and on-costs	2,076	2,022	*3*	4,098	3,995	*3*
Superannuation expense	186	194	*(4)*	380	369	*3*
Share based payments	48	65	*(26)*	113	135	*(16)*
Restructuring costs	30	45	*(33)*	75	92	*(18)*
Total staff expenses	**2,340**	**2,326**	***1***	**4,666**	**4,591**	***2***
Occupancy expenses						
Operating lease rentals	325	324	-	649	622	*4*
Depreciation of property and equipment	88	91	*(3)*	179	192	*(7)*
Other	72	62	*16*	134	125	*7*
Total occupancy expenses	**485**	**477**	***2***	**962**	**939**	***2***
Technology expenses						
Amortisation and impairment of software assets	322	306	*5*	628	571	*10*
Depreciation and impairment of IT equipment	82	76	*8*	158	156	*1*
Technology services	299	340	*(12)*	639	666	*(4)*
Software and maintenance and licenses	168	145	*16*	313	276	*13*
Telecommunications	106	84	*26*	190	181	*5*
Data processing	42	38	*11*	80	72	*11*
Total technology expenses	**1,019**	**989**	***3***	**2,008**	**1,922**	***4***
Other expenses						
Professional and processing services[1]	417	338	*23*	755	736	*3*
Amortisation and impairment of intangible assets	5	5	-	10	12	*(17)*
Postage and stationery	109	108	*1*	217	217	-
Advertising	80	75	*7*	155	156	*(1)*
Credit card loyalty programs[2]	68	84	*(19)*	152	177	*(14)*
Non-lending losses	36	37	*(3)*	73	81	*(10)*
Other expenses	45	62	*(27)*	107	100	*7*
Total other expenses	**760**	**709**	***7***	**1,469**	**1,479**	***(1)***
Operating expenses	**4,604**	**4,501**	***2***	**9,105**	**8,931**	***2***

Note 6. Deferred expenses[3]

$m	As at 30 Sept 2017	As at 31 March 2017	As at 30 Sept 2016	% Mov't Sept 17 - Mar 17	% Mov't Sept 17 - Sept 16
Deferred acquisition costs	86	91	101	*(5)*	*(15)*
Other deferred expenditure	28	56	45	*(50)*	*(38)*

1 Professional and processing services relate to: services provided by external suppliers including items such as cash handling and security services, marketing costs, and research and recruitment fees (Full Year 2017: $268 million; Full Year 2016: $278 million), operations processing (Full Year 2017: $184 million; Full Year 2016: $196 million), consultants (Full Year 2017: $162 million; Full Year 2016: $120 million), credit assessment (Full Year 2017: $53 million; Full Year 2016: $60 million), legal and audit fees (Full Year 2017: $61 million; Full Year 2016: $51 million), and regulatory fees and share market related costs (Full Year 2017: $27 million; Full Year 2016: $31 million).

2 Comparatives have been restated for the accounting change to the Westpac New Zealand credit card rewards scheme (First Half 2017: $18 million, Second Half 2016: $16 million and First Half 2016: $17 million).

3 Deferred expenses principally relates to a small number of capitalised costs in the wealth business. It does not include insurance deferred acquisition costs (which are offset to revenue) or mortgage broker costs (which are offset to net interest income).

114 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results
Cash earnings financial information

Note 7. Earnings per share (cash earnings basis)

$m	Half Year Sept 17	Half Year March 17	% Mov't Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	% Mov't Sept 17 - Sept 16
Cash earnings	**4,045**	**4,017**	***1***	**8,062**	**7,822**	***3***
Weighted average number of fully paid ordinary shares (millions)	3,375	3,352	*1*	3,364	3,322	*1*
Cash earnings per ordinary share (cents)	**119.9**	**119.8**	**-**	**239.7**	**235.5**	**2**

	Half Year Sept 17	Half Year March 17	Full Year Sept 17	Full Year Sept 16
Reconciliation of ordinary shares on issue before the effect of own shares held (millions)				
Opening balance	3,357	3,346	3,346	3,184
Share entitlement offer	-	-	-	139
Number of shares issued under the Dividend Reinvestment Plan (DRP)	37	11	48	23
Closing balance	**3,394**	**3,357**	**3,394**	**3,346**

200 Westpac GROUP
Westpac Group 2017 Full Year Financial Results Announcement | 115

2017 Full Year financial results
Cash earnings financial information

Note 8. Group earnings reconciliation

Six months to 30 September 2017		Cash Earnings adjustments									
$m	Reported results	Amortisation of intangible assets[1]	Acquisition, transaction and integration expenses	Fair value (gain)/loss on economic hedges	Ineffective hedges	Sale of BTIM shares	Treasury shares	NZ credit card rewards scheme[2]	Operating leases	Policyholder tax recoveries	Cash earnings
Net interest income	7,903	-	-	80	28	-	-	-	-	-	8,011
Fees and commission	1,347	-	-	-	-	-	-	(18)	-	-	1,329
Wealth management and insurance income	931	-	-	-	-	-	(15)	-	-	8	924
Trading income	489	-	-	15	-	-	-	-	-	-	504
Other income	363	2	-	(5)	-	(279)	-	-	(54)	-	27
Non-interest income	3,130	2	-	10	-	(279)	(15)	(18)	(54)	8	2,784
Net operating income	11,033	2	-	90	28	(279)	(15)	(18)	(54)	8	10,795
Salaries and other staff expenses	(2,375)	-	-	-	-	35	-	-	-	-	(2,340)
Equipment and occupancy expenses	(539)	-	-	-	-	-	-	-	54	-	(485)
Technology expenses	(1,019)	-	-	-	-	-	-	-	-	-	(1,019)
Other expenses	(868)	90	-	-	-	-	-	18	-	-	(760)
Operating expenses	(4,801)	90	-	-	-	35	-	18	54	-	(4,604)
Core earnings	**6,232**	**92**	-	**90**	**28**	**(244)**	**(15)**	-	-	**8**	**6,191**
Impairment charges	(360)	-	-	-	-	-	-	-	-	-	(360)
Operating profit before tax	**5,872**	**92**	-	**90**	**28**	**(244)**	**(15)**	-	-	**8**	**5,831**
Income tax expense	(1,787)	(28)	-	(28)	(8)	73	2	-	-	(8)	(1,784)
Net profit	**4,085**	**64**	-	**62**	**20**	**(171)**	**(13)**	-	-	-	**4,047**
Net profit attributable to non-controlling interests	(2)	-	-	-	-	-	-	-	-	-	(2)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	**4,083**	**64**	-	**62**	**20**	**(171)**	**(13)**	-	-	-	**4,045**
WBC Cash Earnings adjustments:											
Amortisation of intangible assets[1]	64	(64)	-	-	-	-	-	-	-	-	-
Acquisition, transaction and integration expenses	-	-	-	-	-	-	-	-	-	-	-
Fair value (gain)/loss on economic hedges	62	-	-	(62)	-	-	-	-	-	-	-
Ineffective hedges	20	-	-	-	(20)	-	-	-	-	-	-
Sale of BTIM shares	(171)	-	-	-	-	171	-	-	-	-	-
Treasury shares	(13)	-	-	-	-	-	13	-	-	-	-
Cash earnings	**4,045**	-	-	-	-	-	-	-	-	-	**4,045**

[1] *Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible, credit card and financial planner relationships as well as intangible assets (management contracts) related to the acquisition of select Lloyds' Australian businesses and for BTIM during the period equity accounted.*
[2] *Comparatives have been restated for the accounting change to the Westpac New Zealand credit card rewards scheme (First Half 2017: $18 million, Second Half 2016: $16 million and First Half 2016: $17 million).*

116 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results
Cash earnings financial information

Note 8. Group earnings reconciliation (continued)

Six months to 31 March 2017		Cash Earnings adjustments									
$m	Reported results	Amortisation of intangible assets[1]	Acquisition, transaction and integration expenses	Fair value (gain)/loss on economic hedges	Ineffective hedges	Sale of BTIM shares	Treasury shares	NZ credit card rewards scheme[2]	Operating leases	Policyholder tax recoveries	Cash earnings
Net interest income	7,613	-	-	86	(6)	-	-	-	-	-	7,693
Fees and commission	1,408	-	-	-	-	-	-	18	-	-	1,426
Wealth management and insurance income	869	-	-	-	-	-	36	-	-	(19)	886
Trading income	713	-	-	-	-	-	-	-	-	-	713
Other income	166	11	-	(77)	-	-	-	-	(57)	-	43
Non-interest income	3,156	11	-	(77)	-	-	36	18	(57)	(19)	3,068
Net operating income	10,769	11	-	9	(6)	-	36	18	(57)	(19)	10,761
Salaries and other staff expenses	(2,326)	-	-	-	-	-	-	-	-	-	(2,326)
Equipment and occupancy expenses	(534)	-	-	-	-	-	-	-	57	-	(477)
Technology expenses	(989)	-	-	-	-	-	-	-	-	-	(989)
Other expenses	(784)	93	-	-	-	-	-	(18)	-	-	(709)
Operating expenses	(4,633)	93	-	-	-	-	-	(18)	57	-	(4,501)
Core earnings	**6,136**	**104**	-	**9**	**(6)**	-	**36**	-	-	**(19)**	**6,260**
Impairment charges	(493)	-	-	-	-	-	-	-	-	-	(493)
Operating profit before tax	**5,643**	**104**	-	**9**	**(6)**	-	**36**	-	-	**(19)**	**5,767**
Income tax expense	(1,731)	(31)	-	(2)	2	-	(2)	-	-	19	(1,745)
Net profit	**3,912**	**73**	-	**7**	**(4)**	-	**34**	-	-	-	**4,022**
Net profit attributable to non-controlling interests	(5)	-	-	-	-	-	-	-	-	-	(5)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	**3,907**	**73**	-	**7**	**(4)**	-	**34**	-	-	-	**4,017**
WBC Cash Earnings adjustments:											
Amortisation of intangible assets[1]	73	(73)	-	-	-	-	-	-	-	-	-
Acquisition, transaction and integration expenses	-	-	-	-	-	-	-	-	-	-	-
Fair value (gain)/loss on economic hedges	7	-	-	(7)	-	-	-	-	-	-	-
Ineffective hedges	(4)	-	-	-	4	-	-	-	-	-	-
Sale of BTIM shares	-	-	-	-	-	-	-	-	-	-	-
Treasury shares	34	-	-	-	-	-	(34)	-	-	-	-
Cash earnings	**4,017**	-	-	-	-	-	-	-	-	-	**4,017**

[1] *Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible, credit card and financial planner relationships as well as intangible assets (management contracts) related to the acquisition of select Lloyds' Australian businesses and for BTIM during the period equity accounted.*
[2] *Comparatives have been restated for the accounting change to the Westpac New Zealand credit card rewards scheme (First Half 2017: $18 million, Second Half 2016: $16 million and First Half 2016: $17 million).*

200 | Westpac GROUP
Westpac Group 2017 Full Year Financial Results Announcement | 117

2017 Full Year financial results
Cash earnings financial information

Note 8. Group earnings reconciliation (continued)

Twelve months to 30 September 2017 $m	Reported results	Cash Earnings adjustments Amortisation of intangible assets[1]	Acquisition, transaction and integration expenses	Fair value (gain)/loss on economic hedges	Ineffective hedges	Sale of BTIM shares	Treasury shares	NZ credit card rewards scheme[2]	Operating leases	Policyholder tax recoveries	Cash earnings
Net interest income	15,516	-	-	166	22	-	-	-	-	-	15,704
Fees and commission	2,755	-	-	-	-	-	-	-	-	-	2,755
Wealth management and insurance income	1,800	-	-	-	-	-	21	-	-	(11)	1,810
Trading income	1,202	-	-	15	-	-	-	-	-	-	1,217
Other income	529	13	-	(82)	-	(279)	-	-	(111)	-	70
Non-interest income	6,286	13	-	(67)	-	(279)	21	-	(111)	(11)	5,852
Net operating income	21,802	13	-	99	22	(279)	21	-	(111)	(11)	21,556
Salaries and other staff expenses	(4,701)	-	-	-	-	35	-	-	-	-	(4,666)
Equipment and occupancy expenses	(1,073)	-	-	-	-	-	-	-	111	-	(962)
Technology expenses	(2,008)	-	-	-	-	-	-	-	-	-	(2,008)
Other expenses	(1,652)	183	-	-	-	-	-	-	-	-	(1,469)
Operating expenses	(9,434)	183	-	-	-	35	-	-	111	-	(9,105)
Core earnings	**12,368**	**196**	-	**99**	**22**	**(244)**	**21**	-	-	**(11)**	**12,451**
Impairment charges	(853)	-	-	-	-	-	-	-	-	-	(853)
Operating profit before tax	**11,515**	**196**	-	**99**	**22**	**(244)**	**21**	-	-	**(11)**	**11,598**
Income tax expense	(3,518)	(59)	-	(30)	(6)	73	-	-	-	11	(3,529)
Net profit	**7,997**	**137**	-	**69**	**16**	**(171)**	**21**	-	-	-	**8,069**
Net profit attributable to non-controlling interests	(7)	-	-	-	-	-	-	-	-	-	(7)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	**7,990**	**137**	-	**69**	**16**	**(171)**	**21**	-	-	-	**8,062**
WBC Cash Earnings adjustments:											
Amortisation of intangible assets[1]	137	(137)	-	-	-	-	-	-	-	-	-
Acquisition, transaction and integration expenses	-	-	-	-	-	-	-	-	-	-	-
Fair value (gain)/loss on economic hedges	69	-	-	(69)	-	-	-	-	-	-	-
Ineffective hedges	16	-	-	-	(16)	-	-	-	-	-	-
Sale of BTIM shares	(171)	-	-	-	-	171	-	-	-	-	-
Treasury shares	21	-	-	-	-	-	(21)	-	-	-	-
Cash earnings	**8,062**	-	-	-	-	-	-	-	-	-	**8,062**

[1] *Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible, credit card and financial planner relationships as well as intangible assets (management contracts) related to the acquisition of select Lloyds' Australian businesses and for BTIM during the period equity accounted.*
[2] *Comparatives have been restated for the accounting change to the Westpac New Zealand credit card rewards scheme (First Half 2017: $18 million, Second Half 2016: $16 million and First Half 2016: $17 million).*

118 | Westpac Group 2017 Full Year Financial Results Announcement

200 Westpac GROUP

2017 Full Year financial results
Cash earnings financial information

Note 8. Group earnings reconciliation (continued)

Twelve months to 30 September 2016		Cash Earnings adjustments									
$m	Reported results	Amortisation of intangible assets[1]	Acquisition, transaction and integration expenses	Fair value (gain)/loss on economic hedges	Ineffective hedges	Sale of BTIM shares	Treasury shares	NZ credit card rewards scheme[2]	Operating leases	Policyholder tax recoveries	Cash earnings
Net interest income	15,148	-	-	212	(12)	-	-	-	-	-	15,348
Fees and commission	2,755	-	-	-	-	-	-	33	-	-	2,788
Wealth management and insurance income	1,899	-	-	-	-	-	9	-	-	3	1,911
Trading income	1,124	-	-	-	-	-	-	-	-	-	1,124
Other income	59	22	-	77	-	-	-	-	(93)	-	65
Non-interest income	5,837	22	-	77	-	-	9	33	(93)	3	5,888
Net operating income	20,985	22	-	289	(12)	-	9	33	(93)	3	21,236
Salaries and other staff expenses	(4,601)	-	10	-	-	-	-	-	-	-	(4,591)
Equipment and occupancy expenses	(1,032)	-	-	-	-	-	-	-	93	-	(939)
Technology expenses	(1,929)	-	7	-	-	-	-	-	-	-	(1,922)
Other expenses	(1,655)	204	5	-	-	-	-	(33)	-	-	(1,479)
Operating expenses	(9,217)	204	22	-	-	-	-	(33)	93	-	(8,931)
Core earnings	**11,768**	**226**	**22**	**289**	**(12)**	-	**9**	-	-	**3**	**12,305**
Impairment charges	(1,124)	-	-	-	-	-	-	-	-	-	(1,124)
Operating profit before tax	**10,644**	**226**	**22**	**289**	**(12)**	-	**9**	-	-	**3**	**11,181**
Income tax expense	(3,184)	(68)	(7)	(86)	3	-	1	-	-	(3)	(3,344)
Net profit	**7,460**	**158**	**15**	**203**	**(9)**	-	**10**	-	-	-	**7,837**
Net profit attributable to non-controlling interests	(15)	-	-	-	-	-	-	-	-	-	(15)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	**7,445**	**158**	**15**	**203**	**(9)**	-	**10**	-	-	-	**7,822**
WBC Cash Earnings adjustments:											
Amortisation of intangible assets[1]	158	(158)	-	-	-	-	-	-	-	-	-
Acquisition, transaction and integration expenses	15	-	(15)	-	-	-	-	-	-	-	-
Fair value (gain)/loss on economic hedges	203	-	-	(203)	-	-	-	-	-	-	-
Ineffective hedges	(9)	-	-	-	9	-	-	-	-	-	-
Sale of BTIM shares	-	-	-	-	-	-	-	-	-	-	-
Treasury shares	10	-	-	-	-	-	(10)	-	-	-	-
Cash earnings	**7,822**	-	-	-	-	-	-	-	-	-	**7,822**

[1] *Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible, credit card and financial planner relationships as well as intangible assets (management contracts) related to the acquisition of select Lloyds' Australian businesses and for BTIM during the period equity accounted.*
[2] *Comparatives have been restated for the accounting change to the Westpac New Zealand credit card rewards scheme (First Half 2017: $18 million, Second Half 2016: $16 million and First Half 2016: $17 million).*

200 | Westpac GROUP
Westpac Group 2017 Full Year Financial Results Announcement | 119

2017 Full Year financial results
Cash earnings financial information

Note 9. Divisional result and economic profit

Group economic profit is defined as cash earnings plus a franking benefit equivalent of 70% of the value of Australian tax expense less a capital charge calculated at 11% of average ordinary equity[4].

Divisional economic profit is defined as cash earnings plus the franking benefit less a capital charge. The capital charge is calculated at 11% on allocated capital.

Economic profit is used as a key measure of financial performance because it focuses on shareholder value generated by requiring a return in excess of a risk-adjusted cost of capital.

The divisional results have been prepared on a consistent basis, with the Group having built up $3.8 billion in average equity for pending regulatory changes. This capital will be allocated across the divisions once further guidance has been received from APRA.

Six months to 30 September 2017 $m	Group	Consumer and Business Bank[1]	BT Financial Group (Australia)[2]	Westpac Institutional Bank	Westpac New Zealand[3]
Reported results	**4,083**	**2,621**	**544**	**604**	**474**
Cash earnings adjustments	(38)	63	(170)	-	7
Cash earnings	**4,045**	**2,684**	**374**	**604**	**481**
Franking benefit	1,093	806	114	158	-
Adjusted cash earnings	5,138	3,490	488	762	481
Average equity[4]	59,364	23,703	3,417	8,856	4,446
Capital charge	(3,274)	(1,307)	(188)	(488)	(245)
Economic profit	**1,864**	**2,183**	**300**	**274**	**236**
Return on average equity (including intangibles)	**13.6%**	**17.6%**	**13.6%**	**12.7%**	**19.4%**

Six months to 31 March 2017 $m	Group	Consumer and Business Bank[1]	BT Financial Group (Australia)[2]	Westpac Institutional Bank	Westpac New Zealand[3]
Reported results	**3,907**	**2,456**	**387**	**700**	**428**
Cash earnings adjustments	110	63	10	-	7
Cash earnings	**4,017**	**2,519**	**397**	**700**	**435**
Franking benefit	1,060	756	117	163	-
Adjusted cash earnings	5,077	3,275	514	863	435
Average equity[4]	57,744	24,359	3,445	9,383	4,556
Capital charge	(3,167)	(1,336)	(189)	(515)	(250)
Economic profit	**1,910**	**1,939**	**325**	**348**	**185**
Return on average equity (including intangibles)	**14.0%**	**16.4%**	**14.4%**	**14.1%**	**17.3%**

Twelve months to 30 September 2017 $m	Group	Consumer and Business Bank[1]	BT Financial Group (Australia)[2]	Westpac Institutional Bank	Westpac New Zealand[3]
Reported results	**7,990**	**5,077**	**931**	**1,304**	**902**
Cash earnings adjustments	72	126	(160)	-	14
Cash earnings	**8,062**	**5,203**	**771**	**1,304**	**916**
Franking benefit	2,153	1,562	231	321	-
Adjusted cash earnings	10,215	6,765	1,002	1,625	916
Average equity[4]	58,556	24,029	3,431	9,119	4,501
Capital charge	(6,441)	(2,643)	(377)	(1,003)	(495)
Economic profit	**3,774**	**4,122**	**625**	**622**	**421**
Return on average equity (including intangibles)	**13.8%**	**17.0%**	**14.0%**	**13.4%**	**18.3%**

Twelve months to 30 September 2016 $m	Group	Consumer and Business Bank[1]	BT Financial Group (Australia)[2]	Westpac Institutional Bank	Westpac New Zealand[3]
Reported results	**7,445**	**4,833**	**836**	**1,106**	**827**
Cash earnings adjustments	377	126	32	-	(2)
Cash earnings	**7,822**	**4,959**	**868**	**1,106**	**825**
Franking benefit	2,101	1,488	256	290	-
Adjusted cash earnings	9,923	6,447	1,124	1,396	825
Average equity[4]	55,896	23,077	3,259	9,616	4,207
Capital charge	(6,149)	(2,538)	(358)	(1,058)	(463)
Economic profit	**3,774**	**3,909**	**766**	**338**	**362**
Return on average equity (including intangibles)	**14.0%**	**16.6%**	**15.6%**	**10.6%**	**17.2%**

[1] *Cash earnings adjustment relates to amortisation of intangible assets including the core deposit intangible and credit cards related to the merger with St.George, as well as intangible assets relating to the Lloyds acquisition.*
[2] *Cash earnings adjustment reflects amortisation of intangible assets related to financial planner relationships following merger with St.George, as well as intangible assets related to BTIM up to the sale of shares in May 2017.*
[3] *In A$ equivalents.*
[4] *For divisions average equity does not include intangible assets.*

120 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results Other information 6.0 6.1 Other information Disclosure regarding forward-looking statements This Full Year Financial Results Announcement contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934. Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this Full Year Financial Results Announcement and include statements regarding Westpac’s intent, belief or current expectations with respect to its business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. Words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’, ‘aim’ or other similar words are used to identify forward-looking statements. These forward-looking statements reflect Westpac’s current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond Westpac’s control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon Westpac. There can be no assurance that future developments will be in accordance with Westpac’s expectations or that the effect of future developments on Westpac will be those anticipated. Actual results could differ materially from those expected, depending on the outcome of various factors, including, but not limited to: the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity, leverage and capital requirements; regulatory investigations, litigation, fines, penalties, restrictions or other regulator imposed conditions, including as a result of our failure to comply with laws (such as financial crime laws), regulations or regulatory policy; internal and external events which may adversely impact Westpac’s reputation; information security breaches, including cyberattacks; reliability and security of Westpac’s technology and risks associated with changes to technology systems; the stability of Australian and international financial systems and disruptions to financial markets and any losses or business impacts Westpac or its customers or counterparties may experience as a result; market volatility, including uncertain conditions in funding, equity and asset markets; adverse asset, credit or capital market conditions; the conduct, behaviour or practices of Westpac or its staff; changes to Westpac’s credit ratings or the methodology used by credit rating agencies; levels of inflation, interest rates, exchange rates and market and monetary fluctuations; market liquidity and investor confidence; changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which Westpac or its customers or counterparties conduct their operations and Westpac’s ability to maintain or to increase market share, margins and fees, and control expenses; the effects of competition in the geographic and business areas in which Westpac conducts its operations; the timely development and acceptance of new products and services and the perceived overall value of these products and services by customers; the effectiveness of Westpac’s risk management policies, including internal processes, systems and employees; the incidence or severity of Westpac-insured events; the occurrence of environmental change (including as a result of climate change) or external events in countries in which Westpac or its customers or counterparties conduct their operations; changes to the value of Westpac’s intangible assets; changes in political, social or economic conditions in any of the major markets in which Westpac or its customers or counterparties operate; the success of strategic decisions involving diversification or innovation, in addition to business expansion and integration of new businesses; and various other factors beyond Westpac’s control. Westpac Group 2017 Full Year Financial Results Announcement | 121

2017 Full Year financial results
Other information

6.1 Disclosure regarding forward-looking statements (continued)

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by Westpac, refer to 'Risk factors' in the Westpac Group 2017 Annual Report. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others should carefully consider the foregoing factors and other uncertainties and events.

Westpac is under no obligation to update any forward-looking statements contained in this Full Year Financial Results Announcement, whether as a result of new information, future events or otherwise, after the date of this Full Year Financial Results Announcement.

6.2 References to websites

Information contained in or accessible through the websites mentioned in this Full Year Financial Results Announcement does not form part of this Full Year Financial Results Announcement unless we specifically state that it is incorporated by reference and forms part of this Full Year Financial Results Announcement. All references in this Full Year Financial Results Announcement to websites are inactive textual references and are for information only.

6.3 Credit ratings[1]

Rating agency	Long Term	Short Term	Outlook
Fitch Ratings	AA-	F1+	Stable
Moody's Investor Services	Aa3	P-1	Stable
S&P Global Ratings	AA-	A-1+	Negative

On 19 June 2017, Moody's lowered the Macro Profile for Australia to "Strong +" from "Very Strong. As a result of this revision, Moody's lowered the ratings for the major Australian banks, including Westpac, by one notch to Aa3, from Aa2. At the same time, Moody's updated their rating outlook on Westpac to "stable" from "negative".

6.4 Dividend reinvestment plan

Westpac operates a DRP that is available to holders of fully paid ordinary shares who are resident in, and whose address on the register of shareholders is in, Australia or New Zealand. As noted in Section 2.5, the Directors have made certain determinations in relation to the calculation of the Market Price which will apply to the DRP for the 2017 final dividend only.

Shareholders who wish to commence participation in the DRP, or to vary their current participation election, must do so by 5.00pm (AEST) on 15 November 2017.

Shareholders can provide these instructions by:

- For shareholders with holdings that have a market value of less than $50,000 (for a single holding) or less than $1,000,000 (per shareholding held within a Link Market Services portfolio), logging into the Westpac share registrar's website at www.linkmarketservices.com.au and electing the DRP or amending their existing instructions online; or
- Completing and returning a DRP Application or Variation form to Westpac's share registry. Registry contact details are listed in Section 6.6.

6.5 Changes in control of Group entities

During the twelve months ended 30 September 2017 the following controlled entities were acquired:

- Core Infrastructure Income Feeder 1 LP (acquired 3 October 2016);
- Core Infrastructure Income Feeder 2 LP (acquired 3 October 2016);
- Core Infrastructure Income Master LP (acquired 3 October 2016);
- Core Infrastructure Income Holdings Limited (acquired 3 October 2016);
- Hastings Infrastructure 3 Limited (acquired 7 December 2016);
- Hastings Infrastructure 4 Limited (acquired 7 December 2016);
- Neo Investment GP Limited (acquired 7 December 2016); and
- Crusade ABS Series 2017-1 Trust (created 17 February 2017).

[1] *As at 30 September 2017.*

122 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results Other information During the twelve months ended 30 September 2017 the following controlled entities ceased to be controlled: Hickory Trust (terminated 7 October 2016); Hastings Investment Management (Europe) Limited (dissolved 11 October 2016); HLT Custodian Trust (terminated 30 November 2016); MIF Custodian Trust (terminated 30 November 2016); Crusade Euro Trust 1E of 2006 (terminated 24 January 2017); Crusade Global Trust 2 of 2006 (terminated 24 January 2017); Canning Park Capital Pte Limited (struck off 7 April 2017); Hastings Infrastructure 3 Limited (dissolved 9 May 2017); Hastings Infrastructure 4 Limited (dissolved 9 May 2017); Neo Investment GP Limited (dissolved 9 May 2017); Halcyon Securities Pty Limited (deregistered 17 May 2017); Australian Loan Processing Security Trust (terminated 29 May 2017); Crusade ABS Series 2012-1 Trust (terminated 23 June 2017); Westpac Funding Holdings Pty Ltd (deregistered 16 July 2017); Core Infrastructure Income Holdings Limited (dissolved 18 July 2017); The Mortgage Company Pty Limited (deregistered 2 August 2017); Australian Loan Processing Security Company Pty Limited (deregistered 2 August 2017); Crusade CP Management Pty Limited (deregistered 2 August 2017); and Westpac Equipment Finance Limited (deregistered 30 August 2017). Westpac Group 2017 Full Year Financial Results Announcement | 123

2017 Full Year financial results Other information 6.6 Financial calendar and Share Registry details Westpac shares are listed on the securities exchanges in Australia (ASX) and New Zealand (NZX) and as American Depository Receipts in New York. Westpac Convertible Preference Shares, Westpac Capital Notes, Westpac Capital Notes 2, Westpac Capital Notes 3, Westpac Capital Notes 4 and Westpac Subordinated Notes II are listed on the ASX. Westpac NZD Subordinated Notes are listed on the NZX. Important dates to note are set out below, subject to change. Payment of any distribution, dividend or interest payment is subject to the relevant payment conditions and the key dates for each payment will be confirmed to the ASX for securities listed on the ASX. Westpac Ordinary Shares (ASX code: WBC, NYSE code: WBK) New York ex-dividend date for final dividend 10 November 2017 Ex-dividend date for final dividend 13 November 2017 New York record date for final dividend 13 November 2017 Record date for final dividend 14 November 2017 8 December 20171 Annual General Meeting Final dividend payable 22 December 2017 Financial Half Year end 31 March 2018 Interim results and dividend announcement 7 May 2018 New York ex-dividend date for interim dividend 16 May 2018 Ex-dividend date for interim dividend 17 May 2018 New York record date for interim dividend 17 May 2018 Record date for interim dividend 18 May 2018 Interim dividend payable 4 July 2018 Financial Year end 30 September 2018 Final results and dividend announcement 5 November 2018 New York ex-dividend date for final dividend 9 November 2018 Ex-dividend date for final dividend 13 November 2018 New York record date for final dividend 13 November 2018 Record date for final dividend 14 November 2018 12 December 20181 Annual General Meeting Final dividend payable 21 December 2018 Westpac Convertible Preference Shares (ASX code: WBCPC) Ex-date for semi-annual dividend 22 March 2018 Record date for semi-annual dividend 23 March 2018 3 April 20182,4 Payment date for semi-annual dividend Ex-date for semi-annual dividend 20 September 2018 21 September 20183 Record date for semi-annual dividend 1 October 20182 Payment date for semi-annual dividend 1 Details regarding the location of the meeting and the business to be dealt with will be contained in a Notice of Meeting sent to shareholders in the November before the meeting. 2 Adjusted to next business day as payment date falls on a non-ASX business day. 3 Adjusted to immediately preceding business day as record date falls on a non-ASX business day. 4 The First Optional Redemption Date for Westpac CPS will be 31 March 2018. Redemption on this date is subject to APRA’s prior written consent. There can be no certainty that APRA will provide its consent and Westpac has not made any decision to redeem Westpac Convertible Preference Shares. 124 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results Other information Westpac Capital Notes (ASX code: WBCPD) Ex-date for quarterly distribution 29 November 2017 Record date for quarterly distribution 30 November 2017 Payment date for quarterly distribution 8 December 2017 Ex-date for quarterly distribution 27 February 2018 Record date for quarterly distribution 28 February 2018 Payment date for quarterly distribution 8 March 2018 Ex-date for quarterly distribution 30 May 2018 Record date for quarterly distribution 31 May 2018 Payment date for quarterly distribution 8 June 2018 Ex-date for quarterly distribution 30 August 2018 Record date for quarterly distribution 31 August 2018 10 September 20181 Payment date for quarterly distribution Ex-date for quarterly distribution 29 November 2018 Record date for quarterly distribution 30 November 2018 10 December 20181 Payment date for quarterly distribution Westpac Capital Notes 2 (ASX code: WBCPE) Ex-date for quarterly distribution 14 December 2017 Record date for quarterly distribution 15 December 2017 27 December 20171 Payment date for quarterly distribution Ex-date for quarterly distribution 14 March 2018 Record date for quarterly distribution 15 March 2018 Payment date for quarterly distribution 23 March 2018 Ex-date for quarterly distribution 14 June 2018 Record date for quarterly distribution 15 June 2018 25 June 20181 Payment date for quarterly distribution Ex-date for quarterly distribution 13 September 2018 14 September 20182 Record date for quarterly distribution 24 September 20181 Payment date for quarterly distribution Ex-date for quarterly distribution 13 December 2018 14 December 20182 Record date for quarterly distribution 24 December 20181 Payment date for quarterly distribution 1 Adjusted to next business day as payment date falls on a non-ASX business day. 2 Adjusted to immediately preceding business day as record date falls on a non-ASX business day. Westpac Group 2017 Full Year Financial Results Announcement | 125

2017 Full Year financial results Other information Westpac Capital Notes 3 (ASX code: WBCPF) Ex-date for quarterly distribution 13 December 2017 Record date for quarterly distribution 14 December 2017 Payment date for quarterly distribution 22 December 2017 Ex-date for quarterly distribution 13 March 2018 Record date for quarterly distribution 14 March 2018 Payment date for quarterly distribution 22 March 2018 Ex-date for quarterly distribution 13 June 2018 Record date for quarterly distribution 14 June 2018 Payment date for quarterly distribution 22 June 2018 Ex-date for quarterly distribution 13 September 2018 Record date for quarterly distribution 14 September 2018 24 September 20181 Payment date for quarterly distribution Ex-date for quarterly distribution 13 December 2018 Record date for quarterly distribution 14 December 2018 24 December 20181 Payment date for quarterly distribution Westpac Capital Notes 4 (ASX code: WBCPG) Ex-date for quarterly distribution 21 December 2017 Record date for quarterly distribution 22 December 2017 2 January 20181 Payment date for quarterly distribution Ex-date for quarterly distribution 21 March 2018 Record date for quarterly distribution 22 March 2018 3 April 20181 Payment date for quarterly distribution Ex-date for quarterly distribution 21 June 2018 Record date for quarterly distribution 22 June 2018 2 July 20181 Payment date for quarterly distribution Ex-date for quarterly distribution 20 September 2018 21 September 20182 Record date for quarterly distribution 1 October 20181 Payment date for quarterly distribution Ex-date for quarterly distribution 20 December 2018 21 December 20182 Record date for quarterly distribution 24 December 20181 Payment date for quarterly distribution 1 Adjusted to next business day as payment date falls on a non-ASX business day. 2 Adjusted to immediately preceding business day as record date falls on a non-ASX business day. 126 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results Other information Westpac Subordinated Notes II (ASX code: WBCHB) Ex-date for quarterly interest payment 13 November 2017 Record date for quarterly interest payment 14 November 2017 Payment date for quarterly interest payment 22 November 2017 Ex-date for quarterly interest payment 13 February 2018 Record date for quarterly interest payment 14 February 2018 Payment date for quarterly interest payment 22 February 2018 Ex-date for quarterly interest payment 11 May 2018 Record date for quarterly interest payment 14 May 2018 Payment date for quarterly interest payment 22 May 2018 Ex-date for quarterly interest payment 13 August 2018 Record date for quarterly interest payment 14 August 2018 22 August 20181 Payment date for quarterly interest payment Ex-date for quarterly interest payment 13 November 2018 Record date for quarterly interest payment 14 November 2018 22 November 20181 Payment date for quarterly interest payment Westpac NZD Subordinated Notes 11 (ASX code: WBC010) Ex-date for quarterly interest payment 20 November 2017 Record date for quarterly interest payment 21 November 2017 Payment date for quarterly interest payment 1 December 2017 Ex-date for quarterly interest payment 16 February 2018 Record date for quarterly interest payment 19 February 2018 Payment date for quarterly interest payment 1 March 2018 Ex-date for quarterly interest payment 21 May 2018 Record date for quarterly interest payment 22 May 2018 Payment date for quarterly interest payment 1 June 2018 Ex-date for quarterly interest payment 21 August 2018 Record date for quarterly interest payment 22 August 2018 3 September 20182 Payment date for quarterly interest payment Ex-date for quarterly interest payment 20 November 2018 Record date for quarterly interest payment 21 November 2018 3 December 20182 Payment date for quarterly interest payment 1 The First Optional Redemption Date for Westpac Subordinated Notes II will be 22 August 2018. Redemption on this date is subject to APRA’s prior written consent. There can be no certainty that APRA will provide its consent and Westpac has not made any decision to redeem Westpac Subordinated Notes II. 2 Adjusted to next business day as payment date does not fall on a day on which banks are open for general business in Wellington and Auckland, New Zealand and Sydney, Australia. Westpac Group 2017 Full Year Financial Results Announcement | 127

2017 Full Year financial results Other information Share Registries Australia Ordinary shares on the main register, Westpac Convertible Preference Shares, Westpac Capital Notes, Westpac Capital Notes 2, Westpac Capital Notes 3, Westpac Capital Notes 4 and Westpac Subordinated Notes II New Zealand Ordinary shares on the New Zealand branch register and Westpac NZD Subordinated Notes Link Market Services Limited Level 12, 680 George Street Sydney NSW 2000 Australia Postal Address: Locked Bag A6015, Sydney South NSW 1235 Website: www.linkmarketservices.com.au Email: westpac@linkmarketservices.com.au Telephone: 1800 804 255 (toll free in Australia) International: +61 1800 804 255 Facsimile: +61 2 9287 0303 Link Market Services Limited Level 11, Deloitte Centre, 80 Queen Street Auckland 1010 New Zealand Postal Address: P.O. Box 91976, Auckland 1142, New Zealand Website: www.linkmarketservices.co.nz Email: enquiries@linkmarketservices.co.nz Telephone: 0800 002 727 (toll free in New Zealand) International: +64 9 375 5998 Facsimile: +64 9 375 5990 New York Depositary in USA for American Depositary Shares BNY Mellon Shareholder Services PO Box 305000 Louiseville, KY 40233-5000, USA Website: www.mybnymdr.com Email: shrrelations@cpushareownerservices.com Telephone: +1 888 269 2377 (toll free in US) International: +1 201 680 6825 For further information contact: Media: David Lording, Group Head of Media Relations, +61 2 8219 8512 Analysts and Investors: Andrew Bowden, Head of Investor Relations, +61 2 8253 4008 128 | Westpac Group 2017 Full Year Financial Results Announcement

2017 Full Year financial results
Other information

6.7 Exchange rates

6.7.1 Exchange rates against A$

Twelve months to/as at	30 September 2017		30 September 2016	
Currency	Average	Spot	Average	Spot
US$	0.7620	0.7844	0.7367	0.7618
GBP	0.6016	0.5846	0.5193	0.5875
NZ$	1.0665	1.0867	1.0742	1.0487

Six months to/as at	30 September 2017		31 March 2017		30 September 2016	
Currency	Average	Spot	Average	Spot	Average	Spot
US$	0.7702	0.7844	0.7538	0.7646	0.7524	0.7618
GBP	0.5954	0.5846	0.6078	0.6124	0.5494	0.5875
NZ$	1.0731	1.0867	1.0599	1.0938	1.0643	1.0487

6.7.2 Westpac New Zealand division performance (A$ Equivalent to Section 3.5)

Westpac New Zealand operations provide banking, wealth and insurance products and services to New Zealand consumer, business and institutional customers. The New Zealand wealth business includes New Zealand Life Company and BT New Zealand. Results for the Second Half 2017, First Half 2017 and Second Half 2016 have been converted into Australian dollars (A$) at the average exchange rates each month, the average rates for the reporting periods are: 1.0730, 1.0599 and 1.0643 respectively.

$m	Half Year Sept 17	Half Year March 17	*% Mov't* Sept 17 - Mar 17	Full Year Sept 17	Full Year Sept 16	*% Mov't* Sept 17 - Sept 16
Net interest income	837	790	*6*	1,627	1,606	*1*
Non-interest income[1]	234	245	*(4)*	479	482	*(1)*
Net operating income	1,071	1,035	*3*	2,106	2,088	*1*
Operating expenses[1]	(442)	(461)	*(4)*	(903)	(889)	*2*
Core earnings	**629**	**574**	***10***	**1,203**	**1,199**	**-**
Impairment charges	37	35	*6*	72	(54)	*large*
Operating profit before tax	**666**	**609**	***9***	**1,275**	**1,145**	***11***
Tax and non-controlling interests	(185)	(174)	*6*	(359)	(320)	*12*
Cash earnings	**481**	**435**	***11***	**916**	**825**	***11***
Economic profit	236	185	*28*	421	362	*16*
Expense to income ratio[2]	41.39%	44.39%	*(300bps)*	42.86%	42.55%	*31bps*
Net interest margin[2]	2.08%	1.96%	*12bps*	2.02%	2.15%	*(13bps)*

$bn	As at 30 Sept 2017	As at 31 March 2017	*% Mov't* Sept 17 - Mar 17	As at 30 Sept 2017	As at 30 Sept 2016	*% Mov't* Sept 17 - Sept 16
Deposits[3]	53.7	51.9	*3*	53.7	54.9	*(2)*
Net loans	71.1	70.0	*2*	71.1	71.7	*(1)*
Deposit to loan ratio[2]	75.55%	74.25%	*130bps*	75.55%	76.56%	*(101bps)*
Total assets	81.3	79.6	*2*	81.3	82.1	*(1)*
TCE	100.1	97.9	*2*	100.1	101.2	*(1)*
Third party liquid assets	8.0	7.6	*5*	8.0	8.0	-
Average interest-earning assets[4]	80.1	80.9	*(1)*	80.5	74.7	*8*
Funds under management	7.7	7.1	*8*	7.7	7.1	*8*
Funds under administration	1.6	1.8	*(11)*	1.6	2.0	*(20)*

[1] *Comparatives have been restated for the accounting change to the Westpac New Zealand credit card rewards scheme (First Half 2017: $18 million, Second Half 2016: $16 million and First Half 2016: $17 million).*
[2] *Ratios calculated using NZ$.*
[3] *Deposits refer to total customer deposits.*
[4] *Averages are based on a six month period for the halves and a twelve month period for the full year.*

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2017 Full Year financial results
Other information

6.7.3 Impact of exchange rate movements on Group results

	Half Year Sept 17 vs Half Year Mar 17			Full Year Sept 17 vs Full Year Sept 16		
$m	Cash earnings growth	FX impact $m	Growth ex-FX	Cash earnings growth	FX impact $m	Growth ex-FX
Net interest income	4%	(13)	4%	2%	-	2%
Non-interest income	(9%)	7	(9%)	(1%)	(26)	(0%)
Net operating income	0%	(6)	0%	2%	(26)	2%
Operating expenses	2%	8	2%	2%	9	2%
Core earnings	**(1%)**	**2**	**(1%)**	**1%**	**(17)**	**1%**
Impairment charges	(27%)	-	(27%)	(24%)	1	(24%)
Operating profit before income tax	**1%**	**2**	**1%**	**4%**	**(16)**	**4%**
Income tax expense	2%	(1)	2%	6%	5	6%
Net profit	**1%**	**1**	**1%**	**3%**	**(11)**	**3%**
Net profit attributable to non-controlling interests	(60%)	-	(60%)	(53%)	-	(53%)
Cash earnings	**1%**	**1**	**1%**	**3%**	**(11)**	**3%**

6.7.4 Exchange rate risk on future NZ$ earnings

Westpac's policy in relation to the hedging of the future earnings of the Group's New Zealand division is to manage the economic risk where Westpac believes there is a likelihood of depreciation of NZ$ against A$. Westpac manages these flows over a time horizon under which up to 100% of the expected earnings for the following twelve months and 100% of the expected earnings for the subsequent twelve months can be hedged. As at 30 September 2017, Westpac has hedges in place for forecast First Half 2018 earnings (average rate $1.07) and for forecast up to July 2018 earnings (average rate $1.05).

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Glossary

7.0 Glossary

Shareholder value	
Average ordinary equity	Average total equity less average non-controlling interests.
Average tangible ordinary equity	Average ordinary equity less average goodwill and other intangible assets (excluding capitalised software).
Cash earnings per ordinary share	Cash earnings divided by the weighted average ordinary shares (cash earnings basis).
Cash ROE	Cash earnings divided by average ordinary equity.
Cash earnings to average tangible equity (ROTE)	Cash earnings divided by average tangible ordinary equity.
Dividend payout ratio – cash earnings	Ordinary dividend to be paid divided by cash earnings.
Dividend payout ratio – net profit	Ordinary dividend per share divided by net profit per share attributable to the owners of WBC.
Earnings per ordinary share	Net profit attributable to the owners of WBC divided by the weighted average ordinary shares (reported).
Economic profit – Divisions	Cash earnings less a capital charge calculated at 11% of allocated capital plus 70% of the value of Australian tax expense.
Economic profit – Group	Cash earnings less a capital charge calculated at 11% of average ordinary equity plus a value on franking credits calculated as 70% of the Group's Australian tax expense.
Fully franked dividends per ordinary shares (cents)	Dividends paid out of retained profits which carry a credit for Australian company income tax paid by Westpac.
Net tangible assets per ordinary share	Net tangible assets (total equity less goodwill and other intangible assets less minority interests) divided by the number of ordinary shares on issue (reported).
Return on equity (ROE)	Net profit attributable to the owners of WBC divided by average ordinary equity.
Weighted average ordinary shares (cash earnings)	Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period.
Weighted average ordinary shares (reported)	Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period less Westpac shares held by the Group ('Treasury shares').
Productivity and efficiency	
Expense to income ratio	Operating expenses divided by net operating income.
Full-time equivalent employees (FTE)	A calculation based on the number of hours worked by full and part-time employees as part of their normal duties. For example, the full-time equivalent of one FTE is 76 hours paid work per fortnight.
Revenue per FTE	Total operating income divided by the average number of FTE for the period.
Business performance	
Average interest-earning assets	The average balance of assets held by the Group that generate interest income. Where possible, daily balances are used to calculate the average balance for the period.
Average interest-bearing liabilities	The average balance of liabilities owed by the Group that incur an interest expense. Where possible, daily balances are used to calculate the average balance for the period.
Divisional margin	Net interest income (including capital benefit) for a division as a percentage of the average interest earning assets for that division.
Net interest margin	Calculated by dividing net interest income by average interest-earning assets.
Net interest spread	The difference between the average yield on all interest-earning assets and the average rate paid on interest bearing liabilities.
Capital adequacy	
Common equity tier 1 capital ratio	Total common equity capital divided by risk weighted assets, as defined by APRA.
Credit risk weighted assets (Credit RWA)	Credit risk weighted assets represent risk weighted assets (on-balance sheet and off-balance sheet) that relate to credit exposures and therefore exclude market risk, operational risk, interest rate risk in the banking book and other assets.
Internationally comparable capital ratios	Internationally comparable regulatory capital ratios are Westpac's estimated ratios after adjusting the capital ratios determined under APRA Basel III regulations for various items. Analysis aligns with the APRA study titled "International capital comparison study" dated 13 July 2015.

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2017 Full Year financial results Glossary Risk weighted assets (RWA) Assets (both on and off-balance sheet) are risk weighted according to each asset’s inherent potential for default and what the likely losses would be in case of default. In the case of non-asset backed risks (ie. market and operational risk), RWA is determined by multiplying the capital requirements for those risks by 12.5. Tier 1 capital ratio Total regulatory capital ratio Total Tier 1 capital divided by risk weighted assets, as defined by APRA. Total regulatory capital divided by risk weighted assets, as defined by APRA. Committed Liquidity Facility (CLF) High Quality Liquid Assets (HQLA) Liquidity Coverage Ratio (LCR) The RBA makes available to Australian Authorised Deposit-taking Institutions a CLF that, subject to qualifying conditions, can be accessed to meet LCR requirements under APS210 Liquidity. Assets which meet APRA’s criteria for inclusion as HQLA in the numerator of the LCR. An APRA requirement to maintain an adequate level of unencumbered high quality liquid assets, to meet liquidity needs for a 30 calendar day period under an APRA-defined severe stress scenario. Absent a situation of financial stress, the value of the LCR must not be less than 100%, effective 1 January 2015. LCR is calculated as the percentage ratio of stock of HQLA and CLF over the total net cash out-flows in a modelled 30 day defined stressed scenario. The NSFR is defined as the ratio of the amount of available stable funding (ASF) to the amount of required stable funding (RSF) defined by APRA. The amount of ASF is the portion of an ADI’s capital and liabilities expected to be a reliable source of funds over a one year time horizon. The amount of RSF is a function of the liquidity characteristics and residual maturities of an ADI’s assets and off-balance sheet activities. When it is implemented by APRA from 1 January 2018, ADI’s must maintain an NSFR of at least 100%. Net Stable Funding Ratio (NSFR) HQLA and non LCR qualifying liquid assets, but excludes internally securitised assets that are eligible for a repurchase agreement with the RBA and RBNZ. Third party liquid assets Total liquid assets Third party liquid assets and internally securitised assets that are eligible for a repurchase agreement with a central bank. 90 days past due and not impaired Includes facilities where: contractual payments of interest and / or principal are 90 or more calendar days overdue, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days (including accounts for customers who have been granted hardship assistance); or an order has been sought for the customer’s bankruptcy or similar legal action has been instituted which may avoid or delay repayment of its credit obligations; and the estimated net realisable value of assets / security to which Westpac has recourse is sufficient to cover repayment of all principal and interest, or where there are otherwise reasonable grounds to expect payment in full and interest is being taken to profit on an accrual basis. These facilities, while in default, are not treated as impaired for accounting purposes. Collectively assessed provisions (CAPs) Loans not found to be individually impaired or significant will be collectively assessed in pools of similar assets with similar risk characteristics. The size of the provision is an estimate of the losses already incurred and will be estimated on the basis of historical loss experience for assets with credit characteristics similar to those in the collective pool. The historical loss experience will be adjusted based on current observable data. Included in the collectively assessed provision is an economic overlay provision which is calculated based on changes that occurred in sectors of the economy or in the economy as a whole. Impaired assets Includes exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on an assessment of the customer’s outlook, cash flow, and the net realisation of value of assets to which recourse is held: facilities 90 days or more past due, and full recovery is in doubt: exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days; non-accrual assets: exposures with individually assessed impairment provisions held against them, excluding restructured loans; restructured assets: exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer; other assets acquired through security enforcement (includes other real estate owned): includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; and any other assets where the full collection of interest and principal is in doubt. 132 | Westpac Group 2017 Full Year Financial Results Announcement Asset quality Funding and liquidity Capital adequacy (cont’d)

2017 Full Year financial results
Glossary

Asset quality (cont'd)	
Individually assessed provisions (IAPs)	Provisions raised for losses that have already been incurred on loans that are known to be impaired and are assessed on an individual basis. The estimated losses on these impaired loans is based on expected future cash flows discounted to their present value and, as this discount unwinds, interest will be recognised in the income statement.
Stressed assets	Watchlist and substandard, 90 days past due and not impaired and impaired assets.
Total committed exposure (TCE)	Represents the sum of the committed portion of direct lending (including funds placement overall and deposits placed), contingent and pre-settlement risk plus the committed portion of secondary market trading and underwriting risk.
Watchlist and substandard	Loan facilities where customers are experiencing operating weakness and financial difficulty but are not expected to incur loss of interest or principal.
Other	
Credit Value Adjustment (CVA)	CVA adjusts the fair value of over-the-counter derivatives for credit risk. CVA is employed on the majority of derivative positions and reflects the market view of the counterparty credit risk. A Debit Valuation Adjustment (DVA) is employed to adjust for our own credit risk.
Divisional results	Divisional results are presented on a management reporting basis. Internal charges and transfer pricing adjustments are included in the performance of each division reflecting the management structure rather than the legal entity (these results cannot be compared to results for individual legal entities). Where management reporting structures or accounting classifications have changed, financial results for comparative periods have been revised and may differ from results previously reported. Overhead costs are allocated to revenue generating divisions. The Group's internal transfer pricing frameworks facilitate risk transfer, profitability measurement, capital allocation and divisional alignment, tailored to the jurisdictions in which the Group operates. Transfer pricing allows the Group to measure the relative contribution of products and divisions to the Group's interest margin and other dimensions of performance. Key components of the Group's transfer pricing frameworks are funds transfer pricing for interest rate and liquidity risk and allocation of basis and contingent liquidity costs, including capital allocation.
First Half 2017	Six months ended 31 March 2017.
Full Year 2017	Twelve months ended 30 September 2017.
Full Year 2016	Twelve months ended 30 September 2016.
Funding Valuation Adjustment (FVA)	FVA reflects the estimated present value of the future market funding cost or benefit associated with funding uncollateralised derivatives.
Lloyds'	Refers to the acquisition of select Australian businesses of Lloyds' Banking Group including Capital Finance Australia Limited and BOS International (Australia) Ltd on 31 December 2013.
Net Promoter Score (NPS)	Net Promoter Score measures the net likelihood of recommendation to others of the customer's main financial institution for retail or business banking. Net Promoter ScoreSM is a trademark of Bain & Co Inc., Satmetrix Systems, Inc., and Mr Frederick Reichheld. • For retail banking, using a scale of 1 to 10 (1 means 'extremely unlikely' and 10 means 'extremely likely'), the 1-6 raters (detractors) are deducted from the 9-10 raters (promoters); and • For business banking, using a scale of 0 to 10 (0 means 'extremely unlikely' and 10 means 'extremely likely'), the 0-6 raters (detractors) are deducted from the 9-10 raters (promoters).
Prior corresponding period	Refers to the six months ended 30 September 2016.
Prior half / Prior period	Refers to the six months ended 31 March 2017.
Run-off	Scheduled and unscheduled repayments and debt repayments (from for example property sales, external refinancing), net of redraws.
Second Half 2017	Six months ended 30 September 2017.
Women in Leadership	Women in Leadership refers to the proportion of women (permanent and maximum term) in leadership roles across the Group. It includes the CEO, Group Executive, General Managers, senior leaders with significant influence on business outcomes, (direct reports to General Managers and their direct reports), large (3+) team people leaders three levels below General Manager, and Bank and Assistant Bank Managers.

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